                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           THE NEW YORK TIMES COMPANY
             (Exact name of Registrant as specified in its charter)

                          NEW YORK                                                     13-1102020
              (State or other jurisdiction of                                        (IRS Employer
               incorporation or organization)                                     Identification No.)

                         ------------------------------

                              229 WEST 43RD STREET
                               NEW YORK, NY 10036
                                 (212) 556-1234
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                         ------------------------------

                              SOLOMON B. WATSON IV
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           THE NEW YORK TIMES COMPANY
                              229 WEST 43RD STREET
                               NEW YORK, NY 10036
                                 (212) 556-1234
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

            SAMUEL S. FRIEDMAN                           ALAN J. SINSHEIMER
              HOWARD A. KENNY                             ROBERT S. RISOLEO
        Morgan, Lewis & Bockius LLP                      Sullivan & Cromwell
              101 Park Avenue                             125 Broad Street
            New York, NY 10178                           New York, NY 10004
              (212) 309-6000                               (212) 558-4000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE OFFERING                    AMOUNT OF
                SECURITIES TO BE REGISTERED                              PRICE(1)                     REGISTRATION FEE
Class C common stock, $0.10 par value                                  $100,000,000                        $26,400

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED JANUARY 28, 2000.

                                     [LOGO]

                                          Shares

               THE NEW YORK TIMES COMPANY--TIMES COMPANY DIGITAL

                                  Common Stock

                                ---------------

    This is an initial public offering of shares of a new class of common stock of The New York Times Company. We intend these shares to reflect the performance of Times Company Digital, or TCD, our Internet business division. TCD stock will vote together with our Class A stock, which has limited voting rights. The relative voting power of TCD stock will fluctuate depending on its market value from time to time as compared to the market value of our Class A stock.

    At our request, the underwriters have reserved at the initial public
offering price up to          shares of TCD stock for sale to holders of Class B
stock and to our current employees and directors.

    Prior to this offering, there has been no public market for TCD stock. We
anticipate that the initial public offering price will be between $      and
$      per share.

    We intend to list TCD stock on the New York Stock Exchange under the symbol "TCD".

    SEE "RISK FACTORS" BEGINNING ON PAGE 12 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF TCD STOCK.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                                                              Per Share      Total
                                                              ----------   ---------
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to The New York Times Company....   $           $

    To the extent that the underwriters sell more than       shares of TCD
stock, the underwriters have the option to purchase up to an additional shares from us at the initial public offering price, less the underwriting discount.

    The underwriters expect to deliver the shares in New York, New York on , 2000.

                               ------------------

GOLDMAN, SACHS & CO.

                   J.P. MORGAN & CO.

                                       ROBERTSON STEPHENS

                               ------------------

                     Prospectus dated              , 2000.

                                   [ARTWORK]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IN THIS PROSPECTUS:

    - "WE", "US", "OUR" AND "THE TIMES" REFER TO THE NEW YORK TIMES COMPANY AND ITS SUBSIDIARIES.

    - "TCD" REFERS TO TIMES COMPANY DIGITAL, WHICH IS THE INTERNET BUSINESS DIVISION OF THE TIMES.

    - "NYT" REFERS TO THE ASSETS, LIABILITIES AND BUSINESSES OF THE TIMES OTHER THAN TCD. NYT ALSO INCLUDES A RETAINED INTEREST IN TCD.

    - REFERENCES TO FISCAL YEARS ARE TO OUR FISCAL YEAR WHICH ENDS ON THE LAST SUNDAY IN DECEMBER OF EACH CALENDAR YEAR. FOR EXAMPLE, "FISCAL 1998" REFERS TO THE TWELVE MONTHS ENDED DECEMBER 27, 1998.

                             TIMES COMPANY DIGITAL

    TCD is a leading online provider of quality news, information and community through its network of branded websites, the flagship of which is THE NEW YORK TIMES ON THE WEB (nytimes.com). TCD targets what it refers to as the "quality audience", a worldwide audience of highly educated and affluent individuals who are united by shared values and interests. TCD offers advertisers the ability to precisely target the quality audience at premium rates. TCD's websites attracted in excess of 138 milion page views in December 1999.

    Each of TCD's websites is positioned to be a category leader. In December 1999, nytimes.com had approximately 90.7 million page views. In that month, the average nytimes.com user spent 36.4 minutes on the site, according to Media Metrix. Nytimes.com has over 10 million unique registered users, and is currently adding over 400,000 new registered users per month. NYToday.com, a daily guide to life in New York City, and The New York Times Learning Network, a key Internet resource for teachers, parents and students, are each brand extensions created by nytimes.com. Boston.com was one of the most visited regional portals in the United States in the fourth quarter of 1999, according to Media Metrix. GolfDigest.com and WineToday.com, two special interest sites, are well positioned to play leading roles in the lucrative golf and wine markets. TCD's proprietary ABUZZ technology, deployed on abuzz.com and on each of the websites across TCD's network, facilitates interaction and fosters community among users.

TCD'S COMPETITIVE STRENGTHS

    We believe the key competitive strengths of TCD are:

    QUALITY AUDIENCE. TCD directs its Internet offerings to what it believes is one of the most valuable user bases on the Internet: the quality audience. We define the quality audience by a set of behavioral attributes, including a respect for knowledge and lifelong learning, a global perspective on news and finance, a curiosity about science and technology, a love of travel and an appreciation for culture and the arts. Although the quality audience is not defined by rigid demographic criteria, its members tend to be affluent and highly educated. This audience has an affinity for other like-minded individuals, based not on geography but on shared values and interests.

    QUALITY BRANDS. TCD brings to the Internet established and powerful brands that are leaders in their respective categories and target demographics. Our brands, THE NEW YORK TIMES, THE BOSTON GLOBE and GOLF DIGEST, have been built through decades of investment and promotion, and each will continue to be supported by NYT's reporters, editors and infrastructure. TCD is building and extending these print brands into well-recognized Internet brands.

    QUALITY CONTENT. TCD draws upon the extensive content creating capabilities of NYT for quality news and information over a wide range of general and special interest areas. TCD's 82 full-time newsroom employees adapt this content and create original content for its websites.

    QUALITY NETWORK. TCD is using its valuable assets to build and sustain a quality network. These assets include not only respected brands and content, but sophisticated technologies that can lead the quality audience to coalesce into a true online community. We believe the ABUZZ technology will be an important unifying element of TCD's network of owned and affiliated websites and its quality audience.

    RELATIONSHIP WITH NYT. In addition to the content creation and brand strength of NYT, TCD also benefits from NYT's large and successful advertising sales forces, strong relationships with high-end advertisers and extensive classified advertising operations.

TCD'S STRATEGY

    TCD's objective is to be the Internet's quality network by attracting and retaining the quality audience, serving more of the information needs of this audience and fostering community building within it. We believe that TCD will continue to be a preferred means for advertisers and merchants to reach this audience.

    TCD's strategy to achieve this objective includes the following key elements:

    - EXPAND ITS USER BASE by promoting its websites through extensive media campaigns, positioning its existing brands to attract the quality audience, and developing valuable new Internet brands;

    - DEEPEN THE USER RELATIONSHIP by adapting content to better serve the quality audience online, building community among its users by enabling them to interact, and exploring strategic alliances and acquisitions to enhance TCD's network; and

    - REALIZE THE VALUE OF THE NETWORK by offering more precise targeting opportunities to advertisers and e-commerce merchants, complementing traditional advertising revenue with more diverse revenue streams, and fully utilizing the resources and infrastructure of NYT.

TCD'S BUSINESS MODEL

    TCD's business model is based on the following revenue streams:

    - selling high value targeted advertising and sponsorships;

    - entering into broad e-commerce relationships with merchants;

    - distributing the classified listings of THE NEW YORK TIMES and THE BOSTON GLOBE;

    - offering advertisers access to TCD's audience through e-mail based permission marketing; and

    - providing online access to the text and photo archives of NYT's publications.

TCD STOCK

    We intend our Class C stock, which we call our TCD stock, to track the performance of TCD. We intend our Class A stock and Class B stock, which we call our NYT stock, to track the performance of NYT. From a financial reporting standpoint, we have separated TCD, our Internet business division, from NYT, which includes the rest of our businesses. NYT also includes a retained interest in TCD which is currently 100%. This retained interest will decline to reflect the initial issuance of TCD stock in this offering as well as any future issuance. We are offering shares of TCD stock, but we are not offering any shares of NYT stock.

    TCD's principal offices are located at 1120 Avenue of the Americas, New York, New York 10036. TCD's telephone number is (212) 597-8001.

                           THE NEW YORK TIMES COMPANY

    We are a diversified media company, including newspapers, television and radio stations, magazines, electronic information and publishing and forest products investments. Our businesses include:

    - NEWSPAPERS. THE NEW YORK TIMES; New England newspapers comprised of THE BOSTON GLOBE, a daily newspaper, the BOSTON SUNDAY GLOBE and the TELEGRAM & GAZETTE, a daily newspaper in Worcester, Massachusetts; regional newspapers comprised of 18 other daily and three non-daily newspapers in Alabama, California, Florida, Louisiana, North Carolina and South Carolina; newspaper distributors in the New York City and Boston metropolitan areas; various newspaper online products; news, photo and graphics services and news and features syndication; TIMESFAX; THE NEW YORK TIMES INDEX; and licensing of electronic databases and microform, CD-ROM products, and the trademarks and copyrights of THE NEW YORK TIMES and THE BOSTON GLOBE.

    - BROADCASTING. Television stations WTKR in Norfolk, Virginia; WREG in Memphis, Tennessee; KFOR in Oklahoma City, Oklahoma; WNEP in Scranton, Pennsylvania; WHO in Des Moines, Iowa; WHNT in Huntsville, Alabama; WQAD in Moline, Illinois; and KFSM in Fort Smith, Arkansas. Radio stations WQXR(FM) and WQEW(AM) in New York City.

    - MAGAZINES. GOLF DIGEST; GOLF DIGEST WOMAN; GOLF WORLD; and GOLF SHOP OPERATIONS.

    - FOREST PRODUCTS INVESTMENTS AND OTHER JOINT VENTURES. Minority equity interests in a Canadian newsprint company and a supercalendered paper manufacturing partnership in Maine, and a 50% interest in the INTERNATIONAL HERALD TRIBUNE.

    Our principal executive offices are located at 229 West 43rd Street, New York, New York 10036. Our telephone number is (212) 556-1234.

                                  THE OFFERING

TCD STOCK OFFERED:                       shares, which includes up to       shares reserved at the
                                         initial public offering price for sale to holders of Class
                                         B stock and to our current employees and directors.

SHARES OF TCD STOCK ISSUABLE IN RESPECT
  OF NYT'S RETAINED INTEREST AFTER THE
  OFFERING:                              shares, which includes       shares of TCD stock issuable
                                         to the former shareholders of Abuzz Technologies, Inc., a
                                         company acquired by TCD in July 1999, in exchange for
                                         shares of a subsidiary of The Times that were issued to
                                         them in connection with the acquisition.

TOTAL NUMBER OF SHARES OF TCD STOCK
  DEEMED OUTSTANDING AFTER THE
  OFFERING:                              shares, which includes the offered shares and shares
                                         issuable in respect of NYT's retained interest, but does
                                         not include shares of TCD stock that have been reserved
                                         for issuance in respect of outstanding options under the
                                         TCD stock option plan.

USE OF PROCEEDS:                         The net proceeds from this offering are estimated to be
                                         approximately $         million, or approximately
                                         $         million if the underwriters exercise in full
                                         their option to purchase additional shares of TCD stock,
                                         all of which we will allocate to TCD. TCD will use the net proceeds for general corporate purposes, including
                                         promotion and advertising and domestic and international
                                         expansion.

PROPOSED NEW YORK STOCK EXCHANGE
  SYMBOL:                                "TCD"

                               WHAT IS TCD STOCK?

TCD STOCK:                               TCD stock is what is sometimes referred to as tracking
                                         stock. Tracking stock is a type of common stock that is
                                         intended to reflect or track the performance of a
                                         particular business. In this case, TCD stock is intended
                                         to track the performance of TCD.

                                         From a financial reporting standpoint, we have separated
                                         TCD from the rest of our businesses, and we have allocated all our consolidated assets, liabilities, revenue,
                                         expenses and cash flow between TCD and NYT.

                                         Although we intend TCD stock to reflect the performance of
                                         TCD, holders of TCD stock will be common stockholders of
                                         The Times and thus subject to all the risks associated
                                         with an investment in The Times and all its businesses,
                                         assets and liabilities.

RETAINED INTEREST:                       We intend the TCD stock being offered to represent     %
                                         of the equity of TCD, or     % if the underwriters
                                         exercise in full their option to purchase additional
                                         shares. The remaining     % is referred to as NYT's
                                         retained interest in TCD.

VOTING RIGHTS:                           The holders of TCD stock will have limited voting rights,
                                         which entitle them to vote as follows:

                                         - together with the holders of Class A stock, voting as a
                                         single class, for the election of 30% of The Times's board of directors;

                                         - together with all the other common stockholders of The
                                           Times, voting together and not as separate classes, on:

                                             - ratification of the selection of our independent
                                               auditors;

                                             - certain acquisitions involving related parties or
                                             the issuance of stock; and

                                             - the reservation of stock for options to be granted
                                             to officers, directors or employees; and

                                         - otherwise as required by law.

                                         Each share of TCD stock will have a number of votes equal
                                         to the average market value of a share of TCD stock
                                         divided by the average market value of a share of Class A
                                         stock over a specified 20 trading day period prior to the
                                         date of the vote, provided that holders of TCD stock as a
                                         class may cast no more than 40% of the total votes to be
                                         cast by holders of TCD stock and Class A stock combined.

                                         The holders of Class B stock, voting as a separate class,
                                         will be entitled to vote for the election of 70% of our
                                         board of directors. Except as required by law, the holders of Class B

                                         stock are also entitled to vote on all other matters to
                                         the exclusion of all other classes of our common stock.

DIVIDENDS:                               We currently do not expect to pay any dividends on TCD
                                         stock for the foreseeable future. We currently intend to
                                         continue to pay quarterly dividends on NYT stock.

IF WE DISPOSE OF 80% OR MORE OF THE
  ASSETS OF TCD:                         If we dispose of 80% or more of the assets of TCD on a
                                         then-current fair value basis, we must choose one of the
                                         following alternatives:

                                         - pay a dividend to the holders of TCD stock in an amount
                                           equal to a proportionate interest in the net proceeds of
                                           the disposition;

                                         - redeem from holders of TCD stock, for an amount equal to a proportionate interest in the net proceeds of the
                                           disposition, outstanding shares of TCD stock; or

                                         - issue Class A stock in exchange for all the outstanding
                                         TCD stock at a 10% premium to the value of the TCD stock
                                           being exchanged.

                                         To determine the exchange rate that will result in an
                                         exchange at a 10% premium, we will value Class A stock and
                                         TCD stock based on their average market values over a
                                         specified 20 trading day period ending before the
                                         exchange.

                                         We will not be required to do any of the above if:

                                         - the sale is in connection with the liquidation of The
                                           Times; or

                                         - the sale is in exchange for equity securities of an
                                         entity primarily engaged in a business similar or
                                           complementary to TCD.

                                         At any time within one year after completing any dividend
                                         or partial redemption of the kind referred to above, we
                                         will have the right to issue shares of Class A stock in
                                         exchange for outstanding shares of TCD stock at a 10%
                                         premium. The exchange ratio that will result in a 10%
                                         premium will be calculated based on the average market
                                         value of Class A stock as compared to the average market
                                         value of TCD stock over a specified 20 trading day period
                                         ending before the date on which The Times mails the notice of exchange to holders of the TCD stock.

IF WE DISPOSE OF LESS THAN 80% OF THE
  ASSETS OF TCD:                         The proceeds from any disposition of assets of TCD that
                                         does not comprise 80% or more of the then-current fair
                                         value of the assets attributed to TCD will be allocated to
                                         TCD as an asset of TCD.

WE MAY EXCHANGE SHARES OF OUR CLASS A
  STOCK FOR SHARES OF TCD STOCK:         We will have the right to issue shares of Class A stock in exchange for all outstanding TCD stock at a 15% premium at any time on or after January 1, 2003. To determine the
                                         exchange rate that will result in an exchange at a 15%
                                         premium, we will value Class A stock and TCD stock based
                                         on their average market values over a specified
                                         20 trading day period ending before the exchange. No
                                         premium will be payable if we make the exchange at any
                                         time after the aggregate market value of the outstanding
                                         TCD stock shall have exceeded the aggregate market value
                                         of the outstanding NYT stock for any consecutive 20
                                         trading day period. We will assume the conversion of
                                         Class B stock into Class A stock for purposes of the
                                         calculation.

WE MAY EXCHANGE SHARES OF COMMON STOCK
  OF A SUBSIDIARY FOR SHARES OF TCD
  STOCK IN CONNECTION WITH A SPIN-OFF
  OF THE SUBSIDIARY:                     We will have the right, at any time, to exchange common
                                         stock of a subsidiary of The Times for TCD stock so long
                                         as the assets and liabilities of TCD are held directly or
                                         indirectly by the subsidiary. In such event, holders of
                                         TCD stock will receive a class of common stock in the
                                         subsidiary that possesses voting rights with respect to
                                         the subsidiary that are generally comparable to the voting rights that TCD stock has with respect to The Times,
                                         except that such stock will have a fixed one vote per
                                         share on matters on which it is entitled to vote. The
                                         Times will distribute the remaining shares of the
                                         subsidiary to the holders of Class A stock and Class B
                                         stock, with the holders of Class A stock receiving shares
                                         of the same class as the shares issued to the holders of
                                         TCD stock and the holders of Class B stock receiving
                                         shares of a separate class of common stock of the
                                         subsidiary that possesses voting rights with respect to
                                         the subsidiary that are generally comparable to the voting rights that Class B stock has with respect to The Times.

LIQUIDATION:                             Upon a liquidation of The Times, holders of NYT stock and
                                         TCD stock will be entitled to receive the net assets of
                                         The Times, if any, remaining for distribution to
                                         stockholders after payment or provision for all
                                         liabilities of The Times and payment of the liquidation
                                         preference payable to holders of our outstanding preferred stock, if any. Amounts due upon liquidation in respect of
                                         shares of NYT stock and TCD stock will be distributed pro
                                         rata in accordance with their respective average market
                                         values over a specified 20 trading day period prior to the liquidation, valuing the Class B stock at the market value of Class A stock.

TRACKING STOCK POLICIES:                 Our board of directors has adopted tracking stock policies with respect to the ongoing relationship between TCD and
                                         NYT, and the allocation of our businesses, assets and
                                         liabilities. In the future, the board of directors, or the capital stock committee acting on its behalf, may, in its
                                         discretion, allocate businesses, assets or liabilities to
                                         TCD, or dispose of or transfer businesses, assets or
                                         liabilities from TCD, subject to these tracking stock
                                         policies.

                                         The tracking stock policies also contain provisions that
                                         set general parameters for:

                                         - loans, asset transfers and commercial transactions
                                         between TCD and NYT; and

                                         - specified extraordinary transactions, including
                                         repurchases of TCD stock.

                                         Although we have no present intention to do so, we may
                                         modify, suspend, rescind or add to the tracking stock
                                         policies in the sole discretion of our board of directors
                                         without the approval of our stockholders. The board of
                                         directors, or the capital stock committee acting on its
                                         behalf, may also adopt additional policies depending upon
                                         the circumstances.

CAPITAL STOCK COMMITTEE:                 The board of directors has, effective upon consummation of this offering, established a committee of the board of
                                         directors known as the capital stock committee. The board
                                         of directors will delegate to the capital stock committee
                                         the authority to, and the capital stock committee will,
                                         interpret, make determinations under, and oversee the
                                         implementation of the tracking stock policies and
                                         inter-group agreements and otherwise make decisions in
                                         areas that may have disparate impacts on holders of NYT
                                         stock and TCD stock. Any such decision will be made by the capital stock committee in good faith and in a manner
                                         consistent with its fiduciary duties to us and to all of
                                         our common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our
                                         common stock, including the holders of TCD stock.

ADVISORY BOARD:                          TCD will have an advisory board that consists of senior
                                         management of The Times and TCD and professionals from the
                                         Internet industry. The advisory board will consult with
                                         TCD management regarding TCD's business and various
                                         strategic initiatives.

                                  RISK FACTORS

    You should carefully consider the risk factors described below, beginning on page 12 of this prospectus, as well as the other information included or incorporated by reference in this prospectus, before buying shares of TCD stock.

                      SUMMARY FINANCIAL INFORMATION OF TCD

    The following summary financial information of TCD should be read in conjunction with TCD's combined financial statements and the related notes, "Selected Financial Data of TCD" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of TCD" appearing elsewhere in this prospectus, and with The Times's consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of The Times incorporated by reference in this prospectus.

                                     NINE MONTHS ENDED                                     YEARS ENDED
                              -------------------------------   -----------------------------------------------------------------
                              SEPTEMBER 26,    SEPTEMBER 27,     DECEMBER 27,     DECEMBER 28,     DECEMBER 29,     DECEMBER 30,
                                   1999             1998             1998             1997             1996             1995
                              --------------   --------------   --------------   --------------   --------------   --------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenue.....................     $ 15,327         $10,359          $14,174          $10,126          $  6,071         $    101
Costs and expenses..........       35,268          20,889           31,758           17,208            11,679            6,521
                                 --------         -------          -------          -------          --------         --------
Operating loss..............      (19,941)        (10,530)         (17,584)          (7,082)           (5,608)          (6,420)
Interest expense, net.......          (15)             --               --               --                --               --
                                 --------         -------          -------          -------          --------         --------
Loss before income taxes....      (19,956)        (10,530)         (17,584)          (7,082)           (5,608)          (6,420)
Income tax benefit..........        8,215           4,896            8,177            3,321             2,602            3,005
                                 --------         -------          -------          -------          --------         --------
Net loss....................     $(11,741)        $(5,634)         $(9,407)         $(3,761)         $ (3,006)        $ (3,415)
                                 ========         =======          =======          =======          ========         ========
Pro forma loss per notional
  share of TCD stock (1):
  Basic and diluted.........
Pro forma weighted average
  notional shares of TCD
  stock outstanding (1):
  Basic and diluted.........

OTHER DATA:
Capital expenditures........     $  2,656         $ 2,360          $ 2,796          $   930          $    441         $  1,100
EBITDA (2)..................      (18,019)         (9,686)         (16,387)          (6,610)           (5,230)          (6,361)

                                AS OF SEPTEMBER 26, 1999
                               ---------------------------
                                ACTUAL    AS ADJUSTED (3)
                               --------   ----------------
                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....  $     23       $
Working capital (deficit)....    (5,430)
Total assets.................    41,960
Total liabilities............    12,523
Divisional equity............    29,437

------------------------------

(1) Pro forma loss per notional share of TCD stock is calculated by dividing net loss by the pro forma weighted average notional shares of TCD stock outstanding, which includes shares of TCD stock issuable in respect of NYT's retained interest in TCD.

(2) "EBITDA" is defined as net loss before net interest expense, income tax benefit, and depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of funds available to a business, although it is not a measure of liquidity or of financial performance under generally accepted accounting principles. We believe that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under generally accepted accounting principles.

(3) Adjusted to give effect to this offering and the application of the net proceeds, determined at an assumed initial public offering price of
    $         per share, the mid-point of the range of initial public offering prices set forth on the cover page of this prospectus, as described under "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS DESCRIBED BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE BUYING SHARES OF TCD STOCK. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING TCD. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR THE BUSINESS OPERATIONS OF TCD. THE BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF TCD COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF TCD STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISK FACTORS RELATING TO TCD

TCD HAS A VERY LIMITED OPERATING HISTORY

    TCD has a very limited operating history on which an investor can evaluate its business. You must consider the risks, expenses and difficulties TCD can be expected to encounter in the new and rapidly evolving Internet advertising and e-commerce markets. These risks include TCD's ability to:

    - sustain growth;

    - implement its business model;

    - retain existing advertisers and attract new advertisers;

    - attract, retain and motivate qualified personnel;

    - anticipate and adapt to rapid changes in its markets;

    - maintain and enhance its systems to support growth of operations and increasing user traffic;

    - introduce new and enhanced services and products;

    - minimize technical difficulties, system downtime and the effect of Internet brown-outs; and

    - respond to changes in government regulation.

TCD EXPECTS TO INCUR SUBSTANTIAL NET LOSSES FOR THE FORESEEABLE FUTURE

    TCD incurred net losses of $11.7 million for the nine months ended September 26, 1999, and $9.4 million for fiscal 1998. We believe that TCD's continued growth will depend in large part on its ability to dramatically increase its level of marketing and promotional expenditures. We also expect that TCD will invest heavily to further develop its websites, technology and operating systems. As a result, we expect TCD to incur substantial net losses for the foreseeable future. Although TCD's revenue has grown rapidly in recent periods, TCD's growth may not continue and may not lead to profitability.

TCD DEPENDS ON ADVERTISING AS A PRINCIPAL SOURCE OF ITS REVENUE

    We expect that advertising revenue will be the principal source of TCD's revenue for the foreseeable future. TCD generates its advertising revenue from advertisers and advertising agencies that purchase space on its websites. Loss of advertisers or advertising agencies would reduce TCD's revenue.

    Advertisers and advertising agencies typically purchase advertising under agreements that run for a limited time and can be terminated by the advertiser or advertising agency with little notice and no penalty. We cannot be certain that current advertisers and advertising agencies will continue to purchase advertising from TCD, that TCD will be able to attract additional advertisers and advertising agencies successfully, or that agencies and advertisers will make timely payment of amounts due to TCD.

    TCD's ability to generate advertising revenue will also depend on other factors, including:

    - the amount of traffic on TCD's network of websites;

    - TCD's ability to achieve, demonstrate and maintain attractive user demographics;

    - the pricing of advertising on other Internet sites;

    - TCD's ability to develop and retain a skilled advertising sales force;

    - TCD's use of and access to NYT's advertising sales force; and

    - the continued development of the Internet as an advertising medium.

    Advertising based on impressions, or the number of times an advertisement is delivered to users, represents a significant portion of TCD's current revenue. To the extent that minimum impression levels are not achieved for any reason, TCD may be required to continue to display the advertisement for an extended period, which could reduce its advertising inventory and revenue.

TCD'S ABUZZ APPLICATION WILL REQUIRE SIGNIFICANT INVESTMENT AND MAY NOT BE ACCEPTED BY THE MARKET

    TCD's recent deployment of the interactive ABUZZ application across its network and on a stand-alone website, abuzz.com, is an important element of TCD's strategy. The application and website have not yet attracted a significant number of users. TCD is planning to commit significant resources to advertise and promote abuzz.com and the ABUZZ application. The use of the question and answer capabilities of ABUZZ may fail to gain market acceptance due to a variety of factors, many of which are outside the control of TCD. These factors include:

    - consumer preferences;

    - competition from similar technologies and the introduction of new technologies;

    - the actual or perceived quality and usefulness of the questions and answers;

    - the reluctance of some potential users to register, which is currently required on abuzz.com;

    - the number of timely responses received as answers to questions; and

    - an inadequate number of users participating in the network.

The failure of the ABUZZ application to gain market acceptance could adversely affect TCD's business and operating results.

ARRANGEMENTS BETWEEN TCD AND NYT ARE NOT THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

    TCD has a number of important inter-group arrangements with NYT, including a license agreement, a tax sharing agreement and a services agreement. These arrangements were not the result of arm's-length negotiations. The terms of such arrangements might not be as favorable to TCD as TCD could have obtained from an unrelated third party. See "Certain Relationships" for a description of these arrangements.

THE LICENSE AGREEMENT EXPIRES IN 10 YEARS AND MAY NOT BE RENEWED

    The license agreement between TCD and NYT, which allows TCD to use the name and content of NYT's publications, including THE NEW YORK TIMES and THE BOSTON GLOBE, will expire in 10 years and does not provide for automatic renewal. Our board of directors, or the capital stock committee acting on its behalf, will determine whether to renew this agreement and on what terms. If the license agreement is not renewed, TCD's business and operating results will be materially and adversely affected. See "Certain Relationships" for additional information about the license agreement.

WE CANNOT ACCURATELY PREDICT TCD'S FUTURE REVENUE

    As a result of the evolving nature of the Internet and TCD's limited operating history, we cannot accurately forecast its revenue. TCD may be unable to, or may elect not to, adjust spending to compensate for any unexpected revenue shortfall. If TCD's actual revenue is less than its estimated revenue, this could have an immediate material adverse effect on the trading price of TCD stock.

TCD'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY NOT BE RELIABLE INDICATORS OF ITS FUTURE PERFORMANCE

    TCD's quarterly operating results may fluctuate significantly because of a variety of factors, many of which are outside its control, including:

    - price competition or pricing changes in Internet advertising;

    - overall usage levels of the Internet and of TCD's sites in particular;

    - demand for Internet advertising and the loss of advertisers;

    - seasonal trends in Internet use and advertising;

    - the amount and timing of TCD's capital expenditures;

    - costs relating to the expansion of TCD's operations and the introduction of new sites and services; and

    - costs relating to technical difficulties or system downtime.

    As a result, we believe that period-to-period comparisons of TCD's results of operations may not be meaningful. You should not rely on past periods as indicators of future performance. In future periods, TCD's results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of TCD stock.

TCD'S REVENUE MAY BE SUBJECT TO SEASONAL AND CYCLICAL FLUCTUATIONS

    Although TCD's revenue has not historically been subject to seasonal fluctuations, advertisers generally place fewer advertisements in traditional media during the first and third calendar quarters of each year. We expect this pattern to affect TCD in the future. In addition, expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. TCD's revenue could be materially reduced by a decline in the economic prospects of advertisers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend TCD's sales cycle.

TCD'S ABILITY TO SELL TARGETED ADVERTISING MAY BE LIMITED IF NEW LAWS RELATING TO USER PRIVACY ARE ENACTED OR IF THE MARKETPLACE DOES NOT SUPPORT TCD'S METHOD OF TARGETING AUDIENCES

    TCD's ability to sell targeted advertising relies on its ability to use personal information provided by users of its websites. The adoption of new federal, state or foreign laws or regulations that restrict TCD's ability to assemble and utilize demographic and other information about its users, such as the European Union Privacy Directive which took effect in October 1998, could require TCD to change the way it conducts its business, make it cost-prohibitive to operate its business, or materially hamper TCD from pursuing its business strategy of selling targeted advertising.

    The practice of assembling user profiles for the purpose of selling targeted advertising may, notwithstanding the lack of any legal restrictions, cease to be accepted in the marketplace. If this occurs, TCD may have difficulty pursuing its business strategy.

TCD OPERATES IN A HIGHLY COMPETITIVE ENVIRONMENT

    Competition among Internet sites is intense and we expect it to increase significantly in the future. The market for Internet content providers is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at a relatively low cost.

    TCD competes with both traditional media and with two distinctly different sets of Internet businesses. The first category consists of those who, like TCD, have positioned their brands to attract an educated, affluent audience. The second category includes those companies that compete for broader audiences.

    TCD's ability to compete depends on many factors, many of which are beyond its control. These factors include:

    - the quality of content;

    - the ease of use of websites;

    - the timing and market acceptance of new and enhanced online services; and

    - sales, marketing and distribution efforts by TCD and its competitors.

    Competitors may have greater name recognition, larger customer bases, and significant financial, technical and marketing resources. This may allow them to devote greater resources than TCD to the development and promotion of their websites. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to advertisers and e-commerce merchants. Competitors may develop products and services that are equal or superior to those of TCD or that achieve greater market acceptance. As a result, competition may have a material adverse effect on TCD's financial results and prospects.

TCD'S FUTURE REVENUE WILL DEPEND ON THE ACCEPTANCE OF THE INTERNET AS AN EFFECTIVE MEDIUM FOR ADVERTISING AND COMMERCE

    Market acceptance of the Internet as an advertising and commerce medium is highly uncertain. TCD's business would be adversely affected if the Internet advertising market fails to continue to develop. There are currently no widely accepted standards for measuring the effectiveness of advertising on the Internet. We cannot be certain that such standards will develop to sufficiently support Internet advertising as a significant advertising medium. Actual or perceived ineffectiveness of online advertising in general, or inaccurate database information or measurements of advertising effectiveness in particular, could limit the long-term growth of online advertising and cause TCD's revenue to decline.

    Banner advertising, from which TCD currently derives most of its revenue, may not be an effective advertising method in the future. We cannot be certain that any other forms of Internet advertising will be developed or accepted by the market. Even if new methods are developed, TCD may not be able to take advantage of them.

TCD'S STRATEGIC ALLIANCES AND ACQUISITIONS MAY NOT BE SUCCESSFUL AND COULD ADVERSELY AFFECT TCD'S BUSINESS

    TCD intends to form strategic alliances with, or may acquire, entities with complementary businesses, products, services or technologies. TCD may not be able to identify suitable candidates for alliances or acquisitions. Even if TCD does identify suitable candidates, TCD may not be able to form alliances or make acquisitions on reasonable commercial terms or successfully assimilate personnel, operations, products, services or technologies into its operations. This could disrupt TCD's ongoing business, distract TCD's management and employees, increase TCD's expenses, including amortization of goodwill, and materially and adversely affect TCD's operating results and liquidity. Furthermore, the incurrence or issuance of debt or equity securities attributable to TCD may be necessary to fund any future TCD strategic alliances or acquisitions.

TCD MAY NOT BE ABLE TO ADEQUATELY MANAGE ITS GROWTH

    TCD will need to effectively plan and manage its business to succeed in the rapidly evolving Internet industry. TCD continues to increase the scope of its operations. This growth has placed, and future growth may place, a significant strain on TCD's resources.

TCD IS DEPENDENT ON CONTINUED EXPANSION OF THE INTERNET INFRASTRUCTURE

    The recent growth in Internet traffic has caused periods of decreased performance, requiring Internet service providers to upgrade their infrastructures. If usage continues to grow rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If these outages or delays on the Internet occur frequently, overall Internet usage, as well as usage of TCD's websites in particular, could grow more slowly or decline. TCD's ability to increase the speed and scope of its services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and the capacity of the computer equipment of its users. Consequently, the emergence and growth of the market for TCD's services is dependent on improvements being made to the entire Internet and to personal computer equipment in general to alleviate overloading and congestion.

ANY CAPACITY CONSTRAINTS OR SYSTEM DISRUPTIONS IN TCD'S NETWORK COULD HAVE A MATERIAL ADVERSE EFFECT ON TCD

    The performance and reliability of TCD's websites and network infrastructure are critical to its reputation and ability to attract and retain users, advertisers, merchants and strategic partners. Any system error or failure, or a sudden and significant increase in traffic, may result in the unavailability of sites and significantly delay response times. Individual, sustained or repeated occurrences could result in a loss of potential or existing users, advertisers, merchants or strategic partners. In addition, because TCD's advertising revenue is directly related to the number of advertisements it delivers to users, system interruptions or delays would reduce the number of impressions delivered and thereby reduce its revenue.

    TCD's systems and operations are vulnerable to interruption or malfunction due to certain events beyond its control, including natural disasters and telecommunications failures. TCD also relies on Web browsers and online service providers to provide Internet access to its sites. We cannot assure you that TCD will be able to expand its network infrastructure, either itself or through use of third-party hosting systems or service providers, on a timely basis sufficient to meet demand. TCD currently has only a limited amount of redundant facilities and systems and no formal disaster recovery plan. Our business interruption insurance may not compensate for all losses that may occur. Any interruption to its systems or operations could have a material adverse effect on TCD's business and its ability to retain users, advertisers and strategic partners.

TCD IS SUBJECT TO RAPID CHANGES IN TECHNOLOGY AND CONSUMER PREFERENCES

    TCD's market is characterized by rapidly changing technology, changes in user and customer requirements and preferences, frequent new product and service announcements and evolving new industry standards and practices that could render TCD's existing proprietary technology and systems obsolete. TCD's success will depend, in part, on its ability to acquire or license leading technologies useful in its business; enhance its existing services; develop new services and technology that address the increasingly sophisticated and varied needs of existing and prospective users and advertisers; and respond to technological advances and evolving industry standards and practices on a cost-effective and timely basis. The development of websites and other proprietary technology entails significant technical, financial and business risks. To be successful, TCD must adapt to the rapidly changing market by continually improving the performance, features and reliability of its services. TCD could also incur substantial costs to modify its services or infrastructure to adapt to these changes. TCD's business could be adversely affected if it incurred significant costs without adequate results.

TCD RELIES ON INTELLECTUAL PROPERTY RIGHTS WHICH MAY NOT BE ADEQUATELY PROTECTED UNDER CURRENT LAWS

    To establish and protect its patent, copyright, trademark, service mark and other proprietary rights in its products and services, TCD relies on a combination of:

    - patent, copyright, unfair competition, trademark, service mark and trade secret laws;

    - confidentiality agreements with third parties; and

    - confidentiality agreements and policies covering its employees.

    We cannot assure you that these measures will be adequate, that TCD will be able to secure registrations for all of its marks in the United States or internationally or that third parties will not infringe upon or misappropriate its proprietary rights. Any infringement, misappropriation, or litigation relating to intellectual property rights may divert management's attention and would require significant funds to litigate such claims. The loss of these rights could materially and adversely affect TCD.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and evolving. In particular, new domain name registration and ownership priority procedures may be adopted which may make it more difficult for TCD and other Internet businesses to retain or obtain desirable domain names.

    In recent years, an increasing number of patents purporting to cover business methods relating to the Internet have been filed. Patent applications remain confidential for a period of up to two years after filing. Thus, we can offer no assurance that applications for patents covering certain aspects of the business methods used by TCD have not been, or will not be, filed. To the extent such patents are granted, TCD may be forced to alter its practices or incur costs defending its practices.

TCD IS DEPENDENT ON NYT'S PRESERVING THE REPUTATION OF NYT'S PRINT BRANDS

    TCD's business strategy depends on bringing NYT's print brands to the Internet. These brands derive their value from the strong reputations of NYT's newspapers and other properties, particularly THE NEW YORK TIMES and THE BOSTON GLOBE. These reputations could be adversely affected by the actions of NYT or by factors beyond the control of NYT, both of which are beyond the control of TCD. If the reputations of THE NEW YORK TIMES, THE BOSTON GLOBE or NYT's other print brands are not preserved, TCD would be materially and adversely affected.

TCD MAY BE VULNERABLE TO SECURITY RISKS

    TCD's networks may be vulnerable to unauthorized access, computer hacking, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in TCD's operations. TCD may be required to expend significant resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Although TCD will continue to implement industry-standard security measures, such measures may be inadequate.

TCD IS SUBJECT TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    The Internet is new and rapidly changing, and federal, state and foreign regulation is evolving. Currently, there are few laws or regulations directly applicable to the Internet. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted covering issues such as pricing, content and quality of products and services. In addition, federal, state or foreign jurisdictions may seek to tax Internet transactions. The adoption of such laws or regulations, or attempts to impose taxes on Internet transactions, could reduce the rate of growth of the Internet, which could potentially decrease the usage of TCD's websites or could otherwise materially and adversely affect TCD's business.

TCD MAY INCUR LIABILITY FOR ITS INTERNET CONTENT AND USER DATA

    As a content provider, TCD may face potential liability for intellectual property infringement, defamation, invasion of privacy, indecency and other claims. In addition, TCD may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about its users. We cannot assure you that third parties or users will not bring claims against TCD relating to proprietary rights or use of personal information. Although TCD seeks to obtain indemnification from strategic partners for any liability resulting from licensed content or linked sites, we cannot assure you that such indemnities will always be obtainable or adequate. Our general liability insurance may not cover or be adequate for potential claims of this type.

TCD DEPENDS ON ITS ABILITY TO RETAIN AND ATTRACT QUALIFIED PERSONNEL

    TCD's success has been, and will be, dependent to a large degree on its ability to retain the services of its existing executive officers and to attract and retain additional qualified managers and key personnel in the future. Competition for these personnel is intense. In addition, we have no key man life insurance. The loss of the services of any of the key personnel or the inability to identify, hire, train and retain other highly qualified technical and managerial personnel in the future could have a material adverse effect on TCD's business, financial condition and operating results.

                RISK FACTORS RELATING TO OWNERSHIP OF TCD STOCK

HOLDERS OF TCD STOCK WILL BE COMMON STOCKHOLDERS OF THE TIMES AND WILL BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN THE TIMES AS A WHOLE

    We cannot assure you that the market value of TCD stock will reflect the performance of TCD as we intend.

    Financial results of NYT will affect our consolidated results of operations, financial position and borrowing costs. NYT's operations are affected by a variety of factors, including:

    - NYT's reliance on advertising revenue;

    - seasonality of NYT's advertising revenue, which tends to be lower in the first and third calendar quarters of each year;

    - possible declines in advertising revenue due to a general economic downturn;

    - possible material increases in the historically volatile prices of newsprint and magazine paper; and

    - NYT's relations with its employees, a significant portion of which are unionized.

These, and other factors affecting NYT, could adversely affect the results of operations, financial position or borrowing costs of TCD or the market price of TCD stock. In addition, net losses of NYT, if any should occur in the future, and any dividends or distributions on, or repurchases of, NYT stock, will reduce the assets of The Times legally available for dividends on TCD stock. Accordingly, you should read the financial and other information for TCD together with the financial and other information for The Times incorporated by reference in this prospectus.

THERE WILL BE CONFLICTS OF INTEREST INVOLVING NYT AND TCD AND THE BOARD OF DIRECTORS COULD MAKE DECISIONS THAT FAVOR NYT AT THE EXPENSE OF TCD

    The extensive relationships between NYT and TCD will create inherent conflicts between the interests of holders of NYT stock and TCD stock. Our board of directors, or the capital stock committee acting on its behalf, will make operational and financial decisions and implement policies that may affect the businesses of NYT and TCD and the classes of common stock of The Times differently, potentially favoring one business or class at the expense of the other. Examples include decisions regarding:

    - future allocations of assets, liabilities, revenue, expenses, cash flows and the tax consequences of operations;

    - the allocation of business opportunities, resources and personnel;

    - the manner of accounting for a transfer of funds between NYT and TCD either as a revolving credit advance or long-term loan, or as analogous to a contribution to or return of capital;

    - the allocation of funds for capital expenditures;

    - the payment of dividends on NYT stock and TCD stock;

    - the repurchase of NYT stock and TCD stock;

    - the allocation of proceeds from the issuance, and the costs of repurchases, of TCD stock either to TCD or to NYT with respect to its retained interest in TCD;

    - the allocation of any issuances of debt or preferred stock of The Times between NYT and TCD;

    - the position we take with respect to various regulatory issues;

    - the allocation of consideration received upon a sale or merger of The Times between holders of NYT stock and TCD stock;

    - the redemption of TCD stock in exchange for Class A stock or in exchange for the stock of a subsidiary;

    - the sale of assets of either NYT or TCD; and

    - other transactions between NYT and TCD.

    The tracking stock policies provide that material matters involving potentially divergent interests will be resolved in a manner that the board of directors, or the capital stock committee acting on its behalf, determines to be in our best interest and in the best interests of all of our common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common stock, including the holders of TCD stock. For a more comprehensive description of these policies, see "Tracking Stock Policies and Capital Stock Committee". Nevertheless, the board of directors, or the capital stock committee acting on its behalf, could take actions that benefit or appear to benefit NYT at the expense of TCD.

    The discretion of the board of directors in these areas makes an investment in TCD stock riskier than an investment in ordinary common stock. We expect that our directors, including the members of the capital stock committee, may own disproportionate amounts, in both percentage and value terms, of NYT stock and TCD stock. This disparity in ownership interests may create or appear to create potential conflicts of interest when these directors are faced with decisions that could have different implications for the different classes. Principles of law established in cases involving differing treatment of two classes of common stock issued by companies incorporated outside New York generally provide that a board of directors owes an equal duty to all common stockholders regardless of class and does not have separate or additional duties to either group of stockholders. We are not aware of any legislative or judicial precedent involving the fiduciary duties of directors of a New York corporation with two classes of common stock with separate rights related to specified operations of a corporation. However, under principles of law known as the "business judgment rule", you may not be able to challenge decisions that have a disparate impact upon holders of NYT stock and TCD stock, so long as the board of directors can show that it:

    - was disinterested and adequately informed with respect to such decisions; and

    - acted in good faith and in the belief that it was acting in the best interests of all of our stockholders.

HOLDERS OF TCD STOCK WILL HAVE LIMITED VOTING RIGHTS

    Our amended and restated certificate of incorporation will provide that the holders of TCD stock will have limited voting rights. Holders of Class A stock and TCD stock will vote together as a single class, except in certain limited circumstances provided under the New York Business Corporation Law.

    Holders of Class A stock and TCD stock will be entitled to vote as a single class for the election of 30% of our board of directors. The holders of Class A stock and TCD stock may also vote, together with the other common stockholders of The Times, on:

    - the ratification of the selection of our independent auditors;

    - certain acquisitions involving related parties or the issuance of stock;
      and

    - the reservation of stock for options to be granted to our officers, directors or employees.

As under the current certificate of incorporation, the holders of Class B stock, voting as a separate class, will be entitled to vote for the election of 70% of our board of directors. Except as required by law, the holders of Class B stock are also entitled to vote on all other matters to the exclusion of all other classes of our common stock.

    The relative voting power of holders of Class A stock and TCD stock will fluctuate from time to time based on the respective market values of Class A stock and TCD stock and the number of shares outstanding, provided that the holders of TCD stock will not be entitled to cast more than 40% of the total votes of Class A stock and TCD stock combined.

    See "Description of Capital Stock--Voting Rights" for additional information about the voting rights of the classes of our common stock.

WE ARE CONTROLLED BY A TRUST THAT MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF OUR OTHER STOCKHOLDERS

    Approximately 87% of our Class B stock is held by a trust for the benefit of members of the Sulzberger family. As a result, the trustees of that trust have the ability to elect 70% of our board of directors and thereby control The Times. The trust and family also owned approximately 17.4% of the outstanding Class A stock as of November 30, 1999. Circumstances may arise in which the interests of the trust and those of the other holders of our common stock, including TCD stock, could be in conflict and in which decisions by the holders of Class B stock could adversely affect the holders of TCD stock.

CONTROL OF THE TIMES BY THE HOLDERS OF CLASS B STOCK MAY INHIBIT OR PREVENT ACQUISITION BIDS

    If TCD were a separate company, a person interested in acquiring TCD without negotiating with management could seek control of TCD by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. A person interested in acquiring TCD without negotiation with The Times's management could obtain control of TCD only by obtaining control of the outstanding Class B stock. However, the terms of the Sulzberger family trust restrict the trustees' ability to transfer shares of the Class B stock. In addition, certain provisions of New York law may inhibit changes of control not approved by the board of directors. See "Description of Capital Stock--Certain Provisions of New York Law" for additional information about these provisions.

WE MAY DISPOSE OF ASSETS OF TCD WITHOUT YOUR APPROVAL AND YOU MAY RECEIVE LESS VALUE FOR YOUR SHARES THAN THE MARKET VALUE OF YOUR SHARES

    Under New York law, we can sell any amount of assets of TCD without stockholder approval so long as such transaction does not constitute a sale or other disposition of "all or substantially all" of the assets of The Times as a whole. As of the date of this prospectus, we believe that the assets of TCD do not constitute "all or substantially all" of the assets of The Times.

    Under the amended and restated certificate of incorporation, if we dispose of 80% or more of the assets of TCD on a then-current market value basis, we are required, subject to certain exceptions, to:

    - pay a dividend to holders of TCD stock;

    - redeem shares of TCD stock; or

    - exchange all outstanding shares of TCD stock for shares of Class A stock at a 10% premium.

The value received by a holder of TCD stock may be less than the market value of the holder's shares prior to the sale. In addition, the board of directors, or the capital stock committee acting on its behalf, will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of TCD stock.

OUR TRACKING STOCK POLICIES ARE SUBJECT TO CHANGE

    Our board of directors has adopted the tracking stock policies governing the relationship between NYT and TCD and other tracking stock matters. The board of directors, or the capital stock committee acting on its behalf, may, acting in good faith consistent with its fiduciary duties, modify, rescind or add to any of the policies in a manner that is disadvantageous to holders of TCD stock. The board's discretion to change these policies makes an investment in TCD stock riskier than an investment in ordinary common stock. For a description of these policies, see "Tracking Stock Policies and Capital Stock Committee".

WE MAY ISSUE CLASS A STOCK IN EXCHANGE FOR TCD STOCK WHEN TCD STOCK IS UNDERVALUED OR CLASS A STOCK IS OVERVALUED

    We will have the right at any time on or after January 1, 2003, to redeem your shares of TCD stock in exchange for shares of Class A stock at a 15% premium. No premium will be payable if we make the exchange after the aggregate market value of the outstanding TCD stock shall have exceeded the aggregate market value of the outstanding NYT stock for a specified period, assuming the conversion of Class B stock into Class A stock for purposes of the calculation. Since we could determine to effect an exchange at a time when either or both of Class A stock and TCD stock may be considered to be overvalued or undervalued, any such exchange could be disadvantageous to holders of TCD stock. In addition, any such exchange would preclude holders of TCD stock from retaining their investment in a security that is intended to reflect separately the performance of TCD.

A CLINTON ADMINISTRATION LEGISLATIVE PROPOSAL COULD RESULT IN THE EXCHANGE OF CLASS A STOCK FOR TCD STOCK PRIOR TO JANUARY 1, 2003

    A legislative proposal made by the Clinton Administration in February 1999 would impose a corporate-level tax on the issuance of stock similar to TCD stock. As proposed by the Clinton Administration, this provision would be effective for tracking stock issued on or after the date of its enactment by Congress. Tax legislation enacted in Congress subsequent to the Clinton Administration proposal has not included any provision corresponding to the proposal. However, we cannot predict whether the Clinton Administration proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed. If the Clinton Administration proposal or a similar proposal is enacted, then we could be subject to tax on an issuance of TCD stock on or after the date of enactment. We may issue Class A stock in exchange for TCD stock at any time at either a 15% premium or no premium, depending on the relative market values of the outstanding TCD stock and NYT stock, if, based on the opinion of our tax counsel, as a result of the enactment of legislative changes or administrative proposals or changes, it is more likely than not that we or our stockholders will be subject to tax upon issuance of TCD stock or NYT stock or that any such stock will not be treated as stock of The New York Times Company.

WE MAY EXCHANGE SHARES OF COMMON STOCK OF A SUBSIDIARY FOR SHARES OF TCD STOCK IN CONNECTION WITH A SPIN-OFF OF THE SUBSIDIARY WITHOUT YOUR APPROVAL

    We will have the right, at any time, to exchange common stock of a subsidiary of The Times for TCD stock so long as the assets and liabilities of TCD are held directly or indirectly by the subsidiary. In such event, holders of TCD stock will receive shares of a class of common stock in the subsidiary that possesses voting rights with respect to the subsidiary that are generally comparable to the voting rights that TCD stock has with respect to The Times, except that such stock will have a fixed one vote per share on matters on which it is entitled to vote. The Times will distribute the remaining shares of the subsidiary to the holders of NYT stock, with the holders of Class A stock receiving shares of the same class as the shares issued to the holders of TCD stock and the holders of Class B stock receiving shares of a separate class of common stock of the subsidiary that possesses voting rights with respect to the subsidiary that are generally comparable to the voting rights that Class B stock has with respect to The Times. Depending on the circumstances at the time, an exchange of stock of a subsidiary of The Times for TCD stock could be taxable to holders of TCD stock and The Times for United States federal income tax purposes.

HOLDERS OF TCD STOCK WILL NOT HAVE ANY CLAIMS ON THE ASSETS OF TCD

    Even though from a financial reporting standpoint we have allocated all of our consolidated assets, liabilities, revenue, expenses and cash flow between TCD and NYT, that allocation has not changed the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Further, in any liquidation, holders of TCD stock will not have any rights to any specific assets of TCD, but will receive a share of the net assets of The Times based on the relative market values of TCD stock and NYT stock, rather than on any assessment of the actual value of TCD or NYT.

THE MARKET PRICE OF TCD STOCK WILL FLUCTUATE AND COULD FLUCTUATE SIGNIFICANTLY

    The stock market has experienced extreme price and volume fluctuations. The market prices of securities of Internet-related companies, in particular, have been especially volatile. In the past, companies that have experienced market price volatility have sometimes been the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources.

WE CANNOT ASSURE YOU THAT A MARKET WILL DEVELOP FOR TCD STOCK OR WHAT ITS MARKET PRICE WILL BE

    There is currently no public trading market for TCD stock and we cannot assure you that one will develop or be sustained after the offering. We cannot predict the prices at which TCD stock will trade after the offering. The initial public offering price for TCD stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which TCD stock will trade after the offering or to any other established criterion for value.

    Certain terms of NYT stock and TCD stock may adversely affect the trading price of TCD stock. These terms include:

    - the right of the board of directors to redeem shares of TCD stock in exchange for shares of Class A stock;

    - the amount of assets available for dividends on any class of stock;

    - the discretion of the board of directors in making determinations relating to the inter-group arrangements and to a variety of cash management and allocation matters; and

    - the limited voting rights of TCD stock.

THE MARKET PRICE OF TCD STOCK MAY BE ADVERSELY AFFECTED BY THE SHARES OF TCD STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, we expect to have       shares of TCD stock
outstanding, or       shares if the underwriters fully exercise their option to
purchase additional shares. These shares will be freely tradeable without restriction by persons other than affiliates of The Times. The former shareholders of Abuzz Technologies, a company acquired by TCD in July 1999, will
have the right to acquire       shares of TCD stock in exchange for shares of a
subsidiary of The Times that were issued to them in connection with the acquisition. In addition, employees will have the right to purchase
approximately       shares of TCD stock under employee stock options, subject to
vesting requirements, and an additional       shares are reserved for future
option grants under the TCD stock option plan.

    Upon completion of the offering and assuming the underwriters do not exercise their option to purchase additional shares, we will be entitled to
issue up to approximately       additional shares of TCD stock, of which up to
             shares could be for the account of NYT in respect of NYT's retained interest in TCD. Our board of directors, in its sole discretion, may authorize the issuance of these shares of TCD stock to, among other things, raise capital, provide compensation or benefits to employees, pay stock dividends or acquire companies or businesses.

Under the New York Business Corporation Law, the board of directors would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless stock exchange regulations or other applicable laws require approval, or the board of directors deems it advisable to seek such approval.

    We cannot predict the effect, if any, that sales of TCD stock, or the availability of shares for sale, will have on the market price of TCD stock. Nevertheless, sales of significant amounts of TCD stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Shares Eligible for Future Sale" for a more detailed description of the possible effects of potential sales of TCD stock.

WE MAY NOT PAY DIVIDENDS EQUALLY ON ALL CLASSES OF STOCK

    We do not expect to pay any dividends on TCD stock for the foreseeable future. We currently intend to continue to pay quarterly dividends on NYT stock.

    We have the right to pay dividends on NYT stock and TCD stock in equal or unequal amounts, notwithstanding:

    - the performance of either NYT or TCD;

    - the amount of prior dividends declared on any series of stock; or

    - any other factor.

    In addition, any dividends or distributions on, or repurchases of, any classes of stock other than TCD stock, will reduce the assets of The Times legally available for dividends on TCD stock. See "Description of Capital Stock--Dividends" for information about the amount of funds legally available for the payment of dividends. Any future dividends on TCD stock will not necessarily bear a direct relationship to earnings and retained earnings as expressed on TCD's financial statements as determined in accordance with generally accepted accounting principles.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference includes statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes", "expects", "may", "will", "should", "seeks", "approximately", "intends", "plans", "estimates", or "anticipates" or the negative of those words or other comparable terminology. Forward-looking statements are not historical facts but instead represent only our present belief regarding future events, many of which, by their nature, are inherently uncertain and involve risks and uncertainties. A number of important factors could cause actual results to differ, perhaps materially, from the anticipated results indicated in the forward-looking statements. For a discussion of some of the factors that could cause actual results to differ, please see the discussion under "Risk Factors" contained in this prospectus and information contained in our publicly available SEC filings that are incorporated by reference in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements, and other information with the SEC. Our SEC file number is 1-5837. Such reports, proxy statements, and other information concerning The Times can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including The Times. Our Class A stock is listed on the New York Stock Exchange. Reports and other information concerning The Times can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This prospectus is part of a registration statement filed with the SEC by us. The full registration statement can be obtained from the SEC as indicated above, or from us. The information contained on our websites is not part of this prospectus or the registration statement.

    The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information we file with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

    - Annual Report on Form 10-K of The Times for the year ended December 27, 1998; and

    - Quarterly Reports on Form 10-Q of The Times for the quarters ended March 28, 1999, June 25, 1999, and September 26, 1999.

    We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act.

    We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to The New York Times Company, 229 West 43rd Street, New York, New York 10036, Attention: Corporate Secretary (Telephone: (212) 556-1234).

    We intend to provide you with annual reports containing financial statements relating to TCD audited by our independent auditors and quarterly reports relating to TCD for the first three fiscal quarters of each fiscal year containing unaudited interim financial information, in each case, accompanied by a discussion of such financial information and, in the case of the annual report, including a summary of TCD's business.

                                USE OF PROCEEDS

    Based on an initial public offering price of $               per share of
TCD stock, the mid-point of the range of public offering prices set forth on the cover page of this prospectus, we anticipate that, after deducting estimated underwriting discounts and expenses, we will receive net proceeds from the
initial public offering of TCD stock of $               , or $               if
the underwriters fully exercise their option to purchase additional shares. We will allocate all net proceeds to TCD, as if this were a primary offering of common stock by TCD.

    TCD plans to use the net proceeds for general corporate purposes, including promotion and advertising and domestic and international expansion.

    Pending specific application of the proceeds, TCD intends to advance them to NYT, which will use the funds to repay commercial paper. As of September 26, 1999, The Times had approximately $219.5 million of outstanding commercial paper with a weighted average interest rate of 5.4%. The proceeds of the commercial paper were used to finance current operations of NYT. The advance of cash by TCD to NYT will be treated as an inter-group cash advance and will bear interest at a rate equivalent to The Times's short-term borrowing rate. See "Tracking Stock Policies and Capital Stock Committee--Treasury and Cash Management Policies" for information about cash transfers between NYT and TCD.

                                DIVIDEND POLICY

    We do not expect to pay any dividends on the TCD stock for the foreseeable future. We currently intend to continue to pay quarterly dividends on NYT stock.

    We are permitted to pay dividends on:

    - NYT stock out of the assets of The Times legally available for the payment of dividends under New York law, but the total amounts paid as dividends on NYT stock cannot exceed the Available Dividend Amount for NYT; and

    - TCD stock out of the assets of The Times legally available for the payment of dividends under New York law, but the total amounts paid as dividends on TCD stock plus the amounts transferred from TCD to NYT in respect of its retained interest in TCD cannot exceed the Available Dividend Amount for TCD.

    The "Available Dividend Amount" for NYT or TCD, as the case may be, is based on the amount that would be legally available for the payment of dividends under New York law if NYT and TCD were separate New York corporations. For more information on the Available Dividend Amount for NYT and TCD, see "Description of Capital Stock--Dividends". We expect that the determination to pay dividends on TCD stock would be based primarily upon the financial condition, results of operations and business requirements of TCD and The Times as a whole, any restrictions contained in financing or other agreements binding upon us and such other factors as the board of directors deems relevant.

                                 CAPITALIZATION

    The following tables set forth the capitalization of TCD and The Times as of September 26, 1999, and as adjusted to give effect to:

    - The offering at an initial public offering price of $      per share, the
      mid-point of the range of public offering prices set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and expenses and assuming the underwriters do not exercise their option to acquire additional shares;

    - the application of net proceeds as described under "Use of Proceeds"; and

    - the amendment of our certificate of incorporation to provide for the reclassification of our existing common stock into NYT stock and TCD stock.

These tables should be read in conjunction with the financial statements and the related notes appearing elsewhere or incorporated by reference in this prospectus.

                             TIMES COMPANY DIGITAL

                                                                 AS OF SEPTEMBER 26, 1999
                                                              -------------------------------
                                                                  ACTUAL        AS ADJUSTED
(IN THOUSANDS)                                                --------------   --------------
Capital lease obligations (excluding current portion).......     $ 2,198        $         --

Divisional equity...........................................      29,437
                                                                 -------        ------------
Total capitalization........................................     $31,635        $
                                                                 =======        ============

                           THE NEW YORK TIMES COMPANY

                                                                        AS OF
                                                                 SEPTEMBER 26, 1999
                                                              -------------------------
                                                                ACTUAL     AS ADJUSTED
(IN THOUSANDS)                                                ----------   ------------
Long-term debt..............................................  $  414,195
                                                              ----------
Capital lease obligations (excluding current portion).......      83,138
                                                              ----------
Stockholders' equity:
  Serial preferred stock $1.00 par value; 200,000 shares
    authorized; none issued or outstanding (actual and as
    adjusted)...............................................          --
  Common stock $0.10 par value:
    Class A--300,000,000 shares authorized (actual); and
               shares authorized (as adjusted);
      188,496,309 issued (actual and as adjusted)...........      18,850
    Class B--convertible--849,520 shares authorized; 849,520
      shares issued (actual and as adjusted)................          86
    Class C--(TCD stock),       shares authorized; and
           shares issued (as adjusted)......................          --
  Additional paid-in capital................................      84,423
  Retained earnings.........................................   1,828,547
  Accumulated other comprehensive income....................       7,166
  Common stock held in treasury, at cost....................    (560,704)
                                                              ----------
Total stockholders' equity..................................   1,378,368
                                                              ----------
Total capitalization........................................  $1,875,701
                                                              ==========

                                    DILUTION

    As of September 26, 1999, TCD had a net tangible book deficiency of
approximately $1,355,000 or $               per share equivalent. Net tangible
book value per share equivalent at any date represents the amount of TCD's total tangible assets minus total liabilities divided by the total number of notional shares of TCD stock deemed outstanding. After giving effect to the sale of shares of TCD stock offered hereby at the initial public offering price of
$         per share, the mid-point of the range of public offering prices set forth on the cover page of this prospectus, and the application of the estimated net proceeds to TCD, the pro forma net tangible book value of TCD would have
been approximately $         or $         per share equivalent. Thus, under
these assumptions, purchasers of TCD stock offered by this prospectus will pay
$      per share and will receive shares with a net tangible book value per
share equivalent of $         , which represents an immediate dilution of
$         per share.

    The following table illustrates this per share dilution:

Initial public offering price per share............               $
  Net tangible book value per share equivalent as
    of September 26,
    1999...........................................  $
  Increase in pro forma net tangible book value per
    share equivalent attributable to new
    investors......................................
                                                     ----------
Pro forma net tangible book value per share
  equivalent after the offering....................
                                                                  ----------
Dilution per share to new investors................               $
                                                                  ==========

    The foregoing computation of dilution excludes an aggregate of approximately shares of TCD stock purchasable upon the exercise of outstanding stock
options at a weighted average exercise price of $         per share.

                         SELECTED FINANCIAL DATA OF TCD

    The following selected financial data is qualified by reference to, and should be read in conjunction with, TCD's combined financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of TCD" appearing elsewhere in this prospectus, and with The Times's consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of The Times incorporated by reference in this prospectus. The selected statement of operations data for the nine months ended September 26, 1999, and September 27, 1998, and the balance sheet data as of, September 26, 1999, have been derived from unaudited condensed combined financial statements of TCD included in this prospectus. These unaudited financial statements have been prepared on the same basis as TCD's audited financial statements and, in the opinion of management, include all material adjustments, consisting only of normal recurring adjustments, necessary to present the financial position and results of operation for the period presented. The results of operations for the nine months ended September 26, 1999, and September 27, 1998, are not necessarily indicative of the results that may be expected for any interim period or for the full year. The selected data for the fiscal years ended December 27, 1998, December 28, 1997, and December 29, 1996, and the balance sheet data as of December 27, 1998, and December 28, 1997, have been derived from the combined financial statements of TCD that have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included in this prospectus and elsewhere in this registration statement. The selected statement of operations data for the fiscal year ended, and the balance sheet data as of, December 30, 1995, have been derived from unaudited combined financial statements of TCD not included in this prospectus. The unaudited combined financial statements for the fiscal year ended, and as of December 30, 1995, have been prepared on the same basis as TCD's audited financial statements and, in the opinion of management, include all material adjustments, consisting only of normal recurring adjustments, necessary to present the financial position and results for the period presented. We have not presented selected data for any period prior to the fiscal year ended
December 30, 1995, since TCD's operations commenced after that time.

                                  NINE MONTHS ENDED                                     YEARS ENDED
                           -------------------------------   -----------------------------------------------------------------
                           SEPTEMBER 26,    SEPTEMBER 27,     DECEMBER 27,     DECEMBER 28,     DECEMBER 29,     DECEMBER 30,
                                1999             1998             1998             1997             1996             1995
                           --------------   --------------   --------------   --------------   --------------   --------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenue
  Advertising............     $ 13,754         $  8,916         $ 11,227         $ 6,114          $ 3,559          $     5
  Other..................        1,573            1,443            2,947           4,012            2,512               96
                              --------         --------         --------         -------          -------          -------
  Total..................       15,327           10,359           14,174          10,126            6,071              101
                              --------         --------         --------         -------          -------          -------
Costs and expenses
  Content and
    development..........       10,315            6,443            9,775           7,859            5,313            1,287
  Sales and marketing....        8,861            4,937            8,232           3,466            2,119              610
  General and
    administrative.......       14,170            8,665           12,554           5,411            3,869            4,565
  Depreciation and
    amortization.........        1,922              844            1,197             472              378               59
                              --------         --------         --------         -------          -------          -------
  Total..................       35,268           20,889           31,758          17,208           11,679            6,521
                              --------         --------         --------         -------          -------          -------
Operating loss...........      (19,941)         (10,530)         (17,584)         (7,082)          (5,608)          (6,420)
Interest expense, net....          (15)              --               --              --               --               --
                              --------         --------         --------         -------          -------          -------
Loss before income
  taxes..................      (19,956)         (10,530)         (17,584)         (7,082)          (5,608)          (6,420)
Income tax benefit.......        8,215            4,896            8,177           3,321            2,602            3,005
                              --------         --------         --------         -------          -------          -------
Net loss.................     $(11,741)        $ (5,634)        $ (9,407)        $(3,761)         $(3,006)         $(3,415)
                              ========         ========         ========         =======          =======          =======
Pro forma loss per
  notional share of TCD
  stock (1)..............
  Basic and diluted......
Pro forma weighted
  average notional shares
  of TCD stock
  outstanding (1)
  Basic and diluted......

OTHER DATA:
Capital expenditures.....     $  2,656         $  2,360         $  2,796         $   930          $   441          $ 1,100
EBITDA (2)...............      (18,019)          (9,686)         (16,387)         (6,610)          (5,230)          (6,361)
Net cash used in
  operating activities...       (6,632)          (4,170)          (6,690)         (4,628)          (2,140)          (2,070)
Net cash used in
  investing activities...       (7,075)          (2,360)          (2,796)           (930)            (441)          (1,100)
Net cash provided by
  financing activities...       13,689            6,533            9,488           4,527            3,352            3,469

BALANCE SHEET DATA (AT
  PERIOD END):
Cash and cash
  equivalents............     $     23                          $     41         $    39          $ 1,070          $   299
Working capital
  (deficit)..............       (5,430)                           (1,879)           (964)            (839)          (1,087)
Total assets.............       41,960                             5,918           3,876            2,944            1,454
Total liabilities........       12,523                             4,671           2,710            2,544            1,400
Divisional equity........       29,437                             1,247           1,166              400               54

------------------------------

(1) Pro forma loss per notional share of TCD stock is calculated by dividing net loss by the pro forma weighted average notional shares of TCD stock outstanding, which includes shares of TCD stock issuable in respect of NYT's retained interest in TCD.

(2) "EBITDA" is defined as net loss before net interest expense, income tax benefit, and depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of funds available to a business, although it is not a measure of liquidity or of financial performance under generally accepted accounting principles. We believe that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under generally accepted accounting principles.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                          RESULTS OF OPERATIONS OF TCD

    INVESTORS SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS OF TCD AND THE RELATED NOTES, WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    From a financial reporting standpoint, we have separated TCD, our Internet business division, from NYT, which includes the rest of our businesses and a retained interest in TCD. We intend TCD stock to track the performance of TCD. We intend NYT stock to track the performance of NYT.

    TCD is a leading online provider of quality news, information and community through its network of branded websites, the flagship of which is THE NEW YORK TIMES ON THE WEB (nytimes.com). TCD targets what it refers to as the quality audience, a worldwide audience of highly educated and affluent individuals who are united by shared values and interests. TCD offers advertisers the ability to precisely target the quality audience at premium rates.

    TCD's operations, with the exception of Abuzz Technologies, Inc., which was acquired in July 1999, have been wholly-owned by The Times since their inception. From 1995 until the creation of TCD in July 1999, each website was accounted for separately but managed as part of the related print publication. TCD's network of websites consists of the following:

    - nytimes.com, launched in January 1996, currently has more than 10 million unique registered users and had 90.7 million page views during December 1999;

    - boston.com, launched in October 1995, had 43.0 million page views during December 1999;

    - NYToday.com, launched in June 1998, had 3.7 million page views during December 1999;

    - WineToday.com, launched in July 1998, had 0.7 million page views during December 1999;

    - GolfDigest.com, launched as a preview edition in December 1999, had
      0.6 million page views during that month; and

    - abuzz.com was launched in January 2000.

    The financial statements of TCD contained elsewhere in this prospectus include allocations for administrative and other expenses incurred by NYT for services rendered to TCD. While we believe such allocations to be reasonable, they are not necessarily indicative of, and it is not practical for us to estimate, the levels of expenses that would have resulted had TCD been operating as an independent company. TCD has also relied upon NYT to provide financing for its operations since inception. Therefore, TCD's financial position and cash flows to date are not necessarily indicative of the financial position and cash flows that would have resulted had TCD been operating as an independent company. However, management believes that the level of expenses would not have been materially different if these services had been provided by third parties.

    The provision of services and other matters between TCD and NYT, including the right to use NYT's trademarks and content on the Internet, will be governed by license, services and tax sharing agreements, which are described in "Certain Relationships". These agreements were not in place prior to January 1, 2000. Nevertheless, in order to prepare financial statements that include charges and benefits of the types provided for under these agreements, the financial statements for all periods included in this prospectus reflect charges and benefits that would have applied if these inter-group agreements had been in effect during the periods presented.

  REVENUE

    TCD's revenue consists primarily of advertising revenue, which includes banner and classified advertising, and other revenue, which includes e-commerce, archive sales, subscription fees and direct marketing arrangements. For each of the periods covered by the financial statements of TCD included in this prospectus, barter revenue was less than 1% of revenue. Advertising is TCD's most significant source of revenue, and we expect that it will continue to be the principal source for the foreseeable future. Advertising revenue is derived principally from arrangements with TCD's customers that provide for a guaranteed number of impressions. TCD recognizes revenue upon the delivery of a single page view, or "impression", of an advertisement. Advertising rates vary depending primarily on the total number of impressions purchased, the length of the advertiser's commitment, the location of the advertisement, the type of advertising, and the use of targeting to an advertiser-defined subset of TCD's users. Advertisers also purchase sponsorship advertising, the pricing of which is not based on number of impressions but rather on exclusive placement on a particular area of a website. TCD recognizes sponsorship revenue as earned, generally over the contract period, and defers recognition of sponsorship revenue if significant obligations remain outstanding after the contract period.

  COSTS AND EXPENSES

    CONTENT AND DEVELOPMENT EXPENSES. Content and development expenses include compensation and other expenses incurred to produce and edit content, as well as applications and systems maintenance expenses for TCD's websites. NYT provides a significant portion of TCD's editorial content for which TCD pays NYT a license fee. For the periods covered by the financial statements of TCD included in this prospectus, the license fee was 10% of TCD's revenue with no minimum $5.0 million annual payment. Commencing in the year 2000, the license agreement provides for an annual fee equal to 10% of the first $100.0 million of revenue and a declining percentage of incremental revenue, with a minimum annual payment of $5.0 million. The license fee is included in content and development expenses. Content and development expenses would have been significantly higher in the periods covered by the financial statements included in this prospectus if this minimum annual payment had been charged. For additional information about the license fee and the license agreement, see "Certain Relationships".

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist of compensation of sales and marketing personnel, research, advertising and promotion expenses.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include compensation of administrative personnel and other expenses such as rent, benefits, and allocations of corporate and other expenses from NYT under the services agreement. Under the services agreement, NYT provides corporate support services to TCD. Charges for services that are of the same type that are provided to units of NYT are determined on the same basis for TCD as for these units. TCD has the right under the services agreement to obtain services from third party vendors in the future should it determine that to be advantageous.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses consist principally of depreciation of fixed assets used by TCD to operate its business. In July 1999, TCD began to record amortization expense related to the acquisition of Abuzz Technologies. The acquisition resulted in goodwill of $23.8 million and intangible assets acquired of $7.7 million, both of which are being amortized over five years.

  INTEREST

    NYT did not charge interest on the funding of TCD's operations from TCD's inception through June 1999. Beginning in July 1999, TCD calculated interest expense based on the average amount advanced by NYT at an interest rate equivalent to The Times's own applicable short-term interest rate. After the offering, TCD anticipates receiving interest income from NYT in respect of the net proceeds of the offering, which will be temporarily advanced to NYT by TCD, net of advances from NYT. The Times's short-term interest rate will be used for all computations.

  INCOME TAX BENEFIT

    The operating results of TCD are included in the consolidated federal income tax returns of The Times. Under a tax sharing agreement between The Times and TCD, TCD will be reimbursed quarterly by The Times for any tax benefits resulting from the inclusion of TCD in The Times's consolidated tax returns to the extent The Times is deemed able to utilize them under the tax sharing agreement. TCD will make quarterly payments to The Times for any tax liability of The Times resulting from TCD's inclusion in those returns. See "Certain Relationships" for additional information about the tax sharing agreement.

RESULTS OF OPERATIONS

    The following table sets forth certain of TCD's financial results for the nine months ended September 26, 1999, and September 27, 1998, and for the fiscal years ended December 27, 1998, December 28, 1997, December 29, 1996.

                                                     NINE MONTHS ENDED                            YEARS ENDED
                                              -------------------------------   ------------------------------------------------
                                              SEPTEMBER 26,    SEPTEMBER 27,     DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
                                                   1999             1998             1998             1997             1996
                                              --------------   --------------   --------------   --------------   --------------
                                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue
  Advertising...............................     $ 13,754         $  8,916         $ 11,227         $  6,114         $  3,559
  Other.....................................        1,573            1,443            2,947            4,012            2,512
                                                 --------         --------         --------         --------         --------
  Total.....................................       15,327           10,359           14,174           10,126            6,071
                                                 --------         --------         --------         --------         --------
Costs and expenses
  Content and development...................       10,315            6,443            9,775            7,859            5,313
  Sales and marketing.......................        8,861            4,937            8,232            3,466            2,119
  General and administrative................       14,170            8,665           12,554            5,411            3,869
  Depreciation and amortization.............        1,922              844            1,197              472              378
                                                 --------         --------         --------         --------         --------
  Total.....................................       35,268           20,889           31,758           17,208           11,679
                                                 --------         --------         --------         --------         --------
Operating loss..............................      (19,941)         (10,530)         (17,584)          (7,082)          (5,608)
Interest expense, net.......................          (15)              --               --               --               --
                                                 --------         --------         --------         --------         --------
Loss before income taxes....................      (19,956)         (10,530)         (17,584)          (7,082)          (5,608)
Income tax benefit..........................        8,215            4,896            8,177            3,321            2,602
                                                 --------         --------         --------         --------         --------
Net loss....................................     $(11,741)        $ (5,634)        $ (9,407)        $ (3,761)        $ (3,006)
                                                 ========         ========         ========         ========         ========
OTHER DATA:
EBITDA (1)..................................     $(18,019)        $ (9,686)        $(16,387)        $ (6,610)        $ (5,230)
Capital expenditures........................        2,656            2,360            2,796              930              441
Net cash used in operating activities.......       (6,632)          (4,170)          (6,690)          (4,628)          (2,140)
Net cash used in investing activities.......       (7,075)          (2,360)          (2,796)            (930)            (441)
Net cash provided by financing activities...       13,689            6,533            9,488            4,527            3,352

------------------------------

(1) "EBITDA" is defined as net loss before net interest expense, income tax benefit, and depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of funds available to a business, although it is not a measure of liquidity or of financial performance under generally accepted accounting principles. We believe that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under generally accepted accounting principles.

    The following table sets forth the foregoing amounts as a percentage of revenue.

                                         NINE MONTHS ENDED                            YEARS ENDED
                                  -------------------------------   ------------------------------------------------
                                  SEPTEMBER 26,    SEPTEMBER 27,     DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
                                       1999             1998             1998             1997             1996
                                  --------------   --------------   --------------   --------------   --------------
Revenue
  Advertising...................           90%              86%              79%              60%              59%
  Other.........................           10               14               21               40               41
                                     --------         --------         --------         --------         --------
  Total.........................          100              100              100              100              100
                                     --------         --------         --------         --------         --------
Costs and expenses
  Content and development.......           67               62               69               78               88
  Sales and marketing...........           58               48               58               34               35
  General and administrative....           92               84               89               53               64
  Depreciation and
    amortization................           13                8                8                5                6
                                     --------         --------         --------         --------         --------
  Total.........................          230              202              224              170              193
                                     --------         --------         --------         --------         --------
Operating loss..................         (130)            (102)            (124)             (70)             (93)
Interest expense, net...........           --               --               --               --               --
                                     --------         --------         --------         --------         --------
Loss before income taxes........         (130)            (102)            (124)             (70)             (93)
Income tax benefit..............           53               48               58               33               43
                                     --------         --------         --------         --------         --------
Net loss........................          (77)             (54)             (66)             (37)             (50)
                                     ========         ========         ========         ========         ========

NINE MONTHS ENDED SEPTEMBER 26, 1999, COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 27, 1998

  REVENUE

    Revenue was $15.3 million for the nine months ended September 26, 1999, compared to $10.4 million for the comparable period of 1998. The $4.9 million increase was primarily due to higher banner and sponsorship advertising volume and new advertising accounts. Advertising revenue accounted for 90% of TCD's total revenue for the nine months ended September 26, 1999, compared to 86% of revenue for the comparable period of 1998. Other revenue was 10% of total revenue for the nine months ended September 26, 1999, compared to 14% of total revenue for the comparable period of 1998. Advertising revenue for the nine months ended September 26, 1999, increased 54% from the comparable period of 1998. Other revenue for the nine months ended September 26, 1999, increased 9% from the comparable period of 1998 primarily due to increased e-commerce revenue.

  COSTS AND EXPENSES

    CONTENT AND DEVELOPMENT EXPENSES. Content and development expenses were $10.3 million, or 67% of revenue, for the nine months ended September 26, 1999, compared to $6.4 million, or 62% of revenue, for the comparable period of 1998. The $3.9 million increase was primarily due to higher compensation and related expenses, higher license fees resulting from an increase in revenue, and higher systems and product development expenses.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$8.9 million, or 58% of revenue, for the nine months ended September 26, 1999, compared to $4.9 million, or 48% of revenue, for the comparable period of 1998. The $4.0 million increase resulted primarily from increased sales staff and compensation.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $14.2 million, or 92% of revenue, for the nine months ended September 26, 1999, compared to $8.7 million, or 84% of revenue, for the comparable period of 1998. The $5.5 million increase was primarily due to increased staffing and compensation expense, a portion of which resulted from the acquisition of Abuzz Technologies in July 1999. General and administrative expenses for the nine months ended September 26, 1999, included $2.3 million of allocated expenses from NYT, compared to $1.5 million for the comparable period of 1998.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $1.9 million, or 13% of revenue, for the nine months ended September 26, 1999, compared to $0.8 million, or 8% of revenue, for the comparable period of 1998. The $1.1 million increase was primarily due to the amortization expense related to the acquisition of Abuzz Technologies in July 1999.

  OPERATING LOSSES

    Operating losses were $19.9 million for the nine months ended September 26, 1999, compared to $10.5 million for the comparable period of 1998. The
$9.4 million increase in operating losses was the result of increases in all categories of costs and expenses, which were partially offset by higher revenue.

  INCOME TAX BENEFIT

    Income tax benefit was $8.2 million for the nine months ended September 26, 1999, compared to $4.9 million for the comparable period of 1998. The
$3.3 million increase resulted from increased operating losses.

  NET LOSSES

    Net losses were $11.7 million for the nine months ended September 26, 1999, compared to $5.6 million for the comparable period of 1998. The $6.1 million increase in net losses was due to increased operating losses, for the reasons discussed above, which were partially offset by the increased income tax benefit.

  EBITDA

    EBITDA was $(18.0) million for the nine months ended September 26, 1999, compared to $(9.7) million for the comparable period of 1998. This change resulted from increases in costs and expenses, partially offset by higher revenue.

FISCAL YEAR ENDED DECEMBER 27, 1998, COMPARED TO FISCAL YEAR ENDED DECEMBER 28,
  1997

  REVENUE

    Revenue was $14.2 million for fiscal 1998, compared to $10.1 million for fiscal 1997. The $4.1 million increase was primarily due to higher banner and sponsorship advertising volume and new advertising accounts. Advertising revenue accounted for 79% of TCD's total revenue for fiscal 1998 and 60% for fiscal 1997, while other revenue was 21% of total revenue for fiscal 1998 and 40% for fiscal 1997. Advertising revenue for fiscal 1998 increased 84% from fiscal 1997, primarily due to new advertising accounts, and increased volume from existing accounts. Other revenue for fiscal 1998 declined 27% from fiscal 1997, primarily due to a change in the terms of TCD's contracts with America Online and Barnes & Noble, as well as the discontinuation of nytimes.com's international subscription fees in July 1998.

  COSTS AND EXPENSES

    CONTENT AND DEVELOPMENT EXPENSES. Content and development expenses were $9.8 million, or 69% of revenue, for fiscal 1998, compared to $7.9 million, or 78% of revenue, for fiscal 1997. The $1.9 million increase was primarily due to higher compensation and related expenses, and higher license fees as a result of an increase in revenue. Content and development expenses included $1.4 million of fees under the license agreement for fiscal 1998, compared to $1.0 million for fiscal 1997.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$8.2 million, or 58% of revenue, for fiscal 1998, compared to $3.5 million, or 34% of revenue, for fiscal 1997. The $4.7 million increase was primarily due to higher sales force compensation costs, an increased number of sales and sales support staff, and increased promotion expenses for the launch of NYToday.com.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $12.6 million, or 89% of revenue, for fiscal 1998, compared to $5.4 million, or 53% of revenue, for fiscal 1997. The $7.2 million increase was primarily due to increased benefits, increased staffing and a one-time
$0.8 million charge in connection with vacating NYToday.com's office space in order to consolidate New York operations in one location. General and administrative expenses also included $1.5 million of allocated expenses for fiscal 1998, up from $1.0 million for fiscal 1997. These expenses are allocated by NYT for services provided to TCD under the services agreement.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $1.2 million, or 8% of revenue, for fiscal 1998, compared to $0.5 million, or 5% of revenue, for fiscal 1997. The $0.7 million increase was primarily due to a $0.5 million charge for leasehold improvements for the vacated NYToday.com office space.

  OPERATING LOSSES

    Operating losses were $17.6 million for fiscal 1998, compared to $7.1 million for fiscal 1997. The $10.5 million increase in operating losses was the result of increases in all categories of costs and expenses and a decrease in other revenue, which were partially offset by higher advertising revenue.

  INCOME TAX BENEFIT

    Income tax benefit was $8.2 million for fiscal 1998, compared to $3.3 million for fiscal 1997. The $4.9 million increase resulted from increased operating losses.

  NET LOSSES

    Net losses for fiscal 1998 were $9.4 million, compared to $3.8 million for fiscal 1997. The $5.6 million increase in net losses was due to increased operating losses, for the reasons discussed above, partially offset by the increased income tax benefit.

  EBITDA

    EBITDA was $(16.4) million for fiscal 1998, compared to $(6.6) million for fiscal 1997. This change was primarily due to increased costs and expenses, partially offset by increased revenue.

FISCAL YEAR ENDED DECEMBER 28, 1997, COMPARED TO FISCAL YEAR ENDED DECEMBER 29,
  1996

  REVENUE

    Revenue was $10.1 million for fiscal 1997, compared to $6.1 million for fiscal 1996. The $4.0 million increase was primarily due to higher banner and sponsorship advertising volume and new advertising accounts. Advertising revenue accounted for 60% of TCD's total revenue for fiscal 1997 and 59% for fiscal 1996, while other revenue was 40% of total revenue for fiscal 1997 and 41% for fiscal 1996. Advertising revenue for fiscal 1997 increased 72% from advertising revenue for fiscal 1996 primarily due to new advertising accounts and increased volume from existing accounts. Other revenue for fiscal 1997 increased 60% from fiscal 1996, primarily due to increased subscription and e-commerce revenue.

  COSTS AND EXPENSES

    CONTENT AND DEVELOPMENT EXPENSES. Content and development expenses were $7.9 million, or 78% of revenue, for fiscal 1997, compared to $5.3 million, or 88% of revenue, for fiscal 1996. The $2.6 million increase was primarily due to higher compensation and related expenses as well as higher license fees resulting from an increase in revenue. Content and development expenses included $1.0 million of fees under the license agreement for fiscal 1997, compared to $0.6 million for fiscal year 1996.

    SALES AND MARKETING EXPENSES.  Sales and marketing expenses were
$3.5 million, or 34% of revenue, for fiscal 1997, compared to $2.1 million, or 35% of revenue, for fiscal 1996. The $1.4 million increase resulted primarily from increased sales staff and compensation.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $5.4 million, or 53% of revenue, for fiscal 1997, compared to $3.9 million, or 64% of revenue, for fiscal 1996. The $1.5 million increase was primarily due to increased staffing, compensation and benefits expense. General and administrative expenses for fiscal 1997 included $1.0 million of allocated expenses from NYT, compared to $0.7 million for fiscal 1996.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses were $0.5 million, or 5% of revenue, for fiscal 1997, compared to $0.4 million, or 6% of revenue, for fiscal 1996.

  OPERATING LOSSES

    Operating losses were $7.1 million for fiscal 1997, compared to $5.6 million for fiscal 1996. The $1.5 million increase in operating losses resulted from increases in all categories of costs and expenses, which were partially offset by higher revenue.

  INCOME TAX BENEFIT

    Income tax benefit was $3.3 million for fiscal 1997, compared to $2.6 million for fiscal 1996. The $0.7 million increase was due to increased operating losses.

  NET LOSSES

    Net losses for fiscal 1997 were $3.8 million, compared to $3.0 million for fiscal 1996. The $0.8 million increase resulted from increased operating losses, which were partially offset by the increased income tax benefit.

  EBITDA

    EBITDA was $(6.6) million for fiscal 1997, compared to $(5.2) million for fiscal 1996. This change was primarily due to increased costs and expenses, partially offset by increased revenue.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash used in operating activities was $6.6 million for the nine months ended September 26, 1999, compared to $4.2 million for the comparable period in 1998. The $2.4 million increase was primarily due to increased operating losses. Net cash used in investing activities was $7.1 million for the nine month period ended September 26, 1999, compared to $2.4 million for the comparable period in 1998. The $4.7 million increase was primarily due to higher capital expenditures and the acquisition of Abuzz Technologies in July 1999. Net cash provided by financing activities was $13.7 million for the nine month period ended
September 26, 1999, compared to $6.5 million for the comparable period in 1998. The $7.2 million increase is primarily due to financing from NYT.

    Capital expenditures for the nine months ended September 26, 1999, were $2.7 million. TCD expects capital expenditures to be between $20 million and $30 million in 2000. Principal planned capital projects include augmenting TCD's centralized technical infrastructure and providing sufficient capacity for current and projected user growth at its websites.

    TCD's future cash requirements will depend on numerous factors, including:

    - the rate of market acceptance and growth of TCD's online offerings;

    - the ability of TCD to expand its customer base;

    - the cost of upgrades and purchases of new equipment; and

    - the level of expenditures for sales, marketing and advertising.

    TCD currently relies upon The Times for financing capital expenditures and cash required for operations. NYT funds TCD's cash disbursement accounts and sweeps TCD's cash receipts accounts on a daily basis. Net cash advances to TCD bear interest at The Times's short-term interest rate, and are recorded in the Due to NYT account. Upon completion of this offering, TCD will advance the net proceeds to NYT, resulting in a positive inter-group account and interest income to TCD from NYT. TCD will fund its immediate cash need by drawing against this Due from NYT Account. Thereafter, TCD's access to cash for future needs will be subject to the policies described under "Tracking Stock Policies and Capital Stock Committee".

YEAR 2000

    TCD has completed implementation of its year 2000 remediation plan on a timely basis, and such remediation plan as implemented addresses all mission critical systems. We are not aware of any adverse effects of year 2000 issues on TCD, including its systems and operations.

                                BUSINESS OF TCD

INDUSTRY BACKGROUND

    The Internet is a significant global communications medium, enabling millions of people to share information and conduct business electronically, and providing advertisers and merchants with an attractive means of marketing and selling their products and services. International Data Corporation, a leading industry research company, estimates that the number of Internet users worldwide will grow from approximately 196 million at the end of 1999 to approximately
502 million at the end of 2003, a compound annual growth rate of approximately 27%. Major factors driving this growth include the increasing number of personal computers in homes and offices, the ease, speed and lower cost of Internet access and improvements in network infrastructure.

    As the Internet grows, its value to advertisers and merchants can be expected to increase as a result of:

    - the attractive demographic profile of Internet users;

    - the interactive nature of the medium;

    - the ability to direct offerings to targeted user groups;

    - the ability to efficiently measure the success of targeted advertising;
      and

    - the escalating value of goods and services sold online.

  ADVERTISING AND COMMERCE

    We believe the Internet has the potential to allow advertisers to build valuable customer relationships through targeted advertising and sales campaigns. Forrester Research, a leading industry research company, estimates worldwide advertising spending on the Internet exceeded $3.3 billion in 1999 and will reach more than $33.0 billion by 2003, a compound annual growth rate of approximately 86%. We believe advertisers will continue to pay a premium for targeted access to affluent users, and that sources of this access are currently limited.

    The Internet also provides an efficient means for merchants to sell their products and services directly to consumers. Internet transactions are expected to increase as online transaction processing technology improves, consumers become more accustomed to purchasing online and fulfillment systems become more reliable. International Data Corporation estimates that the total value of products and services sold over the Internet will increase from approximately $111.4 billion in 1999 to approximately $1.3 trillion in 2003, a compound annual growth rate of approximately 85%. We expect merchants will also pay a premium for targeted access to affluent users.

  CONTENT

    We expect people increasingly to rely on the Internet as an important source of news and information. The Internet provides an efficient medium for the delivery of continuously updated original content and, we believe, is becoming an important means by which individuals share opinions and ideas. Although content providers can reach large audiences through traditional media, their distribution is often limited by geography and they do not provide for interaction among the information providers and members of the audience. By comparison, the Internet allows users to rapidly access, search and interact with a rich repository of content, regardless of location. The Internet also permits users to interact with each other and with the information provider. As a result, numerous traditional information sources, such as newspapers, magazines and broadcasters, are turning to the Internet to meet their audiences' demand for timely and relevant information and for interactivity.

  UTILITY

    International Data Corporation estimates that on average 4.2 million new web pages will be added to the Internet every day during 2000. As the Internet grows, people using conventional search and directory products are finding that locating a useful and authoritative source of information is increasingly difficult. While better and faster search engines begin to address this difficulty, we believe the promise of the Internet will only be fulfilled through the emergence of branded destinations that are authoritative and trusted sources of relevant information, products and services. We also believe that more direct and personal means of interacting will improve the utility of these sources. In this regard, a new class of applications has emerged that allows Internet users to tap the subjective knowledge of the online community thereby encouraging greater usage. This will, in turn, make the Internet more useful to consumers and valuable to advertisers and e-commerce merchants.

THE TCD ADVANTAGE

    TCD is a leading online provider of quality news, information and community through its network of branded websites, the flagship of which is THE NEW YORK TIMES ON THE WEB (nytimes.com). TCD targets what it refers to as the quality audience, a worldwide audience of highly educated and affluent individuals who are united by shared values and interests. TCD offers advertisers the ability to precisely target the quality audience at premium rates. TCD's websites attracted in excess of 138 million page views in December 1999.

    Each of TCD's websites is positioned to be a category leader. In December 1999, nytimes.com had approximately 90.7 million page views. In that month, the average nytimes.com user spent 36.4 minutes on the site, according to Media Metrix. Nytimes.com has over 10 million unique registered users, and is currently adding over 400,000 new registered users per month. NYToday.com, a daily guide to life in New York City, and The New York Times Learning Network, a key Internet resource for teachers, parents and students, are each brand extensions created by nytimes.com. Boston.com was one of the most visited regional portals in the United States in the fourth quarter of 1999, according to Media Metrix. GolfDigest.com and WineToday.com, two special interest sites, are well positioned to play leading roles in the lucrative golf and wine markets. TCD's proprietary ABUZZ technology, deployed on abuzz.com and on each of the websites across the network, facilitates interaction and fosters community among users.

  QUALITY AUDIENCE

    TCD directs its Internet offerings to what it believes is one of the most valuable user bases on the Internet: the quality audience. Drawing upon extensive research conducted by THE NEW YORK TIMES to understand its potential audience, we define the quality audience by a set of behavioral attributes. These include a respect for knowledge and lifelong learning, a global perspective on news and finance, a curiosity about science and technology, a love of travel and an appreciation for culture and the arts. This audience has an affinity for other like-minded individuals based not on geography but on shared values and interests. This research estimates that 40 million adults in the United States share these attributes, and we believe there are significantly more worldwide. While TCD targets the quality audience in the United States and abroad, we believe TCD's websites appeal to a much broader audience.

    Although the quality audience is not defined by rigid demographic criteria, its members tend to be affluent and highly educated. For example, according to data contained in @plan's Winter 2000 Release, a nytimes.com registered user is 65% more likely than the average United States Internet user to have an annual income in excess of $150,000 and 62% more likely to have a post-graduate degree. As THE NEW YORK TIMES has demonstrated over many years, advertisers value the quality audience and are willing to pay premium prices to reach it. TCD offers advertisers and e-commerce merchants the ability to precisely target advertiser-defined subsets of this quality audience.

  QUALITY BRANDS

    TCD brings to the Internet established and powerful brands that are leaders in their respective categories and target demographics. Our brands, THE NEW YORK TIMES, THE BOSTON GLOBE and GOLF DIGEST, have been built through decades of investment and promotion, and each will continue to be supported by NYT's reporters, editors and infrastructure. TCD is building and extending these print brands into well-recognized Internet brands.

    The powerful draw of TCD's brands is demonstrated by its flagship website, nytimes.com. THE NEW YORK TIMES is among the best-known and most widely respected news and information brands in the world. THE NEW YORK TIMES has won 79 Pulitzer Prizes, far more than any other publication. We believe no other publication can match the quality audience which turns to THE NEW YORK TIMES daily for information. With limited promotion by TCD, the powerful NEW YORK TIMES brand has attracted over 10 million unique registered users to nytimes.com, with new registrations currently exceeding 400,000 users per month.

  QUALITY CONTENT

    TCD believes that the most effective way to attract and retain the quality audience is to offer dynamic, quality content, adapted and customized for Internet use. TCD draws upon the extensive content creating capabilities of NYT for quality news and information over a wide range of general and special interest areas. For example, the THE NEW YORK TIMES's newsroom employs approximately 1,300 full-time editors, reporters and other staff, and THE BOSTON GLOBE's newsroom employs approximately 525. TCD also has the right to offer on the Internet the extensive text and photo archives of NYT's publications.

    TCD's newsrooms are staffed with 82 full-time employees who edit and customize this content for its online audience. TCD exploits the flexibility of the Internet to enhance the material with additional text and photos, as well as video and audio content, and updates breaking news throughout the day. For example, in special interest areas, such as golf and wine, prominent personalities and leading experts generate original content and interact with users.

  QUALITY NETWORK

    TCD is using its valuable assets to build and sustain a quality network. These assets include not only respected brands and content, but sophisticated technologies that can lead the quality audience to coalesce into a true online community. We believe the ABUZZ technology will be an important unifying element of TCD's network of owned and affiliated websites and its quality audience. In addition, TCD intends to deploy a toolbar that will enable users to easily navigate across its network of websites and an instant messenger product that will enable users to communicate with each other and to receive news updates in subject areas of their choosing. By facilitating user interaction across the websites, these applications will foster the community building potential of the quality network. This in turn should enhance TCD's ability to collect more detailed information in its database and to offer more precise targeting opportunities to advertisers and e-commerce merchants.

    TCD intends to expand its current network of websites by entering into relationships with third party websites whose content complements TCD's owned and operated websites. TCD believes that offering access to complementary sites will better serve the quality audience and result in increased traffic and advertising opportunities for TCD's owned and operated websites.

  RELATIONSHIP WITH NYT

    TCD benefits from its relationship with NYT in many ways beyond having Internet rights to NYT's powerful print brands and quality content. Augmenting TCD's own 88 person full-time sales force are the large and successful advertising sales forces of NYT's publications. NYT's sales forces receive commissions for sales of TCD's online advertising inventory. NYT has established strong relationships with high-end advertisers who are increasingly turning to the Internet for advertising opportunities. The classified advertising operations of THE NEW YORK TIMES and THE BOSTON GLOBE provide TCD with additional content and revenue opportunities.

    As a division of The Times, TCD benefits from the greater purchasing power of The Times, and will not need to make significant investments in building its own treasury, accounting, human resource and legal capabilities.

TCD'S STRATEGY

    TCD's objective is to be the Internet's quality network by attracting and retaining the quality audience, serving more of the information needs of this audience and fostering community building within it. We believe that TCD will continue to be a preferred means for advertisers and merchants to reach this audience.

    TCD's strategy to achieve this objective includes the following key elements:

  EXPAND ITS USER BASE

    INCREASE ADVERTISING AND PROMOTION. TCD intends to launch an extensive media campaign promoting its brands. Despite limited promotion by TCD, TCD's websites recorded more than 138 million page views in December 1999. We expect that an aggressive marketing and distribution program will result in greater penetration of the quality audience and an increased user base.

    POSITION THE BRANDS. TCD intends to differentiate its online brands by emphasizing the distinctive and enhanced elements of its online offerings to potential users. For example, nytimes.com will emphasize its greatly expanded continuous news presence and special features like the daily "Political Points" live webcast featuring political campaign news and interviews provided in combination with ABC News. GolfDigest.com will build its brand on the personalization capabilities of its newly redesigned website.

    EXTEND EXISTING BRANDS. TCD intends to continue to develop valuable Internet brands from its current portfolio as well as from other NYT assets. Boston.com, NYToday.com, and WineToday.com were all new brands developed specifically for the Internet by leveraging existing NYT assets.

  DEEPEN THE USER RELATIONSHIP

    ADAPT NYT CONTENT FOR INTERNET USERS. TCD intends to use the capabilities of the Internet to adapt and improve NYT's content to better serve the needs of the quality audience. In this way, TCD strives to increase the usage of its websites by its users. TCD is making significant investments that will strengthen its ability to edit, supplement and enhance the content, as well as to generate original material. For example, nytimes.com intends to expand its coverage in its popular technology, business and books categories. TCD intends to offer users the ability to personalize the manner in which they access the content of the websites.

    BUILD COMMUNITY. TCD intends to continue to offer applications designed to facilitate interaction and build community among its users. The ABUZZ application connects users with questions to users likely to have answers, resulting in valuable content that is made available to all users of TCD's websites. By allowing TCD users to share information with one another, ABUZZ helps bind TCD's audience together. In addition, TCD intends to expand its forums, which will allow users to post comments in response to articles and features, and to introduce applications to enable users to easily navigate its network, communicate with each other and receive news updates in subject areas of their choosing. These applications deepen the relationship users have with TCD and with one another, encouraging them to spend more time on TCD's websites.

    BUILD STRATEGIC ALLIANCES AND EXPLORE ACQUISITIONS. TCD intends to pursue strategic alliances and possible acquisitions of entities offering high quality content or applications which will enhance its quality network. Alliances, such as TCD's joint newsroom with TheStreet.com and its joint production of the "Political Points" live webcast with ABC News, provide an efficient means for TCD to quickly and effectively expand the breadth and depth of its network offerings, thereby lengthening the time users spend on the network's websites.

  REALIZE THE VALUE OF THE NETWORK

    INCREASE VALUE OF ADVERTISING INVENTORY. TCD seeks to deliver advertisements to a more highly targeted audience, resulting in more effective advertising campaigns and enabling TCD to charge higher rates. As TCD's audience increases in size and spends more time on TCD's quality network, TCD will have greater opportunities to assemble more detailed demographic and usage information in its database and offer even more precise targeting opportunities to advertisers and e-commerce merchants. TCD intends to enhance its targeting capabilities through continued investment in sophisticated technology. Furthermore, we believe that as TCD increases the breadth of its sites' subject areas, such as wine, books, golf and travel, the sale of targeted advertising will increase.

    DIVERSIFY REVENUE STREAMS. TCD offers advertisers and merchants many diverse ways of accessing its audience. TCD intends to complement traditional advertising revenue with revenue from e-mail based permission marketing; commissions on merchants' e-commerce sales; broader e-commerce relationships, such as WineToday.com's relationship with Wineshopper.com; and online classified advertising. TCD also believes there may be opportunities to expand the online sales of NYT's archived text and photos as well as various other products.

    MAXIMIZE VALUE OF RELATIONSHIP WITH NYT. TCD intends to take steps to further benefit from its relationship with NYT. TCD will continue to offer incentives to NYT's advertising sales force to sell online advertising, promote TCD's brands in NYT's publications and explore opportunities to build valuable online brands from NYT's existing assets.

TCD'S BUSINESS MODEL

    TCD's business model is based on the following revenue streams:

  HIGH VALUE TARGETED ADVERTISING AND SPONSORSHIPS

    Advertising opportunities range from simple static banners that appear at the top and bottom of a web page to more complex advertisements that use animation and allow users to interact with the advertisements. Sponsorship opportunities include branding efforts, promotions, direct response campaigns and links to commercial sites. With its custom targeting and advertisement delivery solutions, TCD is able to target advertising on nytimes.com based on demographics such as age, gender, geographic location, interests and avocations, and prior activity on nytimes.com. A limited degree of targeting based on usage and voluntary registration is also offered by TCD's other websites.

  E-COMMERCE AFFILIATIONS

    TCD's websites offer valuable positioning placements for e-commerce merchants. TCD receives fees for these links and advertisements, and generally receives a share of the revenue from sales to users of TCD sites. We believe that TCD's special interest areas across the network, such as wine, golf, books and travel, will continue to be particularly attractive to e-commerce merchants.

  CLASSIFIEDS

    TCD has the exclusive online distribution rights for the classified listings of THE NEW YORK TIMES and THE BOSTON GLOBE, as well as all direct and ancillary revenue attributed to the placement of classifieds online. TCD is able to leverage the sophisticated classified systems in place at both newspapers. When classified advertisers place an order with either of the newspapers, they are given the opportunity to place their listings online for an additional charge. In addition, THE NEW YORK TIMES's call center has the ability to take online-only classified listings. TCD is also leveraging the productive classified advertising sales teams and the extensive classified advertising agency relationships that exist at both THE NEW YORK TIMES and THE BOSTON GLOBE. The print sales teams can offer an array of valuable online classified products and services to their existing client base. To motivate the print sales teams to make online classified sales, TCD pays commissions on these sales.

  E-MAIL BASED PERMISSION MARKETING

    Advertisers pay TCD to deliver their messages directly through e-mail. We believe e-mail marketing delivers high response rates and high returns on investment for direct marketers. Through its database marketing model, TCD is positioned to benefit from the rapid growth of direct marketing on the Internet, a category we expect to become a significant portion of Internet advertisement spending. At the point of registration on nytimes.com, users are asked if they would like to receive editorial messages from TCD and marketing messages from nytimes.com's advertisers. Approximately 58% of nytimes.com's registered users agree to receive editorial messages, which contain advertising, and approximately 21% agree to receive advertisers' messages. TCD protects the privacy of its users and does not provide their e-mail addresses to advertisers. Users will not receive editorial or marketing messages unless they so choose.

  ARCHIVE SALES

    TCD manages NYT's existing business of selling electronic access to the text archives of THE NEW YORK TIMES and THE BOSTON GLOBE in the business market through resellers such as Lexis/ Nexis and Dow Jones Information Services. TCD receives a management fee from NYT equal to 5% of these archive sales. In addition, TCD receives revenue from its own sale and delivery of electronic access to NYT's extensive text and photo archives.

  OTHER

    TCD also earns revenue from several other sources, including the sale of branded products online and subscription fees for nytimes.com's crossword puzzles.

THE TCD NETWORK WEBSITES

    The following describes TCD's websites.

                                           Exclusive Internet access to the complete contents of THE
         [LOGO]                            NEW YORK TIMES, plus enhanced features, regularly updated
                                           breaking news and The New York Times Learning Network

                                           Information concerning life in New York City, including
         [LOGO]                            neighborhood news, classifieds and entertainment and
                                           restaurant reviews and listings

                                           Information concerning Boston and New England and
         [LOGO]                            featuring exclusive Internet access to the complete
                                           contents of THE BOSTON GLOBE

                                           News and information about wine, including a searchable
         [LOGO]                            database containing expert tastings of over 5,000 wines
                                           from around the world

                                           News, features and instructional information for golfers
         [LOGO]                            featuring exclusive Internet access to the complete
                                           contents of GOLF DIGEST, GOLF WORLD and GOLF DIGEST WOMAN

                                           Community-building question and answer website featuring
         [LOGO]                            the ABUZZ technology

  RECENT TCD WEBSITE STATISTICS

    The following table presents the page views, visits and average minutes per visit for each of TCD's websites for the periods indicated. A "page view" represents a user accessing a single page of a website. A "visit" represents a user accessing the website regardless of the number of page views. The "average minutes per visitor" represents the average total number of minutes spent on the site during the period by each visitor. The data on page views and visits have been developed by TCD. The data on average minutes per visitor have been provided by Media Metrix for nytimes.com and boston.com, but are not available for TCD's other websites.

                                     SEPTEMBER 1999   OCTOBER 1999   NOVEMBER 1999   DECEMBER 1999
                                     --------------   ------------   -------------   -------------
                                                    (IN THOUSANDS, EXCEPT MINUTES)
Page views
  nytimes.com......................      92,368          90,689          91,630          90,731
  NYToday.com......................       3,991           4,237           3,872           3,704
  boston.com.......................      37,092          37,966          34,641          43,000
  WineToday.com....................         384             665             555             690
  GolfDigest.com...................         542             551             577             578
                                        -------         -------         -------         -------
      Total........................     134,377         134,108         131,275         138,703
                                        =======         =======         =======         =======
Visits
  nytimes.com......................      13,318          15,233          14,683          14,428
  NYToday.com......................         563             585             785             940
  boston.com.......................       5,429           5,685           5,535           5,769
  WineToday.com....................         142             190             160             174
  GolfDigest.com...................         143             151             156             170
                                        -------         -------         -------         -------
      Total........................      19,595          21,844          21,319          21,481
                                        =======         =======         =======         =======
Average minutes per visitor
  nytimes.com......................        19.4            21.6            23.1            36.4
  boston.com.......................        11.2            10.2            12.1             8.0

  NYTIMES.COM

    With over 10 million unique registered users, nytimes.com has the largest registered database of any news and information service on the Internet. Nytimes.com contains the complete daily and Sunday contents of THE NEW YORK TIMES, as well as news updates throughout the day and additional high quality material, particularly in the areas of technology and books. Nytimes.com takes full advantage of the online medium, enhancing important news articles with audio or video and providing other web-exclusive features. In the books section, users can enjoy audio interviews with and readings by dozens of authors, browse the first chapters of hundreds of books, and read virtually any book review printed by THE NEW YORK TIMES in the last two decades. In the technology section, a team of columnists and reporters creates a technology report that appears exclusively on nytimes.com.

    Users can download articles of interest from the vast archives of THE NEW YORK TIMES for a fee. Nytimes.com also includes The New York Times Learning Network, a key Internet resource for teachers, parents and students in grades 3-12. Major advertisers on the site include Compaq, IBM, Microsoft, Hewlett-Packard and Ford.

    Nytimes.com is offered free of charge to registered users. To register, a user must provide TCD with his or her age range, gender, zip code and e-mail address. In addition, users are asked whether they choose to receive by e-mail editorial messages from TCD and marketing messages from advertisers and are asked (but not required) to provide their annual net income range. In addition, the Decision Support System, or DSS, collects further data regarding a user upon each visit to the website. See "Decision Support System" for a more detailed description of the DSS. Within clearly articulated privacy constraints, TCD utilizes this information to offer advertisers and e-commerce merchants the opportunity to specifically target selected sub-groups of the user base. For example, an advertiser may wish to limit its message to residents of specific zip codes, specific age groups or other groups. Approximately 75% of advertisers use targeted advertising capabilities.

    According to data contained in @plan's Winter 2000 Release, compared to the average United States Internet user, a nytimes.com user is:

    - 65% more likely to earn in excess of $150,000 per year;

    - 62% more likely to have a post-graduate degree;

    - 39% more likely to have purchased online in the last 30 days; and

    - 48% more likely to have been online every day in the last 30 days.

  NYTODAY.COM

    NYToday.com is a daily guide to life in New York City that is of interest to both residents and visitors. The website's focus is arts and entertainment, restaurants, classifieds and neighborhood news and information. TCD is expanding the site to emphasize news and features about the city and region, and offer an expanded real estate section.

    The site currently features a searchable database of over five years of restaurant reviews from THE NEW YORK TIMES, plus more than 1,500 restaurant write-ups by THE NEW YORK TIMES's current and former critics Ruth Reichl, William Grimes and Eric Asimov that appear exclusively on NYToday.com, with new restaurants added monthly. The movies, theater, television, nightlife, art and sports sections offer previews of hundreds of events each week, along with reviews and features by THE NEW YORK TIMES'S critics and reporters. News from THE NEW YORK TIMES about the entire New York region appears daily. A hotel guide offers reviews of approximately 250 hotels in the city, while the Getaways section features content from the THE NEW YORK TIMES'S Travel section and an extensive database on travel in the Mid-Atlantic region and New England.

    The Real Estate, Automotive and Help Wanted Classifieds from THE NEW YORK TIMES, along with online-only classifieds, run on NYToday.com. Advertisers can buy banner and other forms of display ads, as well as listings in the site's Marketplace section to promote sales and special events. NYToday.com offers users online shopping and home-delivery services through partnerships with providers. The ABUZZ application has been available on this site since September 1999 allowing users to interact with each other. Major advertisers on the site include J&R Music, and real estate brokers Brown Harris Stevens and Douglas Elliman.com.

    According to data contained in @plan's Winter 2000 Release, compared to the average United States Internet user, a NYToday.com's user is:

    - 30% more likely to earn in excess of $150,000 per year;

    - 29% more likely to have a post-graduate degree;

    - 37% more likely to have purchased online in the last 30 days; and

    - 72% more likely to have been online every day in the last 30 days.

  BOSTON.COM

    Boston.com is a regional portal for New England anchored by the complete daily content of THE BOSTON GLOBE. Boston.com is updated continuously throughout the day with breaking news, and current traffic and weather reports. Launched in October 1995, the site presents comprehensive information about arts, entertainment, travel and shopping in New England. The site also features exclusive content from other respected New England media and institutions, including BOSTON MAGAZINE, the Boston Museum of Fine Arts, and New England Cable News.

    According to Media Metrix, boston.com was one of the most visited regional portals in the United States in the third quarter of 1999 and had a reach during that quarter of nearly 21%. For this purpose, reach is defined by Media Metrix as the percentage of Internet users in the Boston market that viewed the site in any given month during a specified quarter.

    Boston.com enhances its offerings with features such as local auctions and an MP3 site where more than 400 local bands have uploaded clips of their music. The ABUZZ application has been available on the site since September 1999, allowing users to interact with each other. The most recent addition to boston.com's content offerings is Digitalmass.com, a site dedicated to coverage of New England's vibrant Internet industry.

    The site includes online classifieds from THE BOSTON GLOBE and exclusive online listings in the automotive, real estate and help wanted areas. Help Wanted listings from THE BOSTON GLOBE are posted on boston.com for an additional fee paid by the advertiser. In addition, boston.com sells online-only postings.

    Boston.com offers customizable sponsorship packages with options such as fixed positioning in targeted sections, banner advertisements, e-mail advertising and contests. Major advertisers on the site include Travelscape.com, AltaVista, FleetBoston and Fidelity Investments.

    According to data contained in @plan's Winter 2000 Release, compared to the average United States Internet user, a boston.com's user is:

    - 14% more likely to earn in excess of $150,000 per year;

    - 33% more likely to have a post-graduate degree;

    - 39% more likely to have purchased online in the last 30 days; and

    - 39% more likely to have been online every day in the last 30 days.

  WINETODAY.COM

    WineToday.com, an international wine site, is published in Santa Rosa, California, in the heart of the Northern California wine country. Founded in 1998 by THE PRESS DEMOCRAT, a regional newspaper published by NYT, the site features consumer and industry news from wine regions around the world, stories on wineries and industry personalities, a database of more than 1,400 wineries, expert tastings of more than 5,000 domestic and foreign wines and a listing of almost 1,000 wine events. The site also features prominent wine writers, including THE NEW YORK TIMES's Frank Prial, wine author Oz Clarke and Italian wine authority Burton Anderson. Users of this site can read reviews of wine and wineries and search for wines using a number of qualifications, including price, star rating, varietal and specific taste attributes. WineToday.com also features WineSleuth, which sends e-mail to 5,000 registrants who want to be notified when certain wines have been tasted and reviewed.

    WineToday.com provides advertising and e-commerce opportunities for wine, wine related items, luxury goods, food and travel. Commencing in the second quarter of 2000, users will be able to buy many of the wines reviewed on the site through a strategic partnership with WineShopper.com, a business which relies on state-licensed wine wholesalers to deliver wines throughout the United States. Although currently WineToday.com is available without mandatory registration, the website has a voluntary registration process which has collected more than 20,000 unique user profiles. The ABUZZ application has been offered on this site since September 1999, allowing registered users to ask and answer questions of their fellow wine enthusiasts. Major advertisers on the site include Wine.com, WineBins.com, Kendall Jackson and Veuve Clicquot.

  GOLFDIGEST.COM

    GolfDigest.com seeks to become the Internet's premier golf destination. GOLF DIGEST, NYT's related print publication, had an average 1999 circulation of approximately 1,550,000, the largest of any golf magazine in the world. GolfDigest.com is focused on helping golfers to improve their game and golf enthusiasts to enjoy the sport through integrated content, community and commerce. Articles and features follow professional golf events, provide golf tutorials, discuss equipment innovations and provide other information of interest to the golf enthusiast. The site publishes the complete contents from GOLF DIGEST, GOLF WORLD, and GOLF DIGEST WOMAN magazines. The site also includes original material created by GolfDigest.com, user generated content from chats and forums and licensed third-party content. Tool-oriented content will be highlighted by GOLF DIGEST's famous 'Places to Play' Golf Course Guide's directory of 7,000 courses indexed in a searchable database.

    The site provides advertising and e-commerce opportunities for golf equipment or golf travel. The site intends to partner with leading Internet retailers in the golf industry for brand-name equipment and apparel sales. Additionally, GolfDigest.com intends to employ incentive-based registration as a means to build relationships with its users. The site is designed to be custom fit to each golfer's game. Advanced content customization and product placement engines work in tandem to deliver content and products based upon a golfer's ability, special interests, trouble shots and geography.

    GolfDigest.com was fully redesigned and relaunched as a preview edition in December 1999. Promotion of the relaunch is scheduled to begin on February 15, 2000.

  ABUZZ.COM

    Abuzz.com, launched on January 19, 2000, is a sophisticated natural language question and answer website targeted at the quality audience. Users can ask questions in a variety of subject areas, which are then automatically routed to other users who the software determines will be best able to answer them. Questions and answers are archived and can be accessed by all users.

Abuzz.com contains links to TCD's other websites and serves as a central repository for the archived questions and answers from the ABUZZ application on those other sites. We believe new users will be attracted to abuzz.com by the opportunity to ask and answer questions of fellow users, to tap the subjective knowledge of TCD's audience and to research the archives of previously asked and answered questions.

ABUZZ TECHNOLOGIES

    TCD acquired Abuzz Technologies, Inc., a Cambridge, Massachusetts-based software development company, in July 1999. Through Abuzz Technologies, TCD has developed innovative software applications that enable users of its websites to interact with each other. ABUZZ is a natural language question and answer service and profiling application designed to enable groups of people to manage and share knowledge not previously captured in written form. With its proprietary natural language processing and adaptive profiling technology, ABUZZ improves the process of asking and answering questions on the Internet and brings people with shared interests together. ABUZZ connects users with questions to other users who will likely be able to answer those questions. All questions and answers are routed through e-mail, the most widely used form of communication on the Internet.

    The ABUZZ application operates as follows:

    - ABUZZ users who wish to answer questions complete a profile that ABUZZ uses to determine which queries to route to them;

    - a user posts a question within specified subject matter circles on abuzz.com;

    - using a process that we refer to as adaptive routing, ABUZZ sends the question by e-mail to one or more registered users who ABUZZ determines are most likely able to answer the question;

    - all responders send answers directly by e-mail to the user who posted the question;

    - the user who posted the question can provide feedback to abuzz.com on the quality and utility of the responses; and

    - all questions and the answers are archived on abuzz.com and can be accessed by all users.

    Using a technique known as adaptive profiling, ABUZZ updates the profiles in its database based on the feedback that it receives from the persons sending the queries and from the responders. Through this profiling system, ABUZZ continually learns about its users and the knowledge they possess. The more users interact with each other, the better ABUZZ becomes at routing the right questions to the right people. TCD believes this interaction among its users will prove to be an appealing and low cost source of content to further attract users to its websites and keep them using the sites for larger periods. In addition, throughout the user's interaction with the application, TCD obtains information about the user that further enhances TCD's user database.

    In September 1999, the first release of ABUZZ was deployed on WineToday.com, The New York Times Learning Network, NYToday.com and boston.com. Each site had a single application of the ABUZZ software for its own audience base. In
January 2000, the second release of ABUZZ was deployed on a stand-alone website, abuzz.com, and throughout the network. The third release, currently scheduled for June 2000, will enable users to effectively take the ABUZZ community with them as they access non-TCD websites. The possibility for interaction among users, sharing information, asking and answering questions, and TCD's opportunity to deliver targeted advertising, will follow the user throughout the Internet.

DECISION SUPPORT SYSTEM

    Nytimes.com requires users to complete a simple one-time registration form that asks for general demographic information, such as his or her age range, gender, zip code and e-mail address. Some of the questionnaire is optional and TCD keeps all of the data confidential. These demographic data are collected and maintained by a proprietary system known as the Decision Support System, or DSS, which allows advertisers to deliver their messages to advertiser-defined user groups. When a user returns to nytimes.com, the visit is recorded by DSS. This system is distinct from pure cookie-based tracking in that the tracking relies on authentication tied to a user ID and password. By capturing information on its own servers, nytimes.com has highly reliable data on every user of every page. It is able to add these data to the demographic information it has from the registration process. DSS collects and stores data on each user's:

    - content behavior, including sections and pages viewed and time spent on each;

    - transactions; and

    - exposure to advertising and responses.

    For privacy purposes, all information is reported to advertisers in an aggregate form. TCD never reports individual personal data.

    Using the DSS system, an advertiser with nytimes.com can measure the response to its campaign, 24 hours-a-day and seven days-a-week, against various dimensions, including creative, demographic, advertisement position relative to content and user behavior. This real time understanding of user response to a campaign provides the opportunity to maximize the efficiency of the interactive medium and to adjust advertising campaigns as they continue to run.

TCD'S RELATIONSHIP WITH NYT

    TCD derives many benefits from its relationship with NYT, including the ability to leverage THE NEW YORK TIMES, THE BOSTON GLOBE and GOLF DIGEST brands; use content from NYT's publications; exploit cross marketing and promotional opportunities; and take advantage of The Times's purchasing power in obtaining goods and services.

    TCD and NYT have entered into arrangements to permit the cross selling of advertising by both NYT and TCD advertising staffs. The advertising commission structure is designed to encourage NYT's print advertising sales teams to sell online advertising products to their clients. In addition, TCD and NYT have agreed to cross-promote each other's publications and websites at deeply discounted rates.

    TCD and NYT have entered into a license agreement and a services agreement, and TCD and The Times have entered into a tax sharing agreement.

    The Times's minority equity interests in TheStreet.com, Classified Ventures, Inc., CareerPath.com, Inc. and Ovation, Inc. have been allocated to NYT. The minority interest in WineShopper.com has been allocated to TCD.

    See "Certain Relationships" for a more detailed description of the license agreement, services agreement, tax sharing agreement and other inter-group arrangements.

TECHNOLOGY AND OPERATING SYSTEMS

    TCD's strategy is to fully exploit available technology and to expand and complement the content of print periodicals and newspapers. Accomplishing this will enable TCD to maximize the user's experience on the Internet and the value to advertisers and e-commerce merchants of TCD's websites.

    TCD has developed an expandable operations infrastructure using open standard hardware and software systems. TCD's network of sites is hosted on its servers which are co-located at NYT's data center in New York City, at GTE in Cambridge, Massachusetts, and at Digital Nation in Reston, Virginia. The sites currently located at NYT's data center and at Digital Nation are being relocated to Global Center, Inc. in New York City. These data centers are designed to minimize failures by utilizing redundant equipment and connectivity paths.

NEWS AND INFORMATION GATHERING

    Each of nytimes.com, NYToday.com, boston.com, WineToday.com and GolfDigest.com operates its own newsroom, under the overall supervision of TCD. Content for the websites is obtained from THE NEW YORK TIMES, THE BOSTON GLOBE, GOLF DIGEST and other publications of NYT. In addition, each website generates its own content and obtains additional content from third party providers. TCD newsrooms utilize 82 full-time employees to produce, edit and publish content.

    Nytimes.com has entered into a joint venture with TheStreet.com under which the two operate a joint newsroom which provides continuously updated financial news throughout the day. The newsroom is under the direction of an editor selected by THE NEW YORK TIMES. The joint venture also provides for the linking of nytimes.com and TheStreet.com. Political Points, a daily live webcast featuring political campaign news and interviews, appears on nytimes.com and abcnews.com.

ADVERTISING SALES AND MARKETING

    Nytimes.com, NYToday.com and boston.com have dedicated advertising sales people to sell advertising and e-commerce opportunities. Designated members of the nytimes.com sales force sell advertising inventory on GolfDigest.com, WineToday.com and abuzz.com. In total, TCD employs 88 full-time advertising sales people in offices in New York City, Boston, Trumbull, Connecticut and Santa Rosa, California. TCD intends to open domestic sales offices in San Francisco and Chicago and a European sales office in either London or Paris in the near future.

    TCD has developed extensive sales and marketing programs designed to assist advertisers in reaching their audiences through distinctive and customizable programs. TCD sells display advertising in multiple formats, such as banners, sponsorship representations, buttons, text and graphical links and e-mail sponsorships, that allow users to link directly to the advertiser's own websites or to special promotional micro-sites created by TCD on behalf of its advertisers. In addition, advertising can be purchased on select sites or across TCD's entire network of sites. TCD believes that its focused and well-trained sales and marketing organization is important in attaining and maintaining premium advertising pricing and maximizing revenue.

    During the nine months ended September 1999, no advertiser accounted for more than 5% of TCD's revenue.

INTELLECTUAL PROPERTY

    NYT takes all appropriate steps to protect the trademarks and copyrights which it has licensed to TCD pursuant to the license agreement, including registering the trademarks with the United States Patent and Trademark Office and registering the copyrights with the United States Copyright Office.

    TCD takes all appropriate steps to protect its own trademarks, including registering these trademarks with the United States Patent and Trademark Office. In June 1999, Abuzz Technologies filed patent applications with the United States Patent and Trademark Office covering certain of the ABUZZ software. These applications, which were assigned to TCD in connection with its July 1999 acquisition of Abuzz Technologies, remain pending. TCD has no other patents or pending patent applications.

    TCD posts copyright notices on all of its websites. TCD intends to register its websites under rules recently issued by the United States Copyright Office.

COMPETITION

    Competition among Internet sites is intense and is expected to increase significantly in the future. The market for Internet content providers is rapidly evolving and barriers to entry are low, enabling newcomers to launch competitive sites at relatively low cost.

    TCD competes with both traditional media and with two distinctly different sets of Internet businesses. The first category consists of those who, like TCD, have positioned their brands to attract an educated, affluent audience. The second category includes those companies that compete for broader audiences.

    In particular, TCD competes with the following types of companies:

    - websites offering general news and information, such as abcnews.com, washingtonpost.com, msnbc.com, cnn.com and usatoday.com, many of which are supported by print or broadcast news franchises;

    - websites offering regional and local information, such as citysearch.com and digitalcities.com;

    - websites in the wine and golf categories, such as golfmagazine.com, winespectator.com and wine.com, many of which are supported by print franchises;

    - websites offering classified advertisements, such as monster.com and autoweb.com;

    - websites offering question and answer applications, such as about.com and askjeeves.com;

    - mass-market Internet content aggregators, such as America Online, Microsoft and Yahoo!;

    - Internet directories, search engines and other sites that offer original editorial content; and

    - companies in the print, broadcast and cable industries.

    The primary competitive factors in attracting users are quality, reliability, brand recognition and the depth, breadth and presentation of content. The primary competitive factors in attracting advertisers are user demographics and volume, the ability to deliver interactive and focused advertising and cost effectiveness.

    TCD's success will depend on its ability to build the quality network that will attract and retain a large and loyal user base, and to offer access to such users to advertisers and e-commerce merchants. TCD's ability to successfully compete could be adversely affected by laws regulating, or consumer dissatisfaction with, the collection of demographic data regarding users. See "Risk Factors--Risk Factors Relating to TCD--TCD's ability to sell targeted advertising may be limited if new laws relating to user privacy are enacted or if the marketplace does not support TCD's method of targeting audiences".

FACILITIES

    TCD's headquarters are located in New York City in leased office space. This facility also serves as the headquarters of nytimes.com and NYToday.com. WineToday.com leases office space in Santa Rosa, California, boston.com leases office space in Boston, Massachusetts, and Abuzz Technologies leases office space in Cambridge, Massachusetts. GolfDigest.com leases office space in Trumbull, Connecticut from GOLF DIGEST magazine. TCD believes that its facilities are adequate for its current operations and that such space or suitable alternative space will continue to be available on reasonable commercial terms in the foreseeable future.

EMPLOYEES

    As of December 31, 1999, TCD had 321 full-time employees, including 92 in web design and content development, 88 in advertising sales, 23 in marketing, 70 in technical development and operations and 48 in administration. TCD also uses independent contractors, freelance content providers and temporary employees. Reporters and producers of nytimes.com and NYToday.com are represented by the Newspaper Guild of New York. TCD's contract with the Guild extends through March 31, 2003. TCD considers its relationship with the Guild and with its employees to be good.

LEGAL PROCEEDINGS

    There are no legal proceedings to which The Times is a party pertaining to the business and operations of TCD, other than ordinary routine litigation that is incidental to the business of TCD and is not material to the business or financial condition of The Times or TCD.

                               MANAGEMENT OF TCD

    Although TCD has its own management team and advisory board, the senior officers of TCD ultimately report to the management of NYT. In addition, the board of directors, or the capital stock committee acting on its behalf, of The Times will in general make operational and financial decisions and implement policies that affect the business of both NYT and TCD.

SENIOR OFFICERS OF TCD

    The following table sets forth information regarding the senior officers of TCD.

NAME                                  AGE      POSITION WITH TCD
----                                --------   -----------------
Martin Nisenholtz.................     44      Chief Executive Officer
David A. Thurm....................     46      Chief Operating Officer
Richard J. Meislin................     46      Editor-in-Chief
Ellen Taus........................     41      Chief Financial Officer
Kenneth A. Richieri...............     48      Vice President and General Counsel
Catherine Levene..................     30      Vice President, Strategy and Business Development
Lincoln Millstein.................     50      Executive Vice President
Cristian Edwards..................     42      Group Vice President, Business-to-Business
Andres Rodriguez..................     34      President of Abuzz Technologies
Muriel R. Watkins.................     35      Vice President, Human Resources and Communications

    MARTIN NISENHOLTZ has served as Chief Executive Officer of TCD since
June 1999. He joined The Times in August 1995 and was responsible for the creation of THE NEW YORK TIMES ON THE WEB. From September 1994 to June 1995, he was director of content strategy for Ameritech Corporation, where he was responsible for guiding development of new video programming opportunities and interactive information and advertising services. From 1983 to 1994, he worked at Ogilvy & Mather Worldwide where he founded the Interactive Marketing Group, the first creative development unit at a major U.S. advertising agency devoted specifically to interactive communication. At the time of his departure from Ogilvy & Mather Worldwide, he was a senior vice president and a member of the operating committee.

    DAVID A. THURM has served as Chief Operating Officer of TCD since
August 1999. From January 1995 to July 1999, he was vice president, production for THE NEW YORK TIMES. From January 1993 to January 1995, he was its vice president, project development and administration. In these capacities, he was responsible for the planning and supervision of the construction of the newspaper's printing facility in College Point, Queens. In 1991, he served as executive director of project development and, in 1992, added the responsibility of THE NEW YORK TIMES's wholesale newspaper distributor, City & Suburban Delivery Systems.

    RICHARD J. MEISLIN has served as Editor-in-Chief of TCD since August 1999. From March 1998 to August 1999, he was editor-in-chief of THE NEW YORK TIMES ON THE WEB and from July 1994 to February 1998 he was newsroom technology chief at THE NEW YORK TIMES. He has worked for The Times since 1975, and his tenure has included positions for THE NEW YORK TIMES as a foreign correspondent and bureau chief.

    ELLEN TAUS has served as Chief Financial Officer of TCD since
September 1999. From September 1997 to September 1999, she was treasurer of The Times, and from December 1998 to September 1999, she was also a vice president of The Times. From February 1995 to December 1996, she was an independent financial consultant. From 1992 to February 1995, she was employed by R.H.
Macy & Co., Inc., eventually holding the position of vice president of corporate finance.

    KENNETH A. RICHIERI has served as Vice President and General Counsel of TCD since August 1999. From January 1993 to July 1999, he was assistant general counsel of The Times, where he was responsible for handling electronic publishing, intellectual property and business issues. From January 1989 to January 1993, he was senior counsel of The Times.

    CATHERINE LEVENE has served as Vice President, Strategy and Business Development of TCD since December 1999. From August 1999 to December 1999, she was vice president of business development for TCD and from April 1998 to August 1999, she was director of marketing for NYToday.com. From May 1997 to March 1998, she was manager of business strategy for Showtime Networks, Inc., where she was responsible for advising senior management on issues relating to convergence, broadband access and digital television and their impact on the cable industry. From June 1996 to January 1997, she was director of business development at Firefly Network, Inc.

    LINCOLN MILLSTEIN has served as Executive Vice President of TCD since January 2000. From August 1999 to January 2000, he was a Group Vice President and Publisher of TCD. From January 1995 to July 1999, he was vice president, new media at THE BOSTON GLOBE and from November 1998, chief executive officer of boston.com. He was deputy managing editor for features at THE BOSTON GLOBE and previously served as its business editor and city editor. His last assignment in the newsroom was as managing editor for features and new media. Prior to joining THE BOSTON GLOBE in 1983, Mr. Millstein spent 10 years at THE HARTFORD COURANT both as a reporter and editor, including business editor from 1981 to 1983.

    CRISTIAN EDWARDS has served as Group Vice President, Business-to-Business, of TCD since January 2000. From August 1999 to January 2000, he was a Group Vice President and Publisher of TCD. From July 1998 to July 1999, he was director of business development and planning for THE NEW YORK TIMES ON THE WEB, and from February 1996 to June 1998, project director in THE NEW YORK TIMES's strategic planning department. Prior to that, he managed a chain of 14 regional newspapers for El Mercurio, a publishing and communications company in South America.

    ANDRES RODRIGUEZ has served as President of Abuzz Technologies since December 1999. From August 1999 to November 1999, he was General Manager of Abuzz Technologies. He was co-founder of Abuzz Technologies and served as vice president, engineering and product development from 1996 to its acquisition by TCD in July 1999. Previously, he was founder and president of the MacGuffin Corporation, where he developed a distributed object-oriented software for a cable television network. He has 15 years of experience in software development.

    MURIEL R. WATKINS has served as Vice President, Human Resources and Communications of TCD since August 1999. From November 1997 to July 1999, she was director of human resources for The Times. From May 1992 to November 1997, she was associate director of human resources at The Reader's Digest Association's magazine division.

ADVISORY BOARD

    TCD will have an advisory board that consists of senior management of The Times and TCD and professionals from the Internet industry. The advisory board will consult with TCD management regarding TCD's business and various strategic initiatives.

                             EXECUTIVE COMPENSATION

TCD STOCK OPTION PLAN

    The board of directors of The Times adopted the TCD stock option plan on January 20, 2000, and the plan will be submitted to the stockholders of The Times for approval at our annual meeting on April 27, 2000. The board of directors adopted the plan to enable TCD to attract and retain employees and service providers and enable such persons to align their interests with the interests of the holders of TCD stock.

    The following is a brief description of the material features of the plan. This description is qualified in its entirety by reference to the full text of the plan, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

  OPTIONS

    The terms of the plan provide for grants of stock options to purchase shares of TCD stock. The plan provides for the grant of both options that qualify as "incentive stock options" under the Internal Revenue Code and non-qualified stock options.

  SHARES SUBJECT TO THE PLAN AND ANNUAL PER-PERSON LIMITATIONS

    Under the plan, the total number of shares of TCD stock that may be subject
to outstanding options granted under the plan shall not exceed       , subject
to adjustment in the event of a stock split, stock dividend, reclassification, exchange of Class A stock for TCD stock or certain other events.

    In addition, the plan imposes individual limitations on the amount of options. Under these limitations, during any fiscal year the number of options
granted to any one participant shall not exceed       shares, subject to
adjustment in certain circumstances.

    Our compensation committee is authorized to adjust the number of shares and type of securities subject to the aggregate share limitations and annual limitations under the plan and subject to outstanding options, including adjustments to exercise prices and number of shares subject to options and other affected terms of options, in the event that a dividend or other distribution, whether in cash, shares, or other property, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects TCD stock, such as an exchange for Class A stock, so that an adjustment is appropriate.

  ELIGIBILITY

    All employees of, or service providers to, The Times who have principal responsibility for, or who contribute substantially to, the management efficiency, achievement or financial success of TCD, including all employees of TCD and all members of the Advisory Board, are eligible to be granted options under the plan. In addition, each non-employee director of The Times will
receive an annual grant of an option to acquire       shares of TCD stock. This
annual grant is subject to adjustment in the event of a stock split, stock dividend, reclassification, exchange of Class A stock for TCD stock or certain other events.

  ADMINISTRATION

    The plan will be administered by our compensation committee. Subject to the terms and conditions of the plan, the compensation committee is authorized to interpret the plan, construe terms, adopt rules and regulations, prescribe forms, make all determinations under the plan and, subject to such terms and conditions as they may establish, delegate authority respecting certain matters to officers and managers of The Times or TCD.

  TERMS OF STOCK OPTIONS

    The exercise price per share subject to an option is determined by the compensation committee, but must not be less than the fair market value of a share of TCD stock on the date of grant except in the case of the initial grants referred to below. All other terms regarding each option are fixed by the compensation committee, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in:

    - cash;

    - by delivering shares of previously acquired TCD stock; or

    - as determined by the compensation committee.

  AMENDMENT AND TERMINATION OF THE PLAN

    The board of directors may amend or discontinue the plan without further stockholder approval, except for amendments required to be approved by stockholders by applicable law or any stock exchange or automated quotation system on which the TCD stock is then listed or quoted. The board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. No action of the board of directors may materially and adversely affect the rights of a participant under any previously granted and outstanding option without such participant's consent, except as provided in the grant agreement evidencing such option or as required under applicable law. As a result, stockholder approval will not necessarily be required for amendments that might increase the cost of the plan or broaden eligibility.

  FEDERAL INCOME TAX IMPLICATIONS OF THE STOCK OPTION PLAN

    The Times generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant upon exercise of a stock option (I.E., the difference between the market price of the shares at the time of exercise and the exercise price), except:

    - no deduction is permitted in connection with incentive stock options if the participant holds the shares acquired upon exercise for the longer of one year from exercise and two years from grant; and

    - deductions in certain cases could be limited under the $1.0 million compensation deductibility cap of Section 162(m) of the Internal Revenue Code. However, options granted with an exercise price at least equal to the market price of the shares at the time of grant should not be subject to the limitation contained in Section 162(m).

    Pursuant to the tax sharing agreement, TCD will generally be reimbursed for the benefit realized by The Times of these tax deductions.

  OUTSTANDING OPTIONS

    In connection with TCD's acquisition of Abuzz Technologies in July 1999, the holders of options to acquire shares of Abuzz Technologies received options to acquire shares of The Times's subsidiary that acquired Abuzz Technologies. The exercise price was determined by reference to the original exercise price of the Abuzz Technologies options. This subsidiary has also granted additional options to employees of, and service providers to, TCD. Upon the consummation of the offering, all these options will by their terms become non-qualified options to
acquire       shares
of TCD stock under the plan. The weighted average exercise price will be
$           per share of TCD stock. Of these options,       with a weighted
average exercise price of $    per share will be or become exercisable during
2000;       with a weighted average exercise price of $    per share will become
exercisable during 2001; and       with a weighted average exercise price of
$    per share will become exercisable during 2002 or subsequent periods.

EMPLOYMENT AGREEMENT WITH MARTIN NISENHOLTZ

    Martin Nisenholtz is employed as the Chief Executive Officer of TCD pursuant to an employment agreement dated as of September 1, 1999. The agreement has an initial term of three years with automatic one-year extensions unless either
Mr. Nisenholtz or the Times gives notice no less than 90 days prior to the expiration date of the agreement. Under the agreement, Mr. Nisenholtz's annual base salary has initially been fixed at $325,000. He is eligible for annual increases, but not decreases, at the discretion of our compensation committee. Mr. Nisenholtz's target annual bonus is 45% of his base salary, and payment is based on the achievement of goals set for Mr. Nisenholtz by our board, or the compensation committee, at the beginning of the year for which performance is measured. A minimum annual bonus of $125,000 is guaranteed. Mr. Nisenholtz is also eligible to receive long-term performance awards under our executive compensation plans. We currently pay long-term bonuses based on the achievement of performance goals measured over a three-year period.

    Mr. Nisenholtz has also been granted options to purchase shares of a subsidiary of The Times. These options will, upon completion of this offering, automatically convert into options under the TCD stock option plan to acquire
    shares of TCD stock at an exercise price of $    per share. Of these
options,              will be vested;              will vest on September 1,
2000, and              will vest on each of March 1, 2001, September 1, 2001,
March 1, 2002 and September 1, 2002.

    We may terminate the employment agreement at any time. If we terminate
Mr. Nisenholtz's employment due to disability, death or for cause, Mr. Nisenholtz will be entitled to his base salary earned through the effective date of the termination and any other benefits provided for under our policies or benefit plans.

    If we terminate the employment agreement without "cause" or if Mr. Nisenholtz resigns for "good reason", in either case, as defined in the employment agreement, TCD is obligated to:

    - pay Mr. Nisenholtz, in a single lump sum, his base salary for 18 months and any annual bonus earned through the effective date of the termination;

    - immediately vest all unvested stock options; and

    - provide health coverage for Mr. Nisenholtz and his eligible dependents for an 18-month period commencing on the effective date of termination.

    Mr. Nisenholtz is subject to a one-year non-compete agreement at the end of the term of the employment agreement.

                             CERTAIN RELATIONSHIPS

RELATIONSHIP WITH NYT

    As a result of TCD's extensive business relationships with NYT, conflicts of interest are likely to develop between TCD and NYT. In some cases decisions may favor NYT to the detriment of TCD. TCD and NYT engage in a variety of transactions in the ordinary course of their respective businesses and have entered into the inter-group agreements described below. TCD has not retained an independent third party to evaluate transactions with NYT. The terms of such arrangements might not be as favorable to TCD as TCD could obtain from an unrelated third party. See "Risk Factors--Risk Factors Relating to Ownership of TCD Stock--There will be conflicts of interest involving NYT and TCD and the board of directors could make decisions that favor NYT at the expense of TCD" for additional information about the relationship between TCD and NYT.

LICENSE AGREEMENT

    NYT and TCD have entered into a license agreement pursuant to which NYT has granted TCD a 10-year license to use the trademarks and copyrights owned by NYT's publications including THE NEW YORK TIMES, THE BOSTON GLOBE and GOLF DIGEST. Under the license agreement, TCD will pay NYT an annual license fee equal to the greater of $5.0 million or the sum of:

    - 10% of the first $100 million of TCD's revenue;

    - 8% of the next $50 million of TCD's revenue;

    - 6% of the next $50 million of TCD's revenue; and

    - 5% of TCD's revenue above $200 million.

    The license agreement provides for TCD to have the exclusive use of NYT's trademarks and copyrights on the Internet except for:

    - NYT customer service sites;

    - NYT content republished in print publications by clients of the NYT News Service which may appear on websites of those clients; and

    - Internet offerings that are developed by NYT and which TCD elects not to pursue.

    In addition, under the license agreement, TCD has the right to the trademarks and content of NYT's regional newspapers and broadcast properties. At the current time, however, TCD has elected not to exploit these Internet rights.

    The license agreement does not provide for automatic renewal. Upon the expiration of the license agreement, our board of directors, or the capital stock committee acting on its behalf, will determine whether to renew the license agreement and on what terms.

TAX SHARING AGREEMENT

    TCD's results are included in the consolidated federal income tax returns of The Times. The Times and TCD have entered into a tax sharing agreement which provides that, if The Times so requests, TCD will include its operating results in any state, city or local combined or similar income or franchise tax return to be filed by The Times. Under the tax sharing agreement, TCD will be reimbursed quarterly by The Times for any tax benefits resulting from the inclusion of TCD in its consolidated federal income tax returns and any such state, city or local combined or similar returns, to the extent The Times is deemed able to utilize them under the tax sharing agreement. TCD will make quarterly payments to The Times for any tax liability of the Times resulting from TCD's inclusion in those returns.

SERVICES AGREEMENT

    NYT and TCD have entered into a services agreement pursuant to which NYT provides corporate support services to TCD. The services agreement provides for these services to be charged to TCD based on the cost of providing these services. Where the services provided to TCD are identical to those provided to units of NYT, such as the payroll processing services provided by NYT's Shared Services Center, the services agreement provides for TCD's charges to be allocated on the same basis as all the units of NYT. TCD has the right under the services agreement to obtain services from third party vendors should it determine that to be advantageous.

              TRACKING STOCK POLICIES AND CAPITAL STOCK COMMITTEE

TRACKING STOCK POLICIES

    In connection with the issuance of TCD stock, we have adopted and intend to follow the tracking stock policies described below.

  ALLOCATION OF BUSINESS OPPORTUNITIES AND OPERATIONS

    The tracking stock policies provide that, to the extent not covered by the license agreement, any business conducted or proposed to be conducted by The Times that the board of directors, or the capital stock committee acting on its behalf, determines to be a commercial Internet business, will be allocated to TCD. To the extent any business or asset relating to TCD is acquired by The Times, the board of directors will arrange for an allocation of the same to TCD as soon as reasonably practicable at a price equivalent to the fair market value of such business or asset. These provisions of the tracking stock policies will not preclude the formation of commercially reasonable contracts or other arrangements between NYT and TCD for sales agency, resale, or any other arrangement with respect to businesses conducted by either NYT or TCD. Except as provided above, the board of directors may allocate business opportunities and operations to NYT or TCD as it considers in the best interests of The Times and all our stockholders.

  TREASURY AND CASH MANAGEMENT POLICIES

    We will manage most treasury activities on a centralized, consolidated basis. These activities will include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of NYT stock and TCD stock. TCD will remit its cash receipts to NYT, and NYT will generally fund each group's cash disbursements, on a daily basis.

    After the date on which the TCD stock is first issued, the following will apply:

    - We will attribute each future incurrence or issuance of external debt or preferred stock, and the proceeds thereof, to NYT, except in cases where the board of directors determines otherwise. The board of directors, or the capital stock committee acting on its behalf, may determine from time to time to attribute an incurrence or issuance of debt or preferred stock, and the proceeds thereof, to TCD to the extent that The Times incurs or issues the debt or preferred stock for the benefit of TCD, but the board of directors will not be required to do so.

    - We will attribute each future issuance of NYT stock, and the proceeds thereof, to NYT. We may attribute any future issuance of TCD stock, and the proceeds thereof, to TCD or NYT in respect of its retained interest in TCD.

    - Dividends on NYT stock will be charged against NYT, and dividends on TCD stock will be charged against TCD. At the time of any dividend on TCD stock while the number of shares issuable with respect to the retained interest is greater than zero, we will attribute to NYT in proportion to its retained interest a corresponding amount in respect of the number of shares issuable with respect to the retained interest.

    - Repurchases of NYT stock will be charged against NYT. Repurchases of TCD stock may be charged either against TCD or NYT as determined by the board of directors in its sole discretion. If a repurchase of TCD stock is charged against NYT, the number of shares issuable with respect to NYT's retained interest in TCD will be increased by the number of shares so repurchased.

    - Whenever TCD holds cash (including the net proceeds of this offering), TCD will normally transfer that cash to NYT. Conversely, whenever TCD has a cash need, NYT will normally fund that cash need. The net amount owed to NYT by TCD, or to TCD by NYT, will normally accrue interest at The Times's short-term borrowing rate. However, the board of directors will retain ultimate authority at all times to determine, in its sole discretion, whether to provide any particular funds to either group and will not be obligated to do so.

    - We will account for all cash transfers from one group to or for the account of the other group, other than transfers in return for assets or services rendered or transfers in respect of the number of shares issuable with respect to the retained interest that correspond to dividends paid on TCD stock, as inter-group short-term loans unless:

       - The board of directors determines that a given transfer or type of transfer should be accounted for as a long-term loan;

       - The board of directors determines that a given transfer or type of transfer should be accounted for as a capital contribution by NYT to TCD increasing the number of shares issuable with respect to NYT's retained interest in TCD; or

       - The board of directors determines that a given transfer or type of transfer should be accounted for as a return of capital by TCD to NYT reducing the number of shares issuable with respect to NYT's retained interest in TCD.

    There are no specific criteria to determine when we will account for a cash transfer as a long-term loan, a capital contribution by NYT to TCD or a return of capital by TCD to NYT rather than an inter-group revolving credit advance. The board of directors, or the capital stock committee acting on its behalf, will make such a determination in the exercise of its business judgment at the time of such transfer based upon all relevant circumstances. Factors that the board of directors may consider include the current and projected capital structure of NYT and TCD; the financing needs and objectives of the recipient group; the availability, cost and time associated with alternative financing sources; and prevailing interest rates and general economic conditions.

    - Cash transfers accounted for as inter-group short-term loans will bear interest at the rate at which The Times could borrow such funds. In addition, any cash transfers accounted for as a long-term loan will have interest rates, amortization, maturity, redemption and other terms that reflect the then-prevailing terms on which The Times could borrow such funds.

    - Any cash transfer from NYT to TCD, or for its account, accounted for as a capital contribution will correspondingly increase TCD's equity account and the number of shares issuable with respect to NYT's retained interest in TCD. See Annex I to this prospectus, "Illustration of Certain Terms--Capital Transfers of Cash or Other Assets between NYT and TCD", for an illustration of this.

    - Any cash transfer from TCD to NYT, or for its account, accounted for as a return of capital will correspondingly reduce TCD's equity account and the number of shares issuable with respect to NYT's retained interest in TCD. See Annex I to this prospectus, "Illustration of Certain Terms--Capital Transfers of Cash or Other Assets between NYT and TCD", for an illustration of this.

  RELATIONSHIP BETWEEN GROUPS

    All material commercial transactions between NYT and TCD will be on commercially reasonable terms and shall be subject to the review and approval of the capital stock committee.

  POLICIES MAY BE MODIFIED OR RESCINDED AT ANY TIME

    The tracking stock policies may be modified, suspended or rescinded, and additional policies may be adopted, or exceptions made to such policies in connection with particular facts and circumstances, all as the board of directors, or the capital stock committee acting on its behalf, may determine, consistent with its fiduciary duties to The Times and all of our common stockholders, at any time without the approval of our stockholders, although we have no present intention to do so.

CAPITAL STOCK COMMITTEE

    The board of directors has, effective upon the consummation of this offering, established a committee of the board of directors known as the capital stock committee.

    Initially              ,             ,              , and              ,
will be appointed to this committee. The board of directors will delegate to the capital stock committee the authority to, and the capital stock committee will, interpret, make determinations under, and oversee the implementation of, the tracking stock policies and amendments, waivers or extensions of inter-group agreements. All material commercial transactions between NYT and TCD, including any transaction that results in a change in NYT's retained interest in TCD, will be on commercially reasonable terms and will be subject to the review and approval of the capital stock committee. In making any and all determinations, the board of directors, or the capital stock committee acting on its behalf, will act in good faith and in a manner consistent with its fiduciary duties to us and to all our common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of our common stock, including the holders of TCD stock.The board of directors has also provided the capital stock committee with the authority to engage the services of accountants, investment bankers, appraisers, attorneys and other service providers to assist it in discharging its duties.

    The capital stock committee will have and may exercise such powers, authority and responsibilities as the board of directors may delegate in connection with the adoption of general policies governing the relationship between the business groups or otherwise, including:

    - the business and financial relationships between NYT and TCD;

    - dividends in respect of, and transactions in, shares of NYT stock or TCD stock; and

    - any other matters arising in connection with the relationships or transactions between NYT and TCD.

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING DESCRIPTION IS NOT COMPLETE AND SHOULD BE READ WITH OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, WHICH WE HAVE FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

    Our current certificate of incorporation authorizes us to issue 300,000,000 shares of Class A stock, par value $0.10 per share; 849,520 shares of Class B stock, par value $0.10 per share; and 200,000 shares of serial preferred stock, par value $1.00 per share. As of September 26, 1999, we had issued and outstanding 188,496,309 shares of Class A stock, 849,520 shares of Class B stock and no shares of serial preferred stock.

    Before the offering, we will file an amended and restated certificate of incorporation which will amend and restate our current certificate of incorporation. This amended and restated certificate of incorporation will:

    - increase the number of authorized shares of common stock from 300,849,602
      to       ;

    - authorize the board of directors to issue common stock in three classes:

      -       shares of Class A stock;

      -       shares of Class B stock; and

      -       shares of Class C stock, par value $0.10 per share; and

    - specify the terms and provisions applicable to the Class C stock, and amend the terms and provisions applicable to the outstanding Class A stock and Class B stock.

    In this prospectus, we refer to Class A stock and Class B stock as "NYT stock" and Class C stock as "TCD stock".

    We have allocated all our consolidated assets, liabilities, revenue, expenses and cash flow between NYT and TCD. TCD and NYT are each sometimes referred to as a group of The Times. In the future, we will publish separate financial statements of TCD as well as consolidated financial statements of The Times.

    Before the offering, the board of directors will designate the initial number of shares issuable with respect to NYT's retained interest in TCD. See "--NYT's Retained Interest in TCD" and "--Number of Shares of TCD Stock Issuable with Respect to NYT's Retained Interest in TCD" for additional information about NYT's retained interest in TCD and the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD.

    The board of directors will have the authority in its sole discretion to issue authorized but unissued shares of our capital stock from time to time for any proper corporate purpose. The board of directors will have the authority to do so without stockholder approval, except as provided by New York law or the rules and regulations of any securities exchange or automated quotation system on which any class of outstanding common stock may then be listed.

CERTAIN TERMS

    The following terms used in this prospectus have the meanings specified in our amended and restated certificate of incorporation and are set forth below:

    ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF TCD means a portion of such assets that represents at least 80% of the then-current fair value of the assets of TCD.

    EXEMPT DISPOSITION means any of the following:

    - a disposition in connection with the liquidation, dissolution or winding-up of The Times and the distribution of assets to stockholders;

    - a disposition to any person or entity controlled by The Times, as determined by the board of directors in its sole discretion;

    - a disposition for which The Times receives consideration primarily consisting of equity securities, including, without limitation:

      - capital stock of any kind;

      - interests in a general or limited partnership;

      - interests in a limited liability company; or

      - debt securities convertible into or exchangeable for any of the above, or options or warrants to acquire any of the above,

    in each case without regard to the voting power or other management or governance rights associated therewith, of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by TCD prior to the disposition, as determined by the board of directors in its sole discretion;

    - a dividend, out of TCD's assets, to holders of TCD stock, and a transfer of a corresponding amount to NYT in respect of its retained interest in TCD; and

    - any other disposition, if:

      - at the time of the disposition there are no shares of NYT stock outstanding;

      - at the time of the disposition there are no shares of TCD stock outstanding; or

      - before the 30th trading day following the disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of TCD stock for newly issued shares of Class A stock as contemplated under "--Optional Exchange of TCD Stock for Class A Stock" below.

    FAIR VALUE means:

    - in the case of cash, the amount thereof;

    - in the case of capital stock that has been publicly traded for a period of at least 15 months, the market value thereof; and

    - in the case of other assets or securities, the fair market value thereof as the board of directors shall determine in good faith.

Any good faith determination by the board of directors of fair value shall be conclusive and binding on all stockholders.

    MARKET VALUE of a share of any class of capital stock on any trading day generally means the average of the high and low reported sale prices of a share of such class on such trading day, subject to certain exceptions described in our amended and restated certificate of incorporation.

    The NET PROCEEDS of a disposition of any assets of a group means the positive amount, if any, remaining from the gross proceeds of such disposition after any payment of, or reasonable provision for:

    - any taxes payable by The Times in respect of such disposition;

    - any taxes payable by The Times in respect of any resulting dividend or redemption;

    - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    - any liabilities, contingent or otherwise, of, attributed to or related to, such group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities, other than common stock, attributed to such group, as determined in good faith by the board of directors.

    NYT means:

    - all of the businesses, assets and liabilities of The Times and its subsidiaries, other than the businesses, assets and liabilities that are part of TCD;

    - the rights and obligations of NYT under any inter-group debt deemed to be owed to or by NYT, as such rights and obligations are defined in accordance with the tracking stock policies; and

    - a proportionate interest in TCD, after giving effect to any options, preferred stock, other securities or debt issued or incurred by The Times and attributed to TCD, equal to the retained interest percentage.

The Times may re-allocate assets from one group to the other group in return for other assets or services rendered by that other group in the ordinary course of business or in accordance with policies established by the board of directors from time to time. If The Times transfers cash, other assets or securities to holders of shares of TCD stock as a dividend or other distribution on shares of TCD stock, other than a dividend or distribution payable in shares of TCD stock, or as payment in a redemption of shares of TCD stock effected as a result of a TCD disposition, then the board of directors shall re-allocate from TCD to NYT cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred TIMES a fraction, the numerator of which shall equal the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of TCD stock outstanding on that date.

    This last amount can also be expressed as follows:

                                                          (NUMBER OF SHARES OF TCD STOCK ISSUABLE
                                                                      WITH RESPECT TO
 (FAIR VALUE OF CASH, ASSETS OR SECURITIES       X            NYT'S RETAINED INTEREST IN TCD)
               TRANSFERRED)                             ------------------------------------------
                                                        (NUMBER OF SHARES OF TCD STOCK OUTSTANDING)

    PROPORTIONATE INTEREST OF HOLDERS OF TCD STOCK IN THE NET PROCEEDS OF A TCD DISPOSITION, OR IN THE OUTSTANDING SHARES OF COMMON STOCK OF ANY SUBSIDIARIES HOLDING TCD'S ASSETS AND LIABILITIES, MEANS

    - the amount of such net proceeds, or the number of such shares, TIMES

    - the number of shares of TCD stock outstanding, DIVIDED by

    - the number of notional shares of TCD stock deemed outstanding.

This amount can also be expressed as follows:

                                                        (NUMBER OF SHARES OF TCD STOCK OUTSTANDING)
(NET PROCEEDS OR NUMBER OF SHARES)               X      ------------------------------------------
                                                          (NUMBER OF NOTIONAL SHARES OF TCD STOCK
                                                                    DEEMED OUTSTANDING)

    PUBLICLY TRADED with respect to any security means:

    - registered under Section 12 of the Securities Exchange Act, or any successor provision of law; and

    - listed for trading on the NYSE, or any other national securities exchange registered under Section 6 of the Securities Exchange Act, or any successor provision of law; or

    - listed on the Nasdaq National Market, or any successor market system.

    TCD means:

    - the Internet business division of The Times, including all of the businesses, assets and liabilities of The Times and its subsidiaries that the board of directors has allocated to TCD, as of the date on which our amended and restated certificate of incorporation becomes effective under New York law. We call the date our amended and restated certificate of incorporation becomes effective, the "effective date";

    - any assets or liabilities acquired or incurred by The Times or any of its subsidiaries after the effective date in the ordinary course of business and attributable to TCD;

    - any businesses, assets or liabilities acquired or incurred by The Times or any of its subsidiaries after the effective date and allocated to TCD; and

    - the rights and obligations of TCD under any inter-group debt deemed to be owed to or by TCD, as such rights and obligations are defined in accordance with the tracking stock policies.

The Times may re-allocate assets from one group to the other group in return for other assets or services rendered by that other group in the ordinary course of business or in accordance with policies established by the board of directors from time to time. If The Times transfers cash, other assets or securities to holders of shares of TCD stock as a dividend or other distribution on shares of TCD stock, other than a dividend or distribution payable in shares of TCD stock, or as payment in a redemption of shares of TCD stock effected as a result of a TCD disposition, then the board of directors shall re-allocate from TCD to NYT cash or other assets having a fair value equal to the aggregate fair value of the cash, other assets or securities so transferred TIMES a fraction, the numerator of which shall equal the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of TCD stock outstanding on such date.

    This last amount can also be expressed as follows:

                                                          (NUMBER OF SHARES OF TCD STOCK ISSUABLE
                                                                      WITH RESPECT TO
(FAIR VALUE OF CASH, ASSETS OR SECURITIES        X            NYT'S RETAINED INTEREST IN TCD)
TRANSFERRED)                                            ------------------------------------------
                                                        (NUMBER OF SHARES OF TCD STOCK OUTSTANDING)

    NOTIONAL SHARES OF TCD STOCK DEEMED OUTSTANDING means the number of shares of TCD stock outstanding plus the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD.

    TRADING DAY means each weekday on which the relevant security or, if there are two relevant securities, each relevant security, is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq National Market or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq National Market, traded in the principal over-the-counter market in which it trades.

VOTING RIGHTS

    Our amended and restated certificate of incorporation will provide that the holders of Class A stock and TCD stock have limited voting rights. They will be entitled to vote, as a single class, for the election of 30% of our board of directors. They may also vote, together with the other common stockholders of The Times, on:

    - ratification of the selection of our independent auditors;

    - reservation of any shares of capital stock of The Times for options granted or to be granted to officers, directors or employees of The Times;

    - the acquisition of the stock or assets of any other company in the following circumstances:

       - if any officer, director or holder of 10% or more of any class of voting securities of The Times has an interest, directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction;

       - if the transaction involves the issuance of Class A stock or Class B stock or securities convertible into any of them, or any combination thereof, and if the aggregate number of shares of Class A stock or Class B stock to be so issued together with the Class A stock or Class B stock which could be issued upon conversion of such securities approximates, in the reasonable judgment of the board of directors, 20% or more of the aggregate number of shares of Class A stock and Class B stock outstanding immediately prior to such transaction;

       - if the transaction involves the issuance of TCD stock or securities convertible into TCD stock, or any combination thereof, and if the aggregate number of shares of TCD stock to be so issued together with the shares of TCD stock which could be issued upon conversion of such securities approximates, in the reasonable judgment of the board of directors, 20% or more of the aggregate number of shares of TCD stock outstanding immediately prior to such transaction plus the number of shares of TCD stock issuable with respect to NYT's retained interest immediately prior to such transaction;

       - if the transaction involves the issuance of Class A stock or Class B stock and any additional consideration, and if the value of the aggregate consideration so to be issued, including the value of any Class A stock or Class B stock which may be issuable in the future in accordance with the terms of the transaction, has in the reasonable judgment of the board of directors a combined fair value of approximately 20% or more of the aggregate market value of shares of Class A stock and Class B stock outstanding immediately prior to such transaction; or

       - if the transaction involves the issuance of TCD stock and any additional consideration, and if the value of the aggregate consideration so to be issued, including the value of any TCD stock which may be issuable in the future in accordance with the terms of the transaction, has in the reasonable judgment of the board of directors a combined fair value of approximately 20% or more of the aggregate market value of shares of TCD stock outstanding immediately prior to such transaction plus the number of shares of TCD stock issuable with respect to NYT's retained interest immediately prior to such transaction.

    The holders of Class B stock will be entitled to vote, with one vote per share, for the election of 70% of our board of directors, voting separately and as a class, and on all other matters to the exclusion of all other classes of our common stock.

    On all such matters for which the holders of Class A stock and TCD stock vote together, and for which no separate class vote is required by New York law:

    - each outstanding share of Class A stock will entitle the holder to one vote; and

    - each outstanding share of TCD stock will entitle the holder to a number of votes, calculated to the nearest five decimal places, equal to the average market value of a share of TCD stock divided by the average market value of a share of Class A stock during the 20 consecutive trading day period ending on, and including, the fifth trading day before the applicable record date, provided, however, that in the event that the foregoing calculation results in the holders of TCD stock holding in excess of 40% of the total voting power of all outstanding shares of Class A stock and TCD stock, the vote of each share of TCD stock shall be reduced such that all outstanding shares of TCD stock represent 40% of the total voting power of all outstanding shares of Class A stock and TCD stock.

    For illustrations showing how to calculate the number of votes that the holders of shares of TCD stock would be entitled to cast under different hypothetical scenarios, see Annex I to this prospectus, "Illustration of Certain Terms".

    Therefore, when holders of Class A stock and TCD stock vote together as a single class, the holders of Class A stock, as a group, will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of Class A stock and holders of TCD stock.

    The New York Business Corporation Law requires a separate vote of holders of shares of common stock of any series on any proposed amendment to our certificate of incorporation if such holders will be adversely affected by a proposed amendment that would:

    - exclude or limit their right to vote on any matter, except as such right may be limited by new shares then being authorized whether of an existing or new class or series;

    - change their shares by reducing the par value thereof;

    - change their shares into a different number of shares of the same class or into the same or a different number of shares of any one or more other classes or series thereof;

    - either change or abolish the designation of their shares, or any of their relative rights, preferences, and limitations, including any provisions as to undeclared dividends on their shares, whether or not cumulative or accrued, including any provisions as to the redemption of their shares or any sinking fund related thereto, and including any provisions as to their preemptive rights;

    - provide that their shares may be converted into shares of any other class or any other series of the same class, or alter the terms and conditions upon which their shares are convertible, or change the underlying shares which are issuable upon conversion of such shares; or

    - subordinate their rights by authorizing shares having preferences which would be superior to their rights in any respect.

On matters where holders of either Class A stock or TCD stock are entitled under the New York Business Corporation Law to vote as a separate class, each share of that class would be entitled to one vote in the separate vote on such matter.

    After TCD stock is issued, we will set forth the number of outstanding shares of Class A stock, Class B stock and TCD stock in our annual and quarterly reports filed pursuant to the Securities Exchange Act, and disclose in any proxy statement for a stockholders meeting the number of outstanding shares and per share voting rights of Class A stock, Class B stock and TCD stock.

DIVIDENDS

    We do not expect to pay dividends on TCD stock for the foreseeable future. We currently continue to pay quarterly dividends on NYT stock. We will be permitted to pay dividends on:

    - NYT stock out of assets of The Times legally available for the payment of dividends under New York law, but the total amounts paid as dividends on NYT stock cannot exceed the Available Dividend Amount for NYT; and

    - TCD stock out of the assets of The Times legally available for the payment of dividends under New York law, and transfer corresponding amounts to NYT in respect of its retained interest in TCD. However, the total amounts paid as dividends on TCD stock and the corresponding amounts transferred to NYT in respect of its retained interest in TCD cannot exceed the Available Dividend Amount for TCD.

    The "Available Dividend Amount for NYT" at any time is the amount that would then be legally available for the payment of dividends on NYT stock under New York law if:

    - NYT and TCD were each a separate New York corporation;

    - NYT had outstanding:

       - a number of shares of common stock, par value $0.10 per share, equal to the number of shares of NYT stock that are then outstanding; and

       - a number of shares of preferred stock, par value $1.00 per share, equal to the number of shares of serial preferred stock of The Times that have been attributed to NYT and are then outstanding;

    - the assumptions about TCD set forth in the definition of "Available Dividend Amount for TCD" below were true; and

    - NYT owned a number of shares of TCD stock equal to the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD.

    Similarly, the "Available Dividend Amount for TCD" at any time is the amount that would then be legally available for the payment of dividends on TCD's common stock under New York law if TCD were a separate New York corporation having outstanding:

    - a number of shares of common stock, par value $0.10 per share, equal to the number of shares of TCD stock that are then outstanding plus the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD; and

    - a number of shares of preferred stock, par value $1.00 per share, equal to the number of shares of serial preferred stock of The Times that have been attributed to TCD and are then outstanding, if any.

    The amount legally available for the payment of dividends on common stock of a corporation under New York law is generally limited to:

    - the total assets of the corporation less its total liabilities, LESS

    - the aggregate par value of the outstanding shares of its common and preferred stock.

    As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for NYT and TCD. These restrictions will also form the basis for calculating the aggregate amount of dividends that The Times as a whole can pay on its common stock, regardless of class. Thus, net losses of either group, and any dividends and distributions on, or repurchases of, any class of common stock, will reduce the assets legally available for dividends on all classes of common stock.

    Subject to the foregoing limitations and to any other limitations set forth in any future series of preferred stock or in any agreements binding on The Times from time to time, we will have the right to pay dividends on any, all or none of the classes of common stock in equal or unequal amounts, notwithstanding the performance of any group, the amount of assets available for dividends on any class, the amount of prior dividends paid on any class, the respective voting rights of each class or any other factor.

    At the time of any dividend on the outstanding shares of TCD stock, including any dividend paid as a result of a disposition of all or substantially all of the assets of TCD, but excluding any dividend payable in shares of TCD stock, we will credit to NYT, and charge against TCD, a corresponding amount in respect of NYT's retained interest in TCD. Specifically, the corresponding amount will equal:

    - the aggregate amount of such dividend TIMES

    - a fraction, the numerator of which is the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD and the denominator of which is the number of shares of TCD stock then outstanding.

    This amount can also be expressed as follows:

 (AGGREGATE AMOUNT OF DIVIDEND) X (NUMBER OF SHARES OF TCD STOCK ISSUABLE WITH
                                RESPECT OF NYT'S
                           RETAINED INTEREST IN TCD)
--------------------------------------------------------------------------------
                  (NUMBER OF SHARES OF TCD STOCK OUTSTANDING)

    Upon any dividend payable in TCD stock, appropriate adjustment will be made in the number of shares of TCD stock issuable in respect of NYT's retained interest.

MANDATORY DIVIDENDS, REDEMPTION, OR EXCHANGE ON DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF TCD OR NYT

    If we dispose of all or substantially all of the assets of TCD, defined in our amended and restated certificate of incorporation to be at least 80% of the then-current fair value of the assets of TCD to one or more persons or entities, in one transaction or a series of related transactions, and this disposition is not an exempt disposition as defined above, we would be required, by the 85th trading day after the consummation of this disposition, to choose one of the following three alternatives:

    - declare and pay a dividend to the holders of TCD stock in cash, securities, other than common stock of The Times, or other property, or a combination thereof, in an amount having a fair value equal to their proportionate interest in the net proceeds of the disposition;

    - redeem from holders of TCD stock, for cash, securities, other than common stock of The Times, or other property, or a combination thereof, in an amount having a fair value equal to their proportionate interest in the net proceeds of such disposition, all the outstanding shares of the TCD stock, or, if TCD continues after such disposition to own any material assets other than the proceeds of such disposition, a number of shares of TCD stock having an aggregate average market value, during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated, equal to such fair value; or

    - issue shares of Class A stock in exchange for all of the outstanding shares of TCD stock at a 10% premium, based on the average market value of Class A stock as compared to the average market value of TCD stock during the 20 consecutive trading day period beginning on the 16th trading day immediately following the date on which the disposition is consummated.

    In connection with any special dividend on, or redemption of less than all, TCD stock, as described above, we will credit to NYT, and charge against TCD, a corresponding amount in respect of NYT's retained interest in TCD. Specifically, the corresponding amount will equal:

    - the aggregate amount of such dividend or redemption TIMES

    - a fraction, the numerator of which is the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD and the denominator of which is the number of shares of TCD stock then outstanding.

    This amount can also be represented by the following:

  (AGGREGATE AMOUNT) X (NUMBER OF SHARES OF TCD STOCK ISSUABLE WITH RESPECT TO
                                     NYT'S
                           RETAINED INTEREST IN TCD)
--------------------------------------------------------------------------------
                  (NUMBER OF SHARES OF TCD STOCK OUTSTANDING)

    In addition, in connection with any redemption of TCD stock as described above, we will decrease the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD by the same proportion as the proportionate decrease in outstanding shares of TCD caused by such redemption.

    At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of Class A stock in exchange for outstanding shares of TCD stock at a 10% premium. The exchange ratio that will result in a 10% premium will be calculated based on the average market value of Class A stock as compared to the average market value of the TCD stock during the 20 consecutive trading day period ending on the 5th trading day immediately preceding the date on which The Times mails the notice of exchange to holders of TCD stock. In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider:

    - whether the remaining assets of TCD continue to constitute a viable business;

    - the number of shares of TCD stock remaining issued and outstanding;

    - the per share market price of TCD stock; and

    - the ongoing cost of continuing to have a separate class of TCD stock outstanding.

    Upon the sale of all or substantially all the assets of NYT, the holders of NYT stock would have comparable rights to receive a dividend, to have their shares redeemed or to receive TCD stock in exchange for their shares at our discretion on terms substantially similar to the terms as described above.

OPTIONAL EXCHANGE OF TCD STOCK FOR CLASS A STOCK

    We will have the right, at any time on or after January 1, 2003, to issue shares of Class A stock in exchange for all outstanding shares of TCD stock at a 15% premium. The exchange ratio that will result in a 15% premium will be calculated based on the average market value of Class A stock as compared to the average market value of TCD stock during a 20 consecutive trading day period ending on the fifth trading day immediately preceding the date on which The Times mails the notice of exchange to the holders of TCD stock. No premium will be payable if we make the exchange at any time after the aggregate market value of the outstanding TCD stock shall have exceeded for any period of 20 consecutive trading days the aggregate market value of the outstanding NYT stock, assuming the conversion of Class B stock into Class A stock for purposes of the calculation. Prior to January 1, 2003, we can issue shares of Class A stock in exchange for all outstanding shares of TCD stock at the applicable premium if, as result of the enactment of legislative changes or administrative proposals or changes, we or our stockholders would, based on the legal opinion of our tax counsel, more likely than not be subject to tax upon issuance of TCD stock or NYT stock or if TCD stock or NYT stock more likely than not would not be treated as stock of The New York Times Company.

OPTIONAL EXCHANGE FOR STOCK OF A SUBSIDIARY IN CONNECTION WITH A SPIN-OFF

    We will have the right, at any time, to exchange stock of a subsidiary of The Times for TCD stock so long as the assets and liabilities of TCD are held directly or indirectly by the subsidiary. In such event, holders of TCD stock will receive a class of common stock in the subsidiary that possesses voting rights with respect to the subsidiary that are generally comparable to the voting rights that TCD stock has with respect to The Times, except that such stock will have a fixed one vote per share on matters on which it is entitled to vote. The Times will distribute the remaining shares of the subsidiary to the holders of Class A stock and Class B stock, with the holders of Class A stock receiving shares of the same class as the shares issued to the holders of TCD stock and the holders of Class B stock receiving shares of a separate class of common stock of the subsidiary that possesses voting rights with respect to the subsidiary that are generally comparable to the voting rights that Class B stock has with respect to The Times. Depending on the circumstances at the time, an exchange of stock of a subsidiary of The Times for TCD stock could be taxable to holders of TCD stock and to The Times for United States federal income tax purposes.

GENERAL DIVIDEND, EXCHANGE AND REDEMPTION PROVISIONS

    If we complete a disposition of all or substantially all of the assets of TCD, other than an exempt disposition, we would be required, not more than the 10 trading days after the consummation of such disposition, to issue a press release specifying:

    - the net proceeds of such disposition;

    - the number of shares of TCD stock then outstanding;

    - the number of shares of TCD stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof; and

    - the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD.

    Not more than 40 trading days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption, or Exchange on Disposition of All or Substantially All of the Assets of TCD" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not more than 40 trading days after such consummation and not less than 10 trading days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of TCD stock at their addresses as they appear on our transfer books.

    If we determine to undertake a special dividend, we would be required to specify in the notice:

    - the record date for such dividend;

    - the payment date of such dividend, which cannot be more than 85 trading days after such consummation; and

    - the aggregate amount and type of property to paid in such dividend and the approximate per share amount thereof.

    If we determine to undertake a redemption, we would be required to specify in the notice:

    - the date of redemption, which cannot be more than 85 trading days after such consummation;

    - the aggregate amount and type of property to be paid as a redemption price and the approximate per share amount thereof;

    - if less than all shares of TCD stock are to be redeemed, the number of shares to be redeemed; and

    - the place or places where certificates for shares of TCD stock, properly endorsed or assigned for transfer, unless we waive such requirement, should be surrendered in return for delivery of the cash, securities or other property to be paid by The Times in such redemption.

    If we determine to undertake an exchange, we would be required to specify in the notice:

    - the date of exchange, which cannot be more than 85 trading days after such consummation;

    - the number of shares of Class A stock to be issued in exchange for each outstanding share of TCD stock; and

    - the place or places where certificates for shares of TCD stock, properly endorsed or assigned for transfer, unless we waive such requirement, should be surrendered in return for delivery of the Class A stock to be delivered by The Times in such exchange.

    If we determine to complete any exchange described under "--Optional Exchange of TCD Stock for Class A Stock" or "--Optional Exchange for Stock of a Subsidiary in Connection with a Spin-off", we would be required, between 10 to 30 trading days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of TCD stock at their addresses as they appear on our transfer books, specifying:

    - the exchange date and the other terms of the exchange; and

    - the place or places where certificates for shares of TCD stock, properly endorsed or assigned for transfer, unless we waive such requirement, should be surrendered for delivery of the Class A stock or the stock of the subsidiary, as the case may be, to be delivered by The Times in such exchange.

    Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

    If we are redeeming less than all of the outstanding shares of TCD stock, we would redeem such shares pro rata or by lot or by such other method as the board of directors determines to be equitable.

    No holder of TCD stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify, unless we waive such requirement. As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of TCD stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of TCD stock not exchanged or redeemed.

    We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of TCD stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of TCD stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the fair value thereof, without interest.

    From and after the date set for any exchange or redemption, all rights of a holder of shares of TCD stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest, and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend. A holder of shares of TCD stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of Class A stock or stock of a subsidiary, as the case may be, until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions, without interest, which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Class A stock or stock of a subsidiary, as the case may be, represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of TCD stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Class A stock or stock of a subsidiary, as the case may be, for which the shares of TCD stock should have been exchanged, notwithstanding the failure to surrender such certificates.

    We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to The Times the amount of any such tax or establishes to our satisfaction that such tax has been paid.

    We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board of directors may determine to be appropriate under the circumstances.

LIQUIDATION

    Upon the voluntary or involuntary liquidation, dissolution or winding-up of The Times, holders of NYT stock and TCD stock will be entitled to receive their proportionate interest in the net assets of The Times, if any, remaining for distribution to common stockholders after:

    - payment of or provision for all liabilities, including contingent liabilities, of The Times; and

    - payment of the liquidation preference payable to holders of our outstanding serial preferred stock, if any.

    Such distributions will be made PRO RATA in accordance with the average market value of a share of NYT stock, valuing Class A stock and Class B stock at the market value of Class A stock, and the average market value of a share of TCD stock during the 20 consecutive trading day period ending on, and including, the 5th trading day before the date of the first public announcement of:

    - a voluntary liquidation, dissolution or winding-up by The Times; or

    - the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of The Times.

    The liquidation formula is intended to provide liquidation rights for each series of common stock proportionate to the respective market values at the time of any liquidation.

    Neither the merger nor consolidation of The Times with any other entity, nor a sale, transfer or lease of all or any part of the assets of The Times, would alone be deemed a liquidation, dissolution or winding-up for these purposes.

NYT'S RETAINED INTEREST IN TCD

    In this prospectus, we call the percentage interest in TCD intended to be represented at any time by the outstanding shares of TCD stock the outstanding interest percentage, and we call the remaining percentage interest in TCD intended to be represented at any time by NYT's retained interest in TCD the retained interest percentage. At any time, the outstanding interest percentage equals the number of shares of TCD stock outstanding divided by the number of notional shares of TCD stock deemed outstanding, expressed as a percentage. The outstanding interest percentage can also be expressed as follows:

                   NUMBER OF SHARES OF TCD STOCK OUTSTANDING
         -------------------------------------------------------------

           NUMBER OF NOTIONAL SHARES OF TCD STOCK DEEMED OUTSTANDING

    The retained interest percentage equals the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD divided by the number of notional shares of TCD stock deemed outstanding, expressed as a percentage. The retained interest percentage can also be expressed as follows:

          NUMBER OF SHARES OF TCD STOCK ISSUABLE WITH RESPECT TO NYT'S
                            RETAINED INTEREST IN TCD
         -------------------------------------------------------------

           NUMBER OF NOTIONAL SHARES OF TCD STOCK DEEMED OUTSTANDING

    The sum of the outstanding interest percentage and the retained interest percentage always equals 100%. Thus:

     OUTSTANDING INTEREST PERCENTAGE + RETAINED INTEREST PERCENTAGE = 100%

    At the time that we file the amended and restated certificate of incorporation, the retained interest percentage will be 100% and the outstanding interest percentage will be 0%.

NUMBER OF SHARES OF TCD STOCK ISSUABLE WITH RESPECT TO NYT'S RETAINED INTEREST IN TCD

    The board of directors has determined that the initial number of shares
issuable with respect to NYT's retained interest in TCD will be       . Under
the terms of the amended and restated certificate of incorporation, these shares of TCD stock are the authorized shares that are issuable in respect of NYT's retained interest. In the offering, we will attribute the net proceeds to the equity of TCD. The issuance of the shares in the offering will have no effect on the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD, but the issuance of the shares of TCD stock in respect of NYT's retained interest will correspondingly reduce that number. Thus, after giving effect to the offering,

    - there will be              shares of TCD stock outstanding, or
      shares if the underwriters fully exercise their option to purchase additional shares;

    - the number of shares of TCD stock issuable with respect to NYT's retained
      interest in TCD will remain at    ;

    - the number of notional shares of TCD stock deemed outstanding will be ;

    - the outstanding interest percentage will be approximately   %, or
      approximately   % if the underwriters fully exercise their option to
      purchase additional shares; and

    - the retained interest percentage will be approximately   %, or
      approximately   % if the underwriters fully exercise their option to
      purchase additional shares.

ATTRIBUTION OF ISSUANCES OF TCD STOCK

    After the offering, whenever we decide to issue shares of TCD stock, we will determine, in our sole discretion, whether to attribute that issuance, and the proceeds thereof:

    - to NYT in respect of its retained interest in TCD, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent; or

    - to TCD, in a manner analogous to a primary offering of common stock by TCD.

    If we issue any shares of TCD stock and attribute that issuance, and the proceeds thereof, to NYT in respect of its retained interest in TCD, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be reduced by the number of shares so issued, the number of outstanding shares of TCD stock would be increased by the same amount, the number of notional shares of TCD stock deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If we instead attribute that issuance and the proceeds thereof to TCD, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would remain unchanged, the number of outstanding shares of TCD stock and the number of notional shares of TCD stock deemed outstanding would be increased by the number of shares so issued, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased.

    The former stockholders of Abuzz Technologies that hold shares of the subsidiary of The Times that acquired Abuzz Technologies will have the right to
exchange their shares of the capital stock of the subsidiary for   shares of TCD
stock. This issuance will be attributable to NYT and will reduce NYT's retained interest in TCD.

ISSUANCES OF TCD STOCK AS DISTRIBUTIONS ON NYT OR TCD STOCK

    We reserve the right to issue shares of TCD stock as a distribution on NYT stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to NYT in respect of its retained interest in TCD. As a result, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be reduced by the number of shares of TCD stock so distributed, the number of outstanding shares of TCD stock would be increased by the same amount, the number of notional shares of TCD stock deemed outstanding would remain unchanged, the retained interest percentage would be reduced and the outstanding interest percentage would be correspondingly increased. If instead we issued shares of TCD stock as a distribution on TCD stock, we would attribute that distribution to TCD, in which case we would proportionately increase the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD. As a result, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD and the number of notional shares of TCD stock deemed outstanding would each be increased by the same percentage as the number of outstanding shares of TCD stock is increased and the retained interest percentage and outstanding interest percentage would remain unchanged.

REPURCHASES OF TCD STOCK

    If we decide to repurchase shares of TCD stock, we would determine, in our sole discretion, whether to attribute that repurchase and the cost thereof to NYT, in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent, or to TCD, in a manner analogous to an issuer repurchase. If we repurchase shares of TCD stock and attribute that repurchase and the cost thereof to NYT, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be increased by the number of shares so purchased, the number of outstanding shares of TCD stock would be decreased by the same amount, the number of notional shares of TCD stock deemed outstanding would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased. If we instead attribute that repurchase and the cost thereof to TCD, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would remain unchanged, the number of outstanding shares of TCD stock and the number of notional shares of TCD stock deemed outstanding would be decreased by the number of shares so repurchased, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased.

TRANSFERS OF CASH OR OTHER PROPERTY BETWEEN NYT AND TCD

    We may, in our sole discretion, determine to transfer cash or other property from TCD to NYT in return for a decrease in NYT's retained interest in TCD, in a manner analogous to a return of capital, or to transfer cash or other property from NYT to TCD in return for an increase in NYT's retained interest in TCD, in a manner analogous to a capital contribution. If we determine to transfer cash or other property from TCD to NYT in return for a decrease in NYT's retained interest in TCD, the number of shares issuable of TCD stock with respect to NYT's retained interest in TCD and the number of notional shares of TCD stock deemed outstanding, would each be decreased by an amount equal to the fair value of such cash or other property divided by the market value of a share of TCD stock on the day of transfer, the number of outstanding shares of TCD stock would remain unchanged, the retained interest percentage would be decreased and the outstanding interest percentage would be correspondingly increased.

    If we instead determine to transfer cash or other property from NYT to TCD in return for an increase in NYT's retained interest in TCD, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD and the number of notional shares of TCD stock deemed outstanding would each be increased by an amount equal to the fair value of such cash or other property divided by the market value of a share of TCD stock on the day of transfer, the number of outstanding shares of TCD stock would remain unchanged, the retained interest percentage would be increased and the outstanding interest percentage would be correspondingly decreased.

    We may not attribute issuances of TCD stock to NYT, transfer cash or other property of TCD to NYT in return for a decrease in its retained interest in TCD or take any other action to the extent that doing so would cause the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD to decrease below zero.

    For illustrations showing how to calculate the retained interest percentage, the outstanding interest percentage, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD and the number of notional shares of TCD stock deemed outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see Annex I to this prospectus, "Illustration of Certain Terms".

EFFECTIVENESS OF CERTAIN TERMS

    The terms described under "--Voting Rights", "--Dividends", "--Mandatory Dividend, Redemption, or Exchange on Disposition of All or Substantially All of the Assets of TCD or NYT", "--Optional Exchange of TCD Stock for Class A Stock", "--Optional Exchange for Stock of a Subsidiary in Connection with a Spin-off", and "--Liquidation" above apply only when there are shares of both NYT stock and TCD stock outstanding.

CERTAIN OTHER PROVISIONS OF THE AMENDED CHARTER AND BY-LAWS

  PREFERRED STOCK

    The amended and restated certificate of incorporation, like our current certificate, will provide that the board of directors may issue shares of serial preferred stock in one or more series from time to time. The board of directors has the authority to fix by resolution or resolutions the relative rights, preferences, limitations, restrictions and designations, of the shares of each series of preferred stock, including without limitation, the following:

    - the group (NYT or TCD) to which the serial preferred stock will be attributed;

    - the number of shares included in such series;

    - the distinctive serial designation of such series which shall distinguish it from other series;

    - the dividend rate or rates payable to holders of the shares of such series;

    - whether dividends on the shares of such series shall be cumulative and, if so, the date from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable;

    - the obligation, if any, of The Times to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

    - the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of The Times or at the option of the holder or holders thereof or upon the happening of a specified event or events;

    - whether the holders of the shares of such series shall be entitled to receive, upon voluntary or involuntary liquidation, dissolution or winding-up of The Times, an amount equal to the dividends accumulated and unpaid on the shares, whether or not earned or declared, and the relative rights of priority, if any, of payment of the shares of such series;

    - whether the holders of the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether such fund shall be cumulative or noncumulative, the conditions and manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions that apply to the operation of the purchase, retirement or sinking fund;

    - whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of The Times or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of The Times and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and

    - whether or not holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights.

    Section 804(a)(2) of the New York Business Corporation Law automatically gives holders of the outstanding shares of a class the option to vote as a class on amendments to change the number of authorized shares of such class.

  OPTIONAL CONVERSION OF CLASS B STOCK INTO CLASS A STOCK

    The amended and restated certificate of incorporation, like our current certificate, will provide that the holders of shares of Class B stock have the option to convert such stock into shares of Class A stock, on a share-for-share basis, at any time. Shares of Class B stock that are surrendered for conversion are canceled and may not be reissued.

  DETERMINATIONS BY THE BOARD

    The amended and restated certificate, like our current certificate, will provide that, subject to applicable law, any determinations made by the board of directors in good faith under the amended and restated certificate of incorporation or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of The Times.

  PREEMPTIVE RIGHTS

    The amended and restated certificate of incorporation, like our current certificate, will provide that, except for the holders of Class B stock, no holder of any share of any class of stock of The Times, including the TCD stock, will have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

  NUMBER OF DIRECTORS; FILLING VACANCIES

    The number of members of the board of directors will be fixed from time to time by resolution of a majority of the board of directors. No decrease in the number of directors shall shorten the term of any incumbent director.

    Vacancies, whether arising through death, resignation, an increase in the number of directors, disqualification or otherwise, may be filled by a majority vote of the remaining directors, although less than a quorum.

    A director elected to fill a vacancy shall serve for the unexpired term in respect of which such vacancy occurred.

CERTAIN PROVISIONS OF NEW YORK LAW

    The Times is subject to the business combination provisions of Section 912 of the New York Business Corporation Law. In general, such provisions prohibit a publicly-held New York corporation from engaging in various business combination transactions with any interested shareholder for a period of five years after the date of the transaction in which the person became an interested shareholder unless:

    - the business combination transaction, or the transaction in which the interested shareholder became an interested shareholder, is approved by the board of directors prior to the purchase;

    - the combination was approved by the board of directors prior to the shareholder's stock acquisition date;

    - the combination was approved by the disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or

    - the price paid to all the shareholders meets statutory criteria.

    A business combination is defined to include various transactions between the corporation and its interested stockholder, including mergers, consolidations, transfers of assets, whether by sale, lease, exchange, mortgage, pledge, transfer or otherwise, certain share issuances, liquidation or dissolution, certain reclassifications of securities and other transactions resulting in financial benefit to a stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns or, within five years, did own, 20% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts with respect to The Times and, accordingly, may discourage attempts to acquire The Times.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The New York Business Corporation Law provides that a corporation has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the corporation.

    Our by-laws provide that The Times indemnify to the full extent permitted by law any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person or such person's testator or intestate is or was a director or officer of The Times, or serves or served at the request of The Times any other enterprise as a director, officer or employee. Our by-laws provide that any judgments, fines, amounts paid in settlement, taxes or penalties and expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by The Times to the full extent permitted by law, except that such person is not entitled to be indemnified by The Times if a judgment or other final adjudication establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    Our by-laws provide that such right to indemnification is not intended to limit any right to indemnification to which any officer or director would be entitled by law in the absence of such by-law provision, nor shall it be deemed exclusive of any other rights such a person may have under law, any provision of our certificate of incorporation or by-laws, any agreement approved by the board of directors, or a resolution of stockholders or directors.

    As permitted by the New York Business Corporation Law, our certificate of incorporation provides, and our amended and restated certificate will provide, that directors of The Times are not personally liable for damages for any breach of duty as a director unless a judgment or other final adjudication adverse to such director establishes that his or her actions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law or for any act or omission prior to the effectiveness of this provision.

    We maintain directors' and officers' liability insurance which insures against liabilities that our directors or officers may incur in such capacities.

STOCK TRANSFER AGENT AND REGISTRAR

    EquiServe Trust Company is the registrar and transfer agent for NYT stock and TCD stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material United States federal income tax considerations relevant to an investment in TCD stock. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date hereof. These authorities are subject to change, possibly with retroactive effect. In particular, the United States Congress could enact legislation, or the Treasury Department could issue regulations or other guidance, including, without limitation, regulations issued under the broad grant of authority under Section 337(d) of the Internal Revenue Code, that affect the treatment of tracking stock, including TCD stock. Any such change, which could be retroactive, could alter the tax consequences discussed below.

    BECAUSE UNITED STATES TAX CONSEQUENCES MAY DIFFER FROM ONE HOLDER TO THE NEXT, THE DISCUSSION SET OUT BELOW DOES NOT PURPORT TO DESCRIBE ALL OF THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR SITUATION. IN ADDITION, THE DISCUSSION BELOW DOES NOT ADDRESS MATTERS OF STATE, LOCAL OR FOREIGN TAX LAW. ACCORDINGLY, YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF INVESTING IN TCD STOCK. THE STATEMENTS OF UNITED STATES TAX LAW BELOW ARE BASED ON THE LAWS AND INTERPRETATIONS THEREOF IN FORCE AS OF THE DATE OF THIS PROSPECTUS, AND ARE SUBJECT TO CHANGE.

    We believe that TCD stock will be treated as common stock of The New York Times Company for United States federal income tax purposes. Accordingly, we believe that neither we nor you will recognize any income, gain or loss for United States federal income tax purposes as a result of the issuance of TCD stock.

    We have not sought any ruling from the Internal Revenue Service in connection with the issuance of TCD stock. The Internal Revenue Service has announced that it will not issue advance rulings on the classification of an instrument, such as TCD stock, that has certain voting and liquidation rights in the issuing corporation, but that has dividend rights that are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the classification for tax purposes of instruments with characteristics similar to those of TCD stock. Accordingly, it is possible that the Internal Revenue Service could assert that the issuance of TCD stock will result in a substantial taxable gain to us and that a court could agree with that assertion.

    A legislative proposal made by the Clinton Administration in February 1999 would impose a corporate-level tax on the issuance of stock similar to TCD stock. As proposed by the Clinton Administration, this provision would be effective for tracking stock issued on or after the date of its enactment by Congress. Tax legislation enacted by Congress subsequent to the Clinton Administration proposal has not included any provision corresponding to the proposal. However, we cannot predict whether the Clinton Administration proposal will be enacted by Congress and, if enacted, whether it will be in the form proposed. If the Clinton Administration proposal or a similar proposal is enacted, then we could be subject to tax on an issuance of TCD stock on or after the date of enactment. We may issue Class A stock in exchange for TCD stock at any time at a 15% premium or no premium, depending on the relative market values of the outstanding TCD stock and NYT stock, if, based on the opinion of our tax counsel, as a result of the enactment of legislative changes or administrative proposals or changes, it is more likely than not that we or our stockholders will be subject to tax upon issuance of TCD stock or NYT stock or that any such stock will not be treated as stock of The New York Times Company. Under current law, such an exchange should qualify as a tax-free recapitalization, such that no gain or loss will be recognized by us or by holders of the stock to be exchanged.

    We have the right, at any time, to exchange stock of a subsidiary of The Times for TCD stock so long as the assets and liabilities of TCD are held directly or indirectly by the subsidiary. Depending on the circumstances at the time, such an exchange could be taxable to holders of TCD stock and The Times for United States federal income tax purposes. See "Description of Capital Stock--Optional Exchange for Stock of a Subsidiary in Connection with a Spin-off".

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for TCD stock. Sales of significant amounts of TCD stock in the public market, or the perception that such sales may occur, could adversely affect the market prices of TCD stock.

    Upon completion of this offering, we expect to have       shares of TCD
stock outstanding, or       shares if the underwriters fully exercise their
option to purchase additional shares. These shares will be freely tradeable without restriction by persons other than "affiliates" of The Times, as that term is defined in Rule 144 of the Securities Act.

    Upon completion of this offering and assuming the underwriters do not exercise their option to purchase additional shares, we will be entitled to
issue up to approximately       additional shares of TCD stock, of which up to
      shares could be for the account of NYT in respect of NYT's retained interest in TCD.

    Our employees and certain other individuals have the right to purchase
approximately       shares of TCD stock under employee stock options, subject to vesting requirements. After the completion of this offering, we intend to file a registration statement under the Securities Act to register all shares issuable on exercise of stock options granted or to be granted under the TCD stock option plan. After that registration statement becomes effective, those shares will be freely saleable in the public market immediately following exercise of these options.

    We expect up to       shares of TCD stock will be owned by certain
affiliates and will therefore be deemed "restricted securities" within the meaning of the Securities Act. The former stockholders of Abuzz Technologies, a company acquired by TCD in July 1999, will have the right to acquire additional shares of TCD stock in exchange for shares of a subsidiary of The Times that were issued to them in connection with such acquisition. Such issue will be attributable to NYT and will reduce NYT's retained interest in TCD. These shares of TCD stock will be restricted securities within the meaning of the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns restricted securities may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of TCD stock then outstanding (which will equal
      approximately        shares immediately after this offering); or

    - the average weekly trading volume of TCD stock on the NYSE during the four calendar weeks preceeding the filing with the SEC of a notice on the SEC's Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about The Times.

    Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceeding a sale, an affiliate of The Times and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    The former stockholders of Abuzz Technologies have registration rights with respect to the shares of TCD stock they are entitled to receive. Holders of a majority of those shares are entitled to require The Times to register the shares for resale at any time and from time to time after the first anniversary of this offering. In addition, the former stockholders of Abuzz Technologies are entitled to be included in any registration of TCD stock effected by The Times after the first anniversary of this offering, other than for employee plans or acquisitions.

    Under "lock-up" agreements with the underwriters, all executive officers and directors of The Times, all senior officers of TCD and certain former stockholders of Abuzz Technologies, who collectively hold (or have options to acquire, subject to vesting requirements, or hold securities exchangeable for)
an aggregate of       shares of TCD stock, have agreed not to offer, sell,
contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of TCD stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of TCD stock, for a period of 180 days from the date of this prospectus without the prior consent of the representatives of the underwriters. We also will agree with the underwriters that, without the prior consent of the representatives of the underwriters, we will not offer, sell, contract to sell or otherwise dispose of TCD stock or any securities of The Times that are substantially similar to TCD stock, including any securities of The Times that are convertible into or exchangeable for, or represent the right to receive, TCD stock for a period of 180 days from the date of this prospectus, other than issuances of shares of TCD stock to persons in connection with business acquisitions and strategic alliances provided that such persons agree to the lock-up referred to in the preceding sentence, or pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus.

                                  UNDERWRITING

    The Times and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., FleetBoston Robertson Stephens Inc. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

                                                              Number of
                        Underwriters                            Shares
                        ------------                          ----------
Goldman, Sachs & Co.........................................
FleetBoston Robertson Stephens Inc..........................
J.P. Morgan Securities Inc..................................

                                                               -------
    Total...................................................
                                                               =======

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from The Times to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts to be paid to the underwriters by The Times. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                             No        Full
                   Paid by The Times                      Exercise   Exercise
                   -----------------                      --------   --------
Per Share...............................................  $          $
Total...................................................  $          $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    At our request, up to              shares of TCD stock have been reserved
for sale at the initial public offering price by the underwriters to holders of Class B stock and employees and directors of The Times. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares sold hereby.

    The Times and the executive officers and directors of The Times, the senior officers of TCD and certain former stockholders of Abuzz Technologies have agreed with the underwriters not to dispose of or hedge any of their TCD stock or securities convertible into or exchangeable for shares of TCD stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans or to shares of TCD stock issued by The Times to persons in connection with business acquisitions and strategic alliances provided that such persons agree not to dispose of or hedge those shares during the period referred to in the preceding sentence. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    Prior to this offering, there has been no public market for the shares. The initial public offering has been negotiated among The Times and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the historical performance of both The Times and TCD, estimates of the business potential and earnings prospects of The Times and TCD, an assessment of the management of The Times and TCD, and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Times intends to apply to list the TCD stock on the NYSE under the symbol "TCD". In order to meet one of the requirements for listing TCD stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

    In connection with the offering, the underwriters may purchase and sell shares of TCD stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of TCD stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of TCD stock. As a result, the price of TCD stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    The Times estimates that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $ million. These expenses will be allocated to TCD.

    The Times has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    The consolidated financial statements and the related consolidated financial statement schedule of The Times as of December 27, 1998, and December 28, 1997, and for each of the three years in the period ended December 27, 1998, incorporated by reference in this prospectus, and the combined financial statements and the combined financial statement schedule of TCD as of December 27, 1998, and December 28, 1997, and for each of the three years in the period ended December 27, 1998, included in this prospectus and elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report on the consolidated statements and the related consolidated financial statement schedule of The Times incorporated by reference herein, and as stated in their reports on the combined financial statements and the related combined financial statement schedule of TCD appearing herein and elsewhere in the registration statement, and are incorporated and included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                             VALIDITY OF TCD STOCK

    The validity of TCD stock offered by this prospectus will be passed upon for The Times by Morgan, Lewis & Bockius LLP, New York, New York, and for the underwriters by Sullivan & Cromwell, New York, New York.

                                                                         ANNEX I

                         ILLUSTRATION OF CERTAIN TERMS

    The following illustrations show how to calculate the retained interest percentage, the outstanding interest percentage, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD and the number of notional shares of TCD stock deemed outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to had occurred. Actual calculations may be slightly different due to rounding.

    At any given time, the percentage interest in TCD intended to be represented by the outstanding shares of TCD stock (I.E., the outstanding interest percentage) is equal to:

                   NUMBER OF SHARES OF TCD STOCK OUTSTANDING
         -------------------------------------------------------------

               NUMBER OF SHARES OF TCD STOCK OUTSTANDING + NUMBER
 OF SHARES OF TCD STOCK ISSUABLE WITH RESPECT TO NYT'S RETAINED INTEREST IN TCD

and the remaining percentage interest in TCD intended to be represented by NYT's retained interest in TCD (I.E., the retained interest percentage) is equal to:

     NUMBER OF SHARES OF TCD STOCK ISSUABLE WITH RESPECT TO NYT'S RETAINED
                                INTEREST IN TCD
         -------------------------------------------------------------

               NUMBER OF SHARES OF TCD STOCK OUTSTANDING + NUMBER
 OF SHARES OF TCD STOCK ISSUABLE WITH RESPECT TO NYT'S RETAINED INTEREST IN TCD

    The sum of the outstanding interest percentage and the retained interest percentage will always equal 100%. In our example, before the first issuance, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD is 100, the retained interest percentage is 100% and the outstanding interest percentage is 0%.

THE OFFERING

    The following illustration reflects an assumed issuance by The Times of 15 shares of TCD stock in the offering. Assume the issuance is attributed to TCD as an increase in its equity, with the net proceeds credited solely to TCD.

Shares of TCD stock previously issued and outstanding.......      0
Newly issued shares of TCD stock for account of TCD.........     15
                                                                 --
      Total shares of TCD stock issued and outstanding after
        the offering........................................     15
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) would remain unchanged.

    - As a result, the issued and outstanding shares (15) would represent an outstanding interest percentage of about 13%, calculated as follows:

                                       15
                                 --------------

                                    15 + 100

    The retained interest percentage would accordingly be about 87%.

    - In this case, in the event of any dividend or other distribution paid on the outstanding shares of TCD stock (other than a dividend or other distribution payable in shares of TCD stock), NYT would be credited, and TCD would be charged, with an amount equal to 667% (representing the ratio of the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) to the total number of shares of TCD stock issued and outstanding following the offering (15)) of the aggregate amount of such dividend or distribution.

ADDITIONAL OFFERINGS OF TCD STOCK

    The following illustrations reflect an assumed issuance of an additional 15 shares of TCD stock after the assumed initial issuance of 15 shares attributed to TCD as in increase in its equity.

  ADDITIONAL OFFERING FOR ACCOUNT OF NYT

    Assume the issuance is attributed to NYT in respect of NYT's retained interest in TCD, with the net proceeds credited solely to NYT.

Shares of TCD stock previously issued and outstanding.......     15
Newly issued shares of TCD stock for account of NYT.........     15
                                                                 --
      Total shares issued and outstanding after additional
        offering............................................     30
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would decrease by the number of shares of TCD stock issued for the account of NYT.

Number of shares of TCD stock issuable with respect to NYT's retained interest in TCD prior to the additional
  offering..................................................    100
Newly issued shares of TCD stock for account of NYT.........     15
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after the additional
      offering..............................................     85
                                                                ===

    - As a result, the total issued and outstanding shares of TCD stock
      (30) would in the aggregate represent an outstanding interest percentage of about 26%, calculated as follows:

                                       30
                                 --------------

                                    30 + 85

    The retained interest percentage would accordingly be reduced to about 74%.

    - In this case, in the event of any dividend or other distribution paid on TCD stock (other than a dividend or other distribution payable in shares of TCD stock), NYT would be credited, and TCD would be charged, with an amount equal to 283% (representing the ratio of the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (85) to the total number of shares of TCD stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

  ADDITIONAL OFFERING FOR ACCOUNT OF TCD

    Assume the issuance is attributed to TCD as an increase in its equity, with the net proceeds credited solely to TCD.

Shares of TCD stock previously issued and outstanding.......     15
Newly issued shares of TCD stock for account of TCD.........     15
                                                                 --
      Total shares of TCD stock issued and outstanding after
        additional offering.................................     30
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) would remain unchanged.

    - As a result, the total issued and outstanding shares (30) would in the aggregate represent an outstanding interest percentage of about 23%, calculated as follows:

                                       30
                                 --------------

                                    30 + 100

    The retained interest percentage would accordingly be reduced to about 77%.

    - In this case, in the event of any dividend or other distribution paid on TCD stock (other than a dividend or other distribution payable in shares of TCD stock), NYT would be credited, and TCD would be charged, with an amount equal to 333% (representing the ratio of the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD
      (100) to the total number of shares of TCD stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

OFFERINGS OF CONVERTIBLE SECURITIES

    If we were to issue any securities convertible into or exercisable for shares of TCD stock, the outstanding interest percentage and the retained interest percentage would be unchanged at the time of such issuance. If any shares of TCD stock were subsequently issued upon conversion or exercise of such securities, however, the outstanding interest percentage and the retained interest percentage would be affected as shown above under "Additional Offering for Account of NYT", if such securities were attributed to NYT, or under "Additional Offering for Account of TCD", if such securities were attributed to TCD.

REPURCHASES OF TCD STOCK

    The following illustrations reflect an assumed repurchase by The Times of 5 shares of TCD stock after the assumed initial issuance of 15 shares of TCD stock attributed to TCD as an increase in its equity.

  REPURCHASE FOR THE ACCOUNT OF NYT

    Assume the repurchase is attributed to NYT as an increase in its retained interest in TCD, with the cost charged solely against NYT.

Shares of TCD stock previously issued and outstanding.......     15
Shares of TCD stock repurchased for account of NYT..........      5
                                                                 --
      Total shares of TCD stock issued and outstanding after
        repurchase..........................................     10
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be increased by the number of any shares of TCD stock repurchased for the account of NYT.

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to repurchase..............    100
Number of shares of TCD stock repurchased for the account of
  NYT.......................................................      5
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after repurchase.......    105
                                                                ===

    - As a result, the total issued and outstanding shares (10) would in the aggregate represent an outstanding interest percentage of about 9%, calculated as follows:

                                       10
                                 --------------

                                    10 + 105

    The retained interest percentage would accordingly be increased to about
91%.

  REPURCHASE FOR ACCOUNT OF TCD WITHOUT PARTICIPATION BY NYT

    Assume the repurchase is attributed to TCD, with the cost being charged solely against TCD. Further assume that the board of directors does not determine to transfer assets from TCD to NYT to hold the outstanding interest percentage and retained interest percentage constant.

Shares of TCD stock previously issued and outstanding.......     15
Shares of TCD stock repurchased for account of TCD..........      5
                                                                 --
      Total shares of TCD stock issued and outstanding after
      repurchase............................................     10
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) would remain unchanged.

    - As a result, the total issued and outstanding shares (10) would in the aggregate represent an outstanding interest percentage of about 9%, calculated as follows:

                                       10
                                 --------------

                                    10 + 100

The retained interest percentage would accordingly be increased to about 91%.

  REPURCHASE FOR ACCOUNT OF TCD WITH PARTICIPATION BY NYT

    Assume the repurchase is attributed to TCD, with the cost being charged solely against TCD. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the board of directors determines to transfer cash or other assets from TCD to NYT to hold the outstanding interest percentage and retained interest percentage constant.

Shares of TCD stock previously issued and outstanding.......     15
Shares of TCD stock repurchased for account of TCD..........      5
                                                                 --
      Total shares of TCD stock issued and outstanding after
      repurchase............................................     10
                                                                 ==

    - In order to hold constant the outstanding interest percentage and retained interest percentage, the board of directors could determine that the market value of a share of TCD stock in this context is $20 and transfer from TCD to NYT an amount of cash or other assets equal to 667% (representing the ratio of the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) to the total number of shares of TCD stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of TCD stock ($100), or $667.

    - In that case, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) would decrease by the amount of cash so transferred ($667) divided by the market value per share of TCD stock ($20).

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to transfer................    100
Adjustment in respect of NYT's retained interest to reflect
  transfer to NYT of funds theretofore allocated to TCD.....     33
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after transfer.........     67
                                                                ===

    - As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an outstanding interest percentage of about 13%, calculated as follows:

                                       10
                                 --------------

                                    10 + 67

    The retained interest percentage would accordingly continue to be about 87%.

    - Assuming that the board of directors transferred only half of the $667 amount, or $333.50, from TCD to NYT, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) would decrease by the amount of cash so transferred divided by the Market Value per share of TCD stock ($20).

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to transfer................    100
Adjustment in respect of NYT's retained interest to reflect
  transfer to NYT of cash theretofore allocated to TCD......     17
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after transfer.........     83
                                                                ===

    - In that case, as a result, the total shares issued and outstanding shares
      (10) would in the aggregate represent an outstanding interest percentage of about 11%, calculated as follows:

                                       10
                                 --------------

                                    10 + 83

    The retained interest percentage would accordingly be increased to about
89%.

TCD STOCK DIVIDENDS

    The following illustrations reflect assumed dividends of TCD stock on outstanding shares of NYT stock and outstanding shares of TCD stock, respectively, after the assumed initial issuance of 15 shares of TCD stock attributable to TCD as an increase in its equity.

  TCD STOCK DIVIDEND ON NYT STOCK

    Assume 1,000 shares of NYT stock are outstanding and The Times declares a dividend of 1/20 of a share of TCD stock on each outstanding share of NYT stock (payable equally on the Class A and Class B).

Shares of TCD stock previously issued and outstanding.......     15
Newly issued shares of TCD stock for account of NYT.........     50
                                                                 --
      Total shares of TCD stock issued and outstanding after
      dividend..............................................     65
                                                                 ==

    - Any dividend of shares of TCD stock to the holders of shares of NYT stock would be treated as a reduction in the number of shares of TCD Stock issuable with respect to NYT's retained interest in TCD.

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to dividend................    100
Number of shares of TCD stock distributed on outstanding
  shares of NYT stock for account of NYT....................     50
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after dividend.........     50
                                                                ===

    - As a result, the total issued and outstanding shares (65) would in the aggregate represent an outstanding interest percentage of about 57%, calculated as follows:

                                       65
                                 --------------

                                    65 + 50

    The retained interest percentage would accordingly be reduced to about 43%. Note, however, that after the dividend, the holders of shares of NYT stock would also hold 50 shares of TCD stock, which would be intended to represent about 43% interest in the value attributable to TCD.

  TCD STOCK DIVIDEND ON TCD STOCK

    Assume The Times declares a dividend of 1/5 of a share of TCD stock on each outstanding share of TCD stock.

Shares of TCD stock previously issued and outstanding.......     15
Newly issued shares of TCD stock for account of TCD.........      3
                                                                 --
      Total shares of TCD stock issued and outstanding after
      dividend..............................................     18
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would reflect the stock dividend payable in shares of TCD stock to holders of shares of TCD stock. That is, the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be increased by a number equal to 667% (representing the ratio of the number of shares of TCD stock issuable with respect to NYT's retained interest in TCD (100) to the number of shares of TCD stock issued and outstanding
      (15), in each case
      immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 20.

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to dividend................    100
Adjustment in respect of NYT's retained interest to reflect
  shares distributed on outstanding shares of TCD stock.....     20
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after dividend.........    120
                                                                ===

    - As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an outstanding interest percentage of about 13%, calculated as follows:

                                       18
                                 --------------

                                    18+ 120

The retained interest percentage would accordingly continue to be about 87%.

CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN NYT AND TCD

  CAPITAL CONTRIBUTION OF CASH OR OTHER ASSETS FROM NYT TO TCD

    The following illustration reflects the assumed contribution by NYT to TCD, after the assumed initial issuance of 15 shares of TCD stock attributable to TCD as an increase in its equity, of $40 of assets allocated to NYT at a time when the market value of the TCD stock is $20 per share.

Shares of TCD stock previously issued and outstanding.......     15
Newly issued shares of TCD stock............................      0
                                                                 --
      Total shares of TCD stock issued and outstanding after
      contribution..........................................     15
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be increased to reflect the contribution to TCD of assets theretofore allocated to NYT by a number equal to the value of the assets contributed ($40) divided by the market value of TCD stock at that time ($20), or 2 shares.

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to contribution............    100
Increase to reflect contribution to TCD of assets allocated
  to NYT....................................................      2
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after contribution.....    102
                                                                ===

    - As a result, the total issued and outstanding shares (15) would in the aggregate represent an outstanding interest percentage of a little less than 13%, calculated as follows:

                                       15
                                 --------------

                                    15 + 102

    The retained interest percentage would accordingly be increased to a little more than 87%.

  RETURN OF CAPITAL TRANSFER OF CASH OR OTHER ASSETS FROM TCD TO NYT

    The following illustration reflects the assumed transfer by TCD to NYT, after the assumed initial issuance of 15 shares of TCD stock attributable to TCD as an increase in its equity, of $40 of assets allocated to TCD on a date on which the market value of TCD stock is $20 per share.

Shares of TCD stock previously issued and outstanding.......     15
Newly issued shares of TCD stock............................      0
                                                                 --
      Total shares of TCD stock issued and outstanding after
      contribution..........................................     15
                                                                 ==

    - The number of shares of TCD stock issuable with respect to NYT's retained interest in TCD would be decreased to reflect the transfer to NYT of assets theretofore allocated to TCD by a number equal to the value of the assets transferred ($40) divided by the market value of TCD stock at that time ($20), or 2 shares.

Number of shares of TCD stock issuable with respect to NYT's
  retained interest in TCD prior to contribution............    100
Decrease to reflect transfer to NYT of assets allocated to
  TCD.......................................................      2
                                                                ---
      Number of shares of TCD stock issuable with respect to
      NYT's retained interest in TCD after contribution.....     98
                                                                ===

    - As a result, the total issued and outstanding shares (15) would in the aggregate represent an outstanding interest percentage of a little more than 13%, calculated as follows:

                                       15
                                 --------------

                                    15 + 98

    The retained interest percentage would accordingly be decreased to a little less than 87%.

ILLUSTRATION OF VOTING RIGHTS OF HOLDERS OF TCD STOCK

    The following illustrations show how to calculate the voting rights of the TCD stock under various hypothetical scenarios. The illustrations assume
40 shares of TCD stock and 100 shares of Class A stock are issued and outstanding.

  VOTING RIGHTS OF TCD STOCK BASED ONLY ON RELATIVE MARKET VALUES

Assumed average market value of a share of Class A stock
  during the specified 20 trading day period................  $50
Assumed average market value of a share of TCD stock during
  the specified 20 trading day period.......................  $25

    Each share of Class A stock will entitle the holder to cast one vote. Each share of TCD stock will entitle the holder to cast 0.5 votes, calculated as follows:

                                      $25
                                 --------------

                                      $50

    - As a result, the holders of the outstanding shares of Class A stock would be entitled to cast in the aggregate 100 votes (100 shares TIMES 1 vote per share) and the holders of TCD stock would be entitled to cast in the aggregate 20 votes (40 shares TIMES 0.5 votes per share).

    - As a result, the holders of the outstanding shares of Class A stock would in the aggregate possess about 83% of the total voting power of all outstanding shares of Class A stock and TCD stock, calculated as follows:

                                      100
                                 --------------

                                      120

    - As a result, the holders of the outstanding shares of TCD stock would in the aggregate possess about 17% of the total voting power of all outstanding shares of Class A stock and TCD stock, calculated as follows:

                                       20
                                 --------------

                                      120

Assumed average market value of a share of Class A stock
  during the specified 20 trading day period................  $50
Assumed average market value of a share of TCD stock during
  the specified 20 trading day period.......................  $75

    Each share of Class A stock will entitle the holder to cast one vote. Each share of TCD stock will entitle the holder to cast 1.5 votes, calculated as follows:

                                      $75
                                 --------------

                                      $50

    - As a result, the holders of the outstanding shares of Class A stock would be entitled to cast in the aggregate 100 votes (100 shares TIMES 1 vote per share) and the holders of TCD stock would be entitled to cast in the aggregate 60 votes (40 shares TIMES 1.5 vote per share).

    - As a result, the holders of the outstanding shares of Class A stock would in the aggregate possess about 63% of the total voting power of all outstanding shares of Class A stock and TCD stock, calculated as follows:

                                      100
                                 --------------

                                      160

    - As a result, the holders of the outstanding shares of TCD stock would in the aggregate possess about 37% of the total voting power of all outstanding shares of Class A stock and TCD stock, calculated as follows:

                                       60
                                 --------------

                                      160

VOTING RIGHTS OF TCD STOCK CAPPED AT 40% OF TOTAL VOTES

Assumed average market value of a share of Class A stock
  during the specified 20 trading day period................  $ 50
Assumed average market value of a share of TCD stock during
  the specified 20 trading day period.......................  $100

    Each share of Class A stock will entitle the holder to cast one vote. Based on the relative average market value alone, each share of TCD stock would entitle the holder to cast two votes, calculated as follows:

                                      $100
                                 --------------

                                      $50

    However, because the holders of TCD stock may not possess in excess of 40% of the total voting power of all outstanding shares of Class A stock and TCD stock, the vote of each share of TCD stock is reduced such that all outstanding shares of TCD stock represent 40% of the total voting power of all outstanding shares of Class A stock and TCD stock.

    - As a result, the holders of the outstanding shares of Class A stock and TCD stock would together be entitled to cast in the aggregate 167 votes, which is calculated by dividing the aggregate number of votes that the holders of the Class A stock are entitled to cast (100) by the aggregate voting power of the Class A stock (60%).

    - As a result, each share of TCD stock would entitle the holder to cast
      1.675 votes, which is calculated by dividing the aggregate number of votes the holders of the TCD stock are entitled to cast (67) by the number of shares of TCD stock that are outstanding (40), or:

                                       67
                                 --------------

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
YEARS ENDED DECEMBER 27, 1998, DECEMBER 28, 1997, AND
  DECEMBER 29, 1996
Independent Auditors' Report................................     F-2
Combined Statements of Operations...........................     F-3
Combined Balance Sheets.....................................     F-4
Combined Statements of Cash Flows...........................     F-5
Notes to the Combined Financial Statements..................     F-6

NINE MONTHS ENDED SEPTEMBER 26, 1999 AND SEPTEMBER 27, 1998
Condensed Combined Statements of Operations (unaudited).....    F-17
Condensed Combined Balance Sheet (unaudited)................    F-18
Condensed Combined Statements of Cash Flows (unaudited).....    F-19
Notes to the Condensed Combined Financial Statements
  (unaudited)...............................................    F-20

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
AND STOCKHOLDERS OF
THE NEW YORK TIMES COMPANY

    We have audited the accompanying combined balance sheets of Times Company Digital ("TCD") (a division of The New York Times Company as described in
Note 1) as of December 27, 1998 and December 28, 1997, and the related combined statements of operations and cash flows for each of the three years in the period ended December 27, 1998. These combined financial statements are the responsibility of The New York Times Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of TCD at December 27, 1998 and December 28, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 27, 1998 in conformity with generally accepted accounting principles.

    As discussed in Note 1, the combined financial statements of TCD should be read in conjunction with the audited consolidated financial statements of The New York Times Company.

/s/ Deloitte & Touche LLP
New York, New York
January 20, 2000

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED
                                               ------------------------------------------------
                                                DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
(IN THOUSANDS)                                      1998             1997             1996
--------------                                 --------------   --------------   --------------
REVENUE
Advertising..................................     $11,227          $ 6,114          $ 3,559
Other........................................       2,947            4,012            2,512
                                                  -------          -------          -------
Total........................................      14,174           10,126            6,071
                                                  -------          -------          -------
COSTS AND EXPENSES
Content and development......................       9,775            7,859            5,313
Sales and marketing..........................       8,232            3,466            2,119
General and administrative...................      12,554            5,411            3,869
Depreciation and amortization................       1,197              472              378
                                                  -------          -------          -------
Total........................................      31,758           17,208           11,679
                                                  -------          -------          -------
OPERATING LOSS...............................     (17,584)          (7,082)          (5,608)
Interest expense, net........................          --               --               --
                                                  -------          -------          -------
Loss before income taxes.....................     (17,584)          (7,082)          (5,608)
Income tax benefit...........................       8,177            3,321            2,602
                                                  -------          -------          -------
NET LOSS.....................................     $(9,407)         $(3,761)         $(3,006)
                                                  =======          =======          =======

                See Notes to the Combined Financial Statements.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                            COMBINED BALANCE SHEETS

                                                               DECEMBER 27,     DECEMBER 28,
(IN THOUSANDS)                                                     1998             1997
--------------                                                --------------   --------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents...................................      $   41           $   39
Accounts receivable (net of allowances: 1998--$29; and
  1997--$19)................................................         852              921
Deferred income taxes.......................................       1,419              264
Other current assets........................................         480              522
                                                                  ------           ------
Total current assets........................................       2,792            1,746
                                                                  ------           ------
PROPERTY AND EQUIPMENT, NET.................................       2,673            1,562
                                                                  ------           ------
MISCELLANEOUS ASSETS........................................         453              568
                                                                  ------           ------
Total.......................................................      $5,918           $3,876
                                                                  ======           ======
LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES
Accounts payable............................................      $1,111           $  640
Accrued expenses............................................       3,263            1,692
Deferred income.............................................         297              378
                                                                  ------           ------
Total current liabilities...................................       4,671            2,710
                                                                  ------           ------
COMMITMENTS AND CONTINGENCIES

DIVISIONAL EQUITY--Due to NYT...............................       1,247            1,166
                                                                  ------           ------
Total.......................................................      $5,918           $3,876
                                                                  ======           ======

                See Notes to the Combined Financial Statements.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED
                                               ------------------------------------------------
                                                DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
(IN THOUSANDS)                                      1998             1997             1996
--------------                                 --------------   --------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.....................................     $(9,407)         $(3,761)         $(3,006)
Adjustments to reconcile net loss to net cash
  used in operating activities
  Depreciation and amortization..............       1,197              472              378
  Deferred income taxes......................      (1,155)            (184)            (110)
  Changes in operating assets and liabilities
    Accounts receivable--net.................          69             (408)            (508)
    Other current assets.....................          42             (483)              (1)
    Accounts payable.........................         471              119               10
    Accrued expenses.........................       1,571             (326)           1,128
    Other--net...............................         522              (57)             (31)
                                                  -------          -------          -------
Net cash used in operating activities........      (6,690)          (4,628)          (2,140)
                                                  -------          -------          -------
CASH FLOWS USED IN INVESTING
ACTIVITIES--Additions to property and
  equipment..................................      (2,796)            (930)            (441)
                                                  -------          -------          -------
CASH PROVIDED BY FINANCING
ACTIVITIES--Funding from NYT.................       9,488            4,527            3,352
                                                  -------          -------          -------
Net increase (decrease) in cash and cash
  equivalents................................           2           (1,031)             771
Cash and cash equivalents at the beginning of
  the year...................................          39            1,070              299
                                                  -------          -------          -------
Cash and cash equivalents at the end of the
  year.......................................     $    41          $    39          $ 1,070
                                                  =======          =======          =======

                See Notes to the Combined Financial Statements.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    On January 20, 2000, the Board of Directors of The New York Times Company ("The Times") authorized, subject to stockholder approval, the issuance of a new class of stock, Class C common stock of The Times. The Class C common stock of The Times is intended to reflect the separate performance of Times Company Digital, which is the Internet business division of The Times ("TCD"). The Times's other businesses and its retained interest in TCD are referred to as "NYT". The Class C common stock of The Times is referred to as "TCD stock".

    TCD's operations have been wholly-owned by The Times since their inception. From 1995 until the creation of TCD in July 1999, each of TCD's websites was accounted for separately but managed as part of the related print publication. TCD's operations include THE NEW YORK TIMES ON THE WEB (nytimes.com), NYToday.com, boston.com and WineToday.com. TCD also has rights and obligations under various agreements such as the license agreement concerning NYT's trademarks and content (see Note 3). TCD will also include such other related assets and liabilities of The Times as the capital stock committee of the Board of Directors of The Times may deem appropriate in the future.

    The provision of services and other matters, such as licensing of NYT's trademarks and content, tax sharing and cash management policies between TCD and NYT will be governed by inter-group agreements and policies, which are described in Note 3, Related Party Transactions. These agreements were not in place prior to January 1, 2000. Nevertheless, in order to prepare financial statements that include charges and benefits of the types provided for under these agreements, the financial statements for all previous periods herein reflect charges and benefits that would have applied if these inter-group agreements had been in effect during the periods presented.

    The combined financial statements of TCD provide financial information regarding the underlying businesses of TCD. Even though The Times has allocated certain assets, liabilities, revenue, expenses and cash flows to TCD, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of creditors. Holders of TCD stock will be common stockholders of The Times and will be subject to all the risks associated with an investment in The Times and all its businesses, assets and liabilities. Material financial events which may occur at The Times may affect TCD's results of operations or financial position. Accordingly, TCD's combined financial statements should be read in conjunction with The Times's consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The combined financial statements include all the accounts of TCD. All significant intra-divisional transactions have been eliminated in combination.

FISCAL YEAR

    TCD's fiscal year ends on the last Sunday in December. Fiscal years in the three year period ended December 27, 1998, each contain 52 weeks.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

    TCD considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciation is computed by the straight-line method over estimated service lives of the assets ranging from three to ten years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter.

REVENUE RECOGNITION

Advertising Revenue

    TCD's revenue is derived principally from the sale of advertising. Advertising revenue, net of agency commissions, is recognized in the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. TCD's obligations with respect to advertising typically include a minimum number of "impressions", or the number of times that an advertisement appears in pages viewed by users of TCD's websites. Amounts received in advance of providing advertisements are deferred until such time as these advertisements are displayed on the Internet site.

    Sponsorship revenue is derived principally from contracts in which TCD commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. The pricing of sponsorship revenue is not based on the number of impressions, but rather the premium placement on a particular area of a website for a specified contract period ranging from three to 24 months. TCD recognizes sponsorship revenue as earned, generally over the contract period, provided that no significant obligations remain outstanding. To the extent that committed obligations are not met, TCD defers recognition of the corresponding revenue until the obligations are met.

    Revenue from barter transactions is recognized during the period in which the advertisements are displayed. Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the advertisements given. For each of the periods covered by these financial statements, barter revenue was less than 1% of revenue.

Other Revenue

    Revenue from subscription based fees and services is recognized evenly over the term of the contract. Revenue from international subscriptions ceased in July 1998.

    Certain of TCD's agreements provide that it receives commissions from e-commerce transactions. Some of these agreements provide for TCD to receive minimum guaranteed revenue. Revenue is recognized by TCD when notification from the merchant is received that the transaction is complete or ratably over the contract period in cases where the minimum guaranteed revenue will exceed earned revenue.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    TCD has also earned revenue from the licensing of the content of its websites. Licensing revenue is recognized ratably over the life of the license agreement.

INCOME TAXES

    TCD is included in The Times's consolidated federal, state and local income tax returns. TCD is allocated its share of The Times's consolidated income tax assets and liabilities based on the allocation method described in Note 3, Related Party Transactions. Deferred income tax assets and liabilities are measured based on the difference between the financial accounting and tax bases of assets and liabilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying amounts of TCD's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value because of their short-term nature.

    In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, TCD believes that it is not practicable to estimate the current fair value of the balance in Due to NYT because of the related party nature of the transactions.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

COMPREHENSIVE INCOME

    Effective January 1, 1998, TCD adopted the provisions of the SFAS No. 130, Reporting Comprehensive Income. Comprehensive income includes all changes in equity (net assets) during a period from non-owner sources. To date, TCD has not had any transactions, other than net loss, that are required to be reported in comprehensive income.

CERTAIN RISKS AND CONCENTRATIONS

    TCD operates in an industry which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. Any failure by TCD to anticipate or to respond adequately to technological changes in its industry, changes in customer requirements or changes in regulatory requirements or industry standards, could have a material adverse affect on TCD's business and operating results.

    For the year ended December 27, 1998, 5% of TCD's revenue was derived from non-U.S. sources, compared to 12% for the year ended December 28, 1997, and 1% for the year ended December 29, 1996. This revenue consisted of international subscription fees. TCD ceased charging these fees in July 1998.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    TCD performs ongoing credit evaluations of its customers and generally does not require collateral, although TCD does provide for potential credit losses.

    The loss of a particular customer could materially affect its operating results and financial condition. Two customers represented approximately 18% of TCD's revenue in the year ended December 27, 1998, compared to 29% for the year ended December 28, 1997, and 43% for the year ended December 29, 1996. Beginnning in February 1999, TCD no longer receives revenue from one of these customers, which had represented 9% of total revenue in the year ended
December 27, 1998, 23% of total revenue in the year ended December 28, 1997, and 38% of total revenue in the year ended December 29, 1996.

BUSINESS SEGMENTS

    In 1998 TCD adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 requires the reporting of financial and descriptive information about a company's reportable operating segments. The statement requires reporting segment profit or loss, certain specific revenue and expense items, and segment assets. In addition, SFAS 131 requires that companies report information about revenue derived from its products or services. TCD operates in a single business segment and, as such, the adoption of SFAS 131 did not impact its combined financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1998 the AICPA issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that companies expense start-up costs and organization costs as they are incurred. The SOP is effective for financial statements for fiscal years beginning after December 15, 1998. TCD's accounting practices are currently in compliance with SOP 98-5.

3. RELATED PARTY TRANSACTIONS

    TCD's combined financial statements reflect the application of certain cash management and allocation policies as well as other related party transactions summarized below. The capital stock committee may rescind, modify or add to any of these policies. Management believes that these allocations were made on a reasonable basis. The allocations are not necessarily indicative of the level of expenses that might have been incurred if TCD had contracted directly with third parties. However, management believes that the level of expenses would not have been materially different if such services had been provided by third parties.

ADVERTISING

    TCD has advertised its Internet sites in various publications of NYT and has also provided advertising to certain publications of NYT. Prior to January 2000, it was not the policy of NYT and TCD to charge one another for these advertisements.

    Furthermore, TCD was allocated revenue from NYT for displaying classified advertising from certain NYT publications on its Internet sites. The amount of revenue allocated was based upon a fixed percentage of NYT's classified advertising revenue. TCD was allocated revenue of $2,136,000

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)

for the year ended December 27, 1998, $1,672,000 for the year ended
December 28, 1997, and $1,368,000 for the year ended December 29, 1996, related to these classified advertisements. This revenue is recorded as part of advertising revenue in the combined statements of operations.

LICENSE FEE

    NYT charges TCD an annual license fee, under a license agreement expiring December 31, 2009, for the Internet use of the trademarks and copyrights owned by NYT properties, including THE NEW YORK TIMES, THE BOSTON GLOBE and GOLF DIGEST. During the term of the agreement, TCD may under certain circumstances extend the coverage of the license agreement to other available NYT properties. Under this agreement, NYT charges TCD an annual license fee equal to the greater of $5,000,000 or the sum of: 10% of the first $100,000,000 of TCD's revenue; 8% of the next $50,000,000 of TCD's revenue; 6% of the next $50,000,000 of TCD's revenue and 5% of TCD's revenue above $200,000,000.

    The license agreement between TCD and NYT was not in place prior to January 1, 2000. However, in order to prepare financial statements that include charges of the type provided for under this agreement, a license fee, which was calculated at 10% of revenue, with no $5,000,000 minimum, has been included in the accompanying combined statement of operations within content and development expenses ($1,417,000 for the year ended December 27, 1998, $1,013,000 for the year ended December 28, 1997, and $607,000 for the year ended December 29,
1996).

ALLOCATED CORPORATE EXPENSES

    NYT allocates the cost of certain corporate general and administrative services (including legal, treasury and accounting expenses) and shared processing services. The allocation of corporate costs are based primarily upon TCD's revenue relative to NYT's revenue. Shared processing costs are based on NYT's estimate of expenses related to the services provided to TCD. These allocation methodologies are consistent with those applied to the business units of NYT. The services agreement between TCD and NYT was not in place prior to January 1, 2000. However, in order to prepare financial statements that include charges of the type provided for under this agreement, the expenses for such services performed have been included in the accompanying combined statements of operations within general and administrative expenses based upon the allocation methods described above.

    The allocation of expenses to TCD were as follows:

                                                                 YEARS ENDED
                                               ------------------------------------------------
                                                DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
(IN THOUSANDS)                                      1998             1997             1996
--------------                                 --------------   --------------   --------------
Corporate general and administrative
  services...................................      $  456           $  301            $272
Shared processing services...................       1,020              702             429
                                                   ------           ------            ----
Total........................................      $1,476           $1,033            $701
                                                   ======           ======            ====

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)

INTEREST

    Beginning in July 1999, NYT will allocate interest income/expense to TCD. This will be calculated on the average accumulated amount transferred to/from NYT at an interest rate equivalent to The Times's applicable short-term interest rate. Had interest been allocated, TCD would have recorded interest expense of $869,000 for the year ended December 27, 1998, $506,000 for the year ended December 28, 1997 and $279,000 for the year ended December 29, 1996.

TAXES

    Federal and state income taxes, which are determined by The Times on a consolidated basis in accordance with applicable law, are allocated to TCD and reflected in its combined financial statements in accordance with the terms of a tax sharing agreement between TCD and The Times. In general, this agreement provides that the consolidated tax provision and related tax payments or refunds are allocated between TCD and NYT based principally upon the financial income, taxable income, credits and other amounts directly related to TCD and NYT. As a result, the allocated TCD amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if TCD had filed separate tax returns (see Note 6). The tax sharing agreement between TCD and The Times was not in place prior to January 1, 2000. However, in order to prepare financial statements that include allocations of tax benefits/expenses and assets/liabilities between TCD and NYT, the financial statements for all periods herein reflect charges and benefits that would have applied if the tax sharing agreement had been in effect during the periods presented.

TREASURY ACTIVITIES

    Payment of trade payables, payroll, certain employee benefits, and other disbursements are processed through cash concentration accounts maintained by NYT. Subsequent to the collection of trade receivables by TCD, all cash is transferred to NYT.

    All cash transferred from TCD to NYT, as well as all cash advanced by NYT to TCD, and all cash payments and receipts under the license agreement, the services agreement and the tax sharing agreement, are recorded as part of Due to NYT in the combined balance sheets.

    The activity in Divisional Equity--Due to NYT for the years ended December 27, 1998, December 28, 1997, and December 29, 1996 is as follows:

                                                DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
(IN THOUSANDS)                                      1998             1997             1996
--------------                                 --------------   --------------   --------------
Balance, beginning of year...................      $1,166          $   400          $    54
Net loss.....................................      (9,407)          (3,761)          (3,006)
Transfers from NYT...........................       9,488            4,527            3,352
                                                   ------          -------          -------
Balance, end of year.........................      $1,247          $ 1,166          $   400
                                                   ======          =======          =======

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. RELATED PARTY TRANSACTIONS (CONTINUED)

    Furthermore, NYT maintains the billing, cash collections and collection efforts for certain of TCD's Internet sites. As the accounts receivables are recorded as part of NYT's accounts receivables, TCD has reflected those accounts receivable as part of Due to NYT.

    TCD's accumulated losses included in Divisional Equity--Due to NYT were $19,589,000 at December 27, 1998, and $10,182,000 at December 28, 1997.

4. PROPERTY AND EQUIPMENT

    Property and equipment is comprised of the following:

                                                               DECEMBER 27,     DECEMBER 28,
(IN THOUSANDS)                                                     1998             1997
--------------                                                --------------   --------------
Leasehold improvements......................................      $1,567           $  333
Furniture, fixtures and computer equipment..................       3,141            1,931
Construction in progress....................................         414              141
Less accumulated depreciation and amortization..............      (2,449)            (843)
                                                                  ------           ------
Property and equipment--net.................................      $2,673           $1,562
                                                                  ======           ======

5. ACCRUED EXPENSES

    Accrued expenses is comprised of the following:

                                                               DECEMBER 27,     DECEMBER 28,
(IN THOUSANDS)                                                     1998             1997
--------------                                                --------------   --------------
Payroll benefits and related costs..........................      $  395           $  310
Accrued bonuses.............................................         801              640
Office relocation liabilities...............................         802               --
Other accrued liabilities...................................       1,265              742
                                                                  ------           ------
Total.......................................................      $3,263           $1,692
                                                                  ======           ======

6. INCOME TAXES

    Benefit for income taxes and related assets and liabilities attributed to TCD are determined in accordance with the terms of a tax sharing agreement between TCD and The Times (see Note 3). In general, this agreement provides that the consolidated tax provision and related tax payments or refunds are allocated between TCD and NYT based principally upon the financial income, taxable income, credits and other amounts directly related to TCD and NYT. Tax benefits that can be utilized by The Times on a consolidated basis are allocated to TCD.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (CONTINUED)

    The components of the benefit for income taxes are as follows:

                                                DECEMBER 27,     DECEMBER 28,     DECEMBER 29,
(IN THOUSANDS)                                      1998             1997             1996
--------------                                 --------------   --------------   --------------
Current tax benefit
  Federal....................................      $4,346           $1,914           $1,553
  State, local, foreign......................       2,676            1,223              939
                                                   ------           ------           ------
Total current benefit........................       7,022            3,137            2,492
                                                   ------           ------           ------
Deferred tax benefit
  Federal....................................         718              111               68
  State, local, foreign......................         437               73               42
                                                   ------           ------           ------
Total deferred benefit.......................       1,155              184              110
                                                   ------           ------           ------
Income tax benefit...........................      $8,177           $3,321           $2,602
                                                   ======           ======           ======

    Reconciliation of the U.S. federal statutory tax rate to TCD's effective tax rate on loss before income taxes is as follows:

                                                 DECEMBER 27,          DECEMBER 28,          DECEMBER 29,
                                                     1998                  1997                  1996
                                              -------------------   -------------------   -------------------
                                                           % OF                  % OF                  % OF
(DOLLARS IN THOUSANDS)                         AMOUNT     PRETAX     AMOUNT     PRETAX     AMOUNT     PRETAX
----------------------                        --------   --------   --------   --------   --------   --------
Benefit for income taxes at federal
  statutory rate............................   $6,154      35.0%     $2,479      35.0%     $1,963      35.0%
Benefit for state and local taxes--net......    2,023      11.5%        842      11.9%        639      11.4%
                                               ------      ----      ------      ----      ------      ----
Income tax benefit at the effective rate....   $8,177      46.5%     $3,321      46.9%     $2,602      46.4%
                                               ======      ====      ======      ====      ======      ====

    The following is a summary of the components of the deferred tax accounts at December 27, 1998, and December 28, 1997.

                                                               DECEMBER 27,     DECEMBER 28,
(IN THOUSANDS)                                                     1998             1997
--------------                                                --------------   --------------
Deferred tax assets
  Property and equipment....................................      $1,034            $224
  Deferred compensation.....................................         190              --
  Accounts receivable allowances............................          32              40
Other.......................................................         163              --
                                                                  ------            ----
Total deferred tax assets...................................       1,419             264
Valuation allowance.........................................          --              --
                                                                  ------            ----
Net deferred tax assets.....................................      $1,419            $264
                                                                  ======            ====

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. EMPLOYEE BENEFIT PLANS

PENSION AND EMPLOYEE SAVINGS PLAN

    Certain employees of TCD are eligible for participation in The Times's noncontributory defined benefits plan. TCD's pension cost was allocated to TCD through the Due to NYT account. The allocated cost was negligible for all periods presented.

    Beginning in July 1999, new employees of TCD are not eligible to participate in the pension plan of The Times. All prior employees of TCD or those transferred from NYT will earn benefits through December 31, 1999. All employees of TCD will be eligible to participate in a separate 401(k) plan of TCD.

    NYT also contributed to a multi-employer pension plan on behalf of TCD, for which no benefit information for each contributing employee is available. The cost of this plan was approximately $152,000 in 1998, $16,000 in 1997 and none in 1996.

8. COMMITMENTS AND CONTINGENT LIABILITIES

OPERATING LEASES

    Lease commitments are primarily for office space and equipment. Certain office space leases provide for rent adjustments relating to changes in real estate taxes and other operating expenses.

    Rental expense amounted to $1,349,000 in 1998, $564,000 in 1997 and $284,000
in 1996. The approximate minimum rental commitments under noncancelable leases at December 27, 1998, were as follows: 1999, $1,006,000; 2000, $605,000; 2001,
$405,000; 2002, $405,000; 2003, $270,000 and none thereafter.

EMPLOYMENT AGREEMENTS

    TCD has employment agreements with two of its officers. The agreements provide for minimum aggregate payments of approximately $693,000, $450,000 and $369,000 during 2000, 2001 and 2002. One agreement also provides for incentive payments upon meeting certain performance targets. One agreement expires on November 30, 2000 and the other agreement expires on September 1, 2002.

LEGAL PROCEEDINGS

    There are no legal proceedings to which The Times is a party pertaining to the business and operations of TCD, other than ordinary routine litigation that is incidental to the business of TCD and is not material to the business or financial statements of The Times or TCD.

9. SUBSEQUENT EVENTS

ACQUISITION OF ABUZZ TECHNOLOGIES, INC.

    On July 22, 1999, a subsidiary of The Times ("Acquisition Subsidiary") acquired all of the stock of Abuzz Technologies, Inc. in exchange for approximately $25,000,000 of Acquisition Subsidiary's common stock and $5,000,000 in cash. The acquisition has been accounted for using the purchase method of accounting. The purchase price of $30,052,000, including acquisition costs, has been

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. SUBSEQUENT EVENTS (CONTINUED)

allocated to the fair market value of the net assets acquired, including other intangibles, consisting of patents, trademarks, trade names, and an assembled work force, which are being amortized over five years, and goodwill which is being amortized over five years. After the acquisition, The Times owned 95.5% and the former stockholders of Abuzz Technologies owned 4.5% of Acquisition Subsidiary.

    Upon completion of the issuance of TCD Stock to the public, the former stockholders of Abuzz Technologies, Inc. may exchange any or all of their Acquisition Subsidiary shares for TCD stock at an exchange rate described in Acquisition Subsidiary's stockholders" agreement.

ISSUANCE OF STOCK OPTIONS

    In 1999, Acquisition Subsidiary adopted a stock option plan (the "plan") that provides for the grant of options in Acquisition Subsidiary's common stock to employees of and service providers to Acquisition Subsidiary and its affiliates. Acquisition Subsidiary has reserved 15,000,000 shares of its common stock for issuance under the plan. With certain exceptions, such options generally vest over four years as follows: 25% on the first anniversary of the grant date and 12.5% every six months thereafter.

    During 1999, Acquisition Subsidiary granted options to employees as follows:
September through November 1999: options for 5,512,000 shares at an exercise price of $5.86; December 1999: options for 2,677,000 shares at an exercise price range of $5.86 to $7.03 and; January 2000: options for 148,000 shares at an exercise price of $7.03. The option price was equal to the fair market value at the date of the grant, except for options to purchase 2,550,000 shares granted in December 1999.

    Furthermore, in connection with the acquisition of Abuzz Technologies, Inc. in July 1999, the holders of unvested options to acquire shares of Abuzz Technologies, Inc. ("Abuzz Options") received options to acquire 380,000 shares of Acquisition Subsidiary's common stock (the "Abuzz Rollover Options") with the same terms and conditions as the Abuzz Options. The average exercise price of these options is $0.19. These options vest ratably over a two year period.

    TCD applies Accounting Principles Board Opinion No. 25, Accounting for Stock Options, therefore no compensation expense is recorded when the exercise price equals the deemed fair market value at the date of grant for options issued to its employees. Accordingly, in 1999, TCD will record deferred compensation expense of $4,733,000 for 2,550,000 options issued in December 1999 and the Abuzz Rollover Options for the difference between the exercise price and the fair market value at the date of grant. TCD expects to recognize future noncash compensation for accounting purposes as follows: 1999--$1,854,000; 2000--$2,295,000; 2001--$473,000 and 2002--$111,000, as the options vest over their respective vesting periods.

    Upon completion of the issuance of TCD stock, each option for shares of Acquisition Subsidiary's common stock will automatically be converted into an option to purchase shares of TCD stock at an exchange ratio described in the plan or the individual option agreements.

LAUNCH OF GOLFDIGEST.COM

    In January 1999, TCD introduced a new Internet operation, GolfDigest.com. TCD intends to launch the related Internet site in February 2000.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

              CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

                     NINE MONTHS ENDED SEPTEMBER 26, 1999,
                             AND SEPTEMBER 27, 1998

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                             -------------------------------
                                                             SEPTEMBER 26,    SEPTEMBER 27,
(IN THOUSANDS)                                                    1999             1998
--------------                                               --------------   --------------
REVENUE
Advertising................................................     $ 13,754         $  8,916
Other......................................................        1,573            1,443
                                                                --------         --------
Total......................................................       15,327           10,359
                                                                --------         --------
COSTS AND EXPENSES
Content and development....................................       10,315            6,443
Sales and marketing........................................        8,861            4,937
General and administrative.................................       14,170            8,665
Depreciation and amortization..............................        1,922              844
                                                                --------         --------
Total......................................................       35,268           20,889
                                                                --------         --------
OPERATING LOSS.............................................      (19,941)         (10,530)
Interest expense, net......................................          (15)              --
                                                                --------         --------
Loss before income taxes...................................      (19,956)         (10,530)
Income tax benefit.........................................        8,215            4,896
                                                                --------         --------
NET LOSS...................................................     $(11,741)        $ (5,634)
                                                                ========         ========

           See Notes to the Condensed Combined Financial Statements.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                        CONDENSED COMBINED BALANCE SHEET

                                  (UNAUDITED)

                                                              SEPTEMBER 26,
(IN THOUSANDS)                                                     1999
--------------                                                --------------
ASSETS

CURRENT ASSETS
Cash and cash equivalents...................................     $    23
Accounts receivable (net of allowance for doubtful accounts
  and credits of $163)......................................       1,486
Deferred income taxes.......................................       1,419
Other current assets........................................         367
                                                                 -------
Total current assets........................................       3,295
                                                                 -------
PROPERTY AND EQUIPMENT, NET.................................       7,769
                                                                 -------
INTANGIBLE ASSETS ACQUIRED, NET.............................      30,792
                                                                 -------
MISCELLANEOUS ASSETS........................................         104
                                                                 -------
Total.......................................................     $41,960
                                                                 =======
LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES
Accounts payable............................................     $ 4,220
Accrued expenses............................................       3,127
Deferred income.............................................         444
Current portion of capital lease obligations................         934
                                                                 -------
Total current liabilities...................................       8,725
                                                                 -------
OTHER LIABILITIES
Deferred income taxes.......................................       1,600
Capital lease obligations...................................       2,198
                                                                 -------
Total other liabilities.....................................       3,798
                                                                 -------
COMMITMENTS AND CONTINGENCIES

DIVISIONAL EQUITY...........................................      29,437
                                                                 -------
Total.......................................................     $41,960
                                                                 =======

           See Notes to the Condensed Combined Financial Statements.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                             SEPTEMBER 26,    SEPTEMBER 27,
(IN THOUSANDS)                                                    1999             1998
--------------                                               --------------   --------------
CASH FLOWS USED IN OPERATING ACTIVITIES....................     $ (6,632)        $ (4,170)
                                                                --------         --------
CASH FLOWS FROM INVESTING ACTIVITIES
Business acquired, net of cash acquired....................       (4,544)              --
Additions to property and equipment........................       (2,656)          (2,360)
Other......................................................          125               --
                                                                --------         --------
Net cash used in investing activities......................       (7,075)          (2,360)
                                                                --------         --------
CASH FLOWS FROM FINANCING ACTIVITIES
Funding from NYT...........................................       14,126            6,533
Other......................................................         (437)              --
                                                                --------         --------
Net cash provided by financing activities..................       13,689            6,533
                                                                --------         --------
Net (decrease) increase in cash and cash equivalents.......          (18)               3
Cash and cash equivalents at the beginning of the period...           41               39
                                                                --------         --------
Cash and cash equivalents at the end of the period.........     $     23         $     42
                                                                --------         --------
NON CASH INVESTING AND FINANCING TRANSACTIONS
Businesses acquired:
  Fair value of assets acquired............................     $ 32,167               --
  Issuance of Acquisition Subsidiary common stock..........      (25,000)              --
  Liabilities assumed......................................       (2,623)              --
                                                                --------         --------
  Cash paid................................................     $ (4,544)              --
                                                                ========         ========

Capital leases assets and obligations incurred.............     $  2,890               --
                                                                ========         ========

           See Notes to the Condensed Combined Financial Statements.

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

              NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

    On January 20, 2000, the Board of Directors of The New York Times Company ("The Times") authorized, subject to stockholder approval, the issuance of a new class of stock, Class C common stock of The Times. Class C common stock of The Times is intended to reflect the separate performance of Times Company Digital, which is the Internet business division of The Times ("TCD"). The Times's other businesses and its retained interest in TCD are referred to as "NYT". The
Class C common stock of The Times is referred to as "TCD stock".

    TCD's operations, with the exception of Abuzz Technologies, Inc. ("Abuzz Technologies"), which was acquired in July 1999 (see Note 3), have been wholly-owned by The Times since their inception. From 1995 until the creation of TCD in July 1999, each of TCD's websites was accounted for separately but managed as part of the related print publication. TCD's operations include THE NEW YORK TIMES ON THE WEB (nytimes.com), NYToday.com, boston.com, WineToday.com, abuzz.com and GolfDigest.com (beginning January 1999). TCD also has rights and obligations under various agreements such as the license agreement concerning NYT's trademarks and content. TCD would also include such other related assets and liabilities of The Times as the capital stock committee of the Board of Directors of The Times may deem appropriate in the future.

    The provision of services and other matters, such as licensing of NYT's trademarks and content, tax sharing and cash management policies between TCD and NYT will be governed by inter-group agreements and policies. These agreements were not in place prior to January 1, 2000. Nevertheless, in order to prepare financial statements that include charges and benefits of the types provided for under these agreements, the financial statements for all periods herein reflect charges and benefits that would have applied if these inter-group agreements had been in effect during the periods presented.

    The condensed combined financial statements of TCD provide financial information regarding the underlying businesses of TCD. Even though The Times has allocated certain assets, liabilities, revenue, expenses and cash flows to TCD, that allocation will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of creditors. Holders of TCD stock will be common stockholders of The Times and will be subject to all the risks associated with an investment in The Times and all its businesses, assets and liabilities. Material financial events which may occur at The Times may affect TCD's results of operations or financial position. Accordingly, TCD's condensed combined financial statements should be read in conjunction with The Times's consolidated financial statements.

    NYT's management has advised TCD's management that it is NYT's present intention to continue to fund, if needed, the operations and cash flow needs of TCD through fiscal 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

    The financial statements as of and for the nine months ended September 26, 1999, and September 27, 1998, are unaudited, but have been prepared in accordance with generally accepted accounting principles for interim condensed financial statements and the rules of the Securities and

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

        NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Exchange Commission and do not include all disclosures required by generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

INTANGIBLE ASSETS

    Cost in excess of net assets acquired is primarily the excess of cost over the fair market value of tangible net assets acquired. Each quarter TCD evaluates whether there has been a permanent impairment in any of its intangible assets, including goodwill. An impairment in value is deemed to have occurred when the undiscounted future operating cash flows generated by the acquired businesses are not sufficient to recover the carrying values of the intangible assets. If it is deemed that an impairment in value may have occurred, the excess of the purchase price over the net assets acquired and intangible assets will be written down by the extent that the carrying amount of the assets exceed the fair value. The excess costs are being amortized by the straight-line method over five years. Other intangible assets acquired consist of patents, trademarks and an assembled work force, which are being amortized by the straight-line method over five years.

3. ACQUISITION

    On July 22, 1999, pursuant to an agreement and plan of merger, a subsidiary of The Times ("Acquisition Subsidiary") acquired all of the stock of Abuzz Technologies, Inc. The transaction was accounted for as a purchase and accordingly, Abuzz Technologies' operations have been included in TCD's combined financial statements subsequent to the date of acquisition. Under the merger agreement, Acquisition Subsidiary exchanged approximately $5,000,000 in cash (contributed by NYT) and 3,546,000 shares of Acquisition Subsidiary's common stock and vested options for 729,000 shares of common stock for a total purchase price of $30,052,000, including acquisition costs. The purchase price was allocated to the fair market value of the net assets acquired, including other intangible assets of $7,700,000, which consists primarily of patents, tradename and assembled work force which are being amortized over five years, and goodwill of $23,810,000, which is being amortized by the straight-line method over five years. After the acquisition, The Times owned 95.5% and the former stockholders of Abuzz Technologies owned 4.5% of Acquisition Subsidiary.

    Upon completion of the issuance of TCD stock, the former stockholders of Abuzz Technologies may exchange any or all of their Acquisition Subsidiary shares for shares of TCD stock at an exchange ratio described in Acquisition Subsidiary's stockholders' agreement.

    Subsequent to the issuance of TCD stock, The Times may be required to issue additional shares of TCD stock, if Acquisition Subsidiary's Class A-1 common stock is exchangeable into TCD stock with a market value at or below $25,000,000, valued at the time of the first issuance of TCD stock to the public as described in the merger agreement. In the event that The Times has not issued TCD stock to the public by December 31, 2000, the holders of Acquisition Subsidiary's Class A-1 common stock shall have the right to require Acquisition Subsidiary to redeem their

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

        NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

3. ACQUISITION (CONTINUED)

shares for an amount no less than $25,000,000 in the aggregate as described in Acquisition Subsidiary's certificate of incorporation.

    Pro forma operating results for the nine months ended September 26, 1999, had the acquisition occurred on December 28, 1998, are as follows: revenue of $15,526,000 and net loss of $(16,408,000). Pro forma operating results for the nine months ended September 25, 1998, had the acquisition occurred on December 29, 1997, are as follows: revenue of $10,582,000 and net loss of $(10,770,000). The above unaudited pro forma results are not necessarily indicative of the combined results that would have occurred had the acquisition taken place as of the beginning of the periods provided, nor necessarily indicative of results that may be achieved in the future.

4. INCOME TAX

    Reconciliation of the U.S. federal statutory tax rate to TCD's effective tax rate on loss before income taxes are as follows:

                                                 SEPTEMBER 26, 1999        SEPTEMBER 27, 1998
(DOLLARS IN THOUSANDS)                         -----------------------   -----------------------
----------------------                                        % OF                      % OF
                                                AMOUNT       PRETAX       AMOUNT       PRETAX
                                               --------   ------------   --------   ------------
Benefit for income taxes at federal statutory
  rate.......................................   $6,985        35.0%       $3,686       35.0%
Benefit for state and local taxes--net.......    1,516         7.6%        1,210       11.5%
Amortization of nondeductible intangible
  assets acquired............................     (286)       (1.4%)          --          --
                                                ------       ------       ------       -----
Benefit for income taxes at the effective
  rate.......................................   $8,215        41.2%       $4,896       46.5%
                                                ======       ======       ======       =====

5. DIVISIONAL EQUITY

    Prior to July 22, 1999, the equity of TCD was represented by the account Due to NYT, in divisional equity in the condensed combined financial statements. As of September 26, 1999, Acquisition Subsidiary's Common Stock of $.01 par value consisted of the following: Class A-1: 4,500,000 shares authorized; 3,546,000 shares issued and outstanding; Class A-2: 160,500,000 shares authorized; no shares issued and outstanding; and Class B: 110,000,000 shares authorized; 80,725,000 shares issued and outstanding.

    On July 22, 1999, NYT contributed the assets and liabilities of THE NEW YORK TIMES ON THE WEB, NYToday.com, boston.com, WineToday.com and GolfDigest.com and $5,000,000 in cash to Acquisition Subsidiary in exchange for 80,725,000 Class B shares of Acquisition Subsidiary. The net assets contributed by NYT were transferred at NYT's historical carrying value. The number of Acquisition Subsidiary's Class B shares issued to NYT was a result of the allocation of the stockholders' interests between NYT and the former stockholders of Abuzz Technologies determined during the acquisition of Abuzz Technologies (see
Note 3). Accumulated advances in excess of $5,000,000 made by NYT to TCD subsequent to July 1999, may be converted into

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

        NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

5. DIVISIONAL EQUITY (CONTINUED)

Acquisition Subsidiary's Class B shares at the election of NYT at the fair market value per share at the time of conversion.

    The following represents the change in TCD's divisional equity for the period from December 28, 1998, through September 26, 1999:

                                                                       ACQUISITION SUBSIDIARY
                                                    ------------------------------------------------------------     TOTAL
                                                     COMMON       ADDITIONAL         DEFERRED       ACCUMULATED    DIVISIONAL
(DOLLARS IN THOUSANDS)                DUE TO NYT      STOCK     PAID-IN CAPITAL    COMPENSATION       DEFICIT        EQUITY
----------------------                -----------   ---------   ---------------   --------------   -------------   ----------
Balance at December 28, 1998........    $ 1,247       $ --          $    --           $  --           $    --       $ 1,247
Net loss for the period December 28,
  1998, to July 22, 1999............     (6,306)        --               --              --                --        (6,306)
Funding from NYT for the period
  December 28, 1998, to July 22,
  1999..............................     11,527         --               --              --                --        11,527
Transfer of certain net assets of
  NYT in exchange for 80,725,000
  Class B shares of Acquisition
  Subsidiary........................     (6,468)       807            5,661              --                --            --
Funding from NYT for the period
  July 23, 1999, to September 26,
  1999..............................      2,599         --               --              --                --         2,599
Net loss for the period July 23,
  1999, to September 26, 1999.......         --         --               --              --            (5,435)       (5,435)
Issuance of common stock for the
  acquisition of Abuzz Technologies
  3,546,000 shares, Class A-1 shares
  of Acquisition Subsidiary.........         --         43           24,957              --                --        25,000
Issuance of TCD stock options.......         --         --            1,749            (944)               --           805
                                        -------       ----          -------           -----           -------       -------
Balance at September 26, 1999.......    $ 2,599       $850          $32,367           $(944)          $(5,435)      $29,437
                                        =======       ====          =======           =====           =======       =======

6. STOCK OPTIONS

ISSUANCE OF STOCK OPTIONS

    In 1999, Acquisition Subsidiary adopted a stock option plan (the "plan") that provides for the grant of options to purchase shares of Acquisition Subsidiary's common stock to employees of and service providers to Acquisition Subsidiary and its affiliates. Acquisition Subsidiary has reserved 15,000,000 shares of its Class A-2 common stock for issuance under the plan. With certain exceptions, such options generally vest over four years as follows: 25% on the first anniversary of the grant date and 12.5% every six months thereafter. The option price was equal to the fair market value at the date of the grant, except for certain options granted in December 1999 (see Note 7). During the nine months ended September 26, 1999, Acquisition Subsidiary granted 4,711,000 options to employees.

    Furthermore, in connection with the acquisition of Abuzz Technologies in July 1999, the holders of unvested options to acquire shares of Abuzz Technologies received options to acquire 380,000 shares of Acquisition Subsidiary's Class A-2 common stock (the "Abuzz Rollover Options") with the

                             TIMES COMPANY DIGITAL
                   (A DIVISION OF THE NEW YORK TIMES COMPANY)

        NOTES TO THE CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

6. STOCK OPTIONS (CONTINUED)

same terms and conditions. The average exercise price of these options is $0.19. These options vest ratably over a two year period.

    TCD applies Accounting Principles Board Opinion No. 25, Accounting for Stock Options, therefore no compensation expense is recorded when the exercise price equals the deemed fair market value at the date of grant for options issued to its employees. Accordingly, at September 26 1999, TCD recorded deferred compensation expense as it relates to the Abuzz Rollover Options, of $1,749,000 for the difference between the exercise price and the deemed fair value of the underlying shares. Furthermore, this amount has been recorded as a component of divisional equity offset by an addition to paid-in-capital. During the nine month period ended September 26, 1999, TCD has recorded $805,000 of noncash compensation expense related to these options. TCD expects to recognize future noncash compensation related to the Abuzz Rollover Options for accounting purposes as follows: Three months ended December 26, 1999,--$488,000; 2000-- $447,000 and 2001--$9,000 as the options vest over their respective vesting periods.

    At September 26, 1999, there were approximately 5,065,000 outstanding A-2 options with a weighted average option price per share of $5.46. No A-2 options were exercisable at September 26, 1999.

    Upon completion of the issuance of TCD stock, each option for shares of Acquisition Subsidiary Class A-1 and A-2 common stock will automatically convert into an option to purchase shares of TCD stock at an exchange ratio described in Acquisition Subsidiary's plan or in the option agreement.

7. SUBSEQUENT EVENTS

ISSUANCE OF STOCK OPTIONS

    Subsequent to September 26, 1999, Acquisition Subsidiary granted options to its employees as follows: October through November 1999: options for 801,000 shares at an exercise price of $5.86; December 1999: options for 2,677,000 shares at an exercise price range of $5.86 to $7.03; and January 2000: options for 148,000 shares at an exercise price of $7.03.

    Subsequent to September 26, 1999, TCD will record an additional deferred compensation expense of $2,984,000 for 2,550,000 of the options issued in December 1999 for the difference between the exercise price and the deemed fair value of the underlying shares. TCD expects to recognize noncash compensation for accounting purposes related to the December 1999 options as follows: month of December 1999--$561,000; 2000--$1,848,000; 2001--$464,000; and 2002--
$111,000 as the options vest over their respective vesting periods.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

Prospectus Summary...................       3
Risk Factors.........................      12
Special Note Regarding Forward-
  Looking Statements.................      25
Where You Can Find More Information..      25
Use of Proceeds......................      26
Dividend Policy......................      26
Capitalization.......................      27
Dilution.............................      29
Selected Financial Data of TCD.......      30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of TCD...............      32
Business of TCD......................      40
Management of TCD....................      55
Executive Compensation...............      57
Certain Relationships................      60
Tracking Stock Policies and Capital
  Stock Committee....................      62
Description of Capital Stock.........      65
Certain United States Federal Income
  Tax Considerations.................      83
Shares Eligible for Future Sale......      85
Underwriting.........................      87
Experts..............................      89
Validity of TCD Stock................      89
Annex I--Illustration of Certain
  Terms..............................     I-1
Index to Combined Financial
  Statements.........................     F-1

                                            Shares

                                  THE NEW YORK
                                TIMES COMPANY--

                             TIMES COMPANY DIGITAL

                                  Common Stock

                               ------------------

                                     [LOGO]

                               ------------------

                              GOLDMAN, SACHS & CO.
                               J.P. MORGAN & CO.
                               ROBERTSON STEPHENS
                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement.*

                                                               AMOUNT
                                                              --------
Securities and Exchange Commission registration fee.........  $26,400
NASD fees and expenses......................................     *
Legal fees and expenses.....................................     *
Fees and expenses of qualification under state securities
  laws (including legal fees)...............................     *
NYSE listing fees and expenses..............................     *
Accounting fees and expenses................................     *
Printing and engraving fees.................................     *
Registrar and transfer agent's fees.........................     *
Miscellaneous...............................................     *
                                                              -------
      Total.................................................  $  *

------------------------

*   To be included by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The New York Business Corporation Law provides that a corporation has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations in connection with services performed in good faith for the corporation.

    Our by-laws provide that The Times indemnify to the full extent permitted by law any person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such person or such person's testator or intestate is or was a director or officer of The Times, or serves or served at the request of The Times any other enterprise as a director, officer or employee. Our by-laws provide that any judgments, fines, amounts paid in settlement, taxes or penalties and expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by The Times to the full extent permitted by law, except that such person is not entitled to be indemnified by The Times if a judgment or other final adjudication establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

    Our by-laws provide that such right to indemnification is not intended to limit any right to indemnification to which any officer or director would be entitled by law in the absence of such by-law provision, nor shall it be deemed exclusive of any other rights such a person may have under law, any provision of our certificate of incorporation or by-laws, any agreement approved by the board of directors, or a resolution of stockholders or directors.

    We maintain directors' and officers' liability insurance which insures against liabilities that our directors or officers may incur in such capacities.

ITEM 16. EXHIBITS.

         1              --         Form of Underwriting Agreement*
         3              --         Amended and Restated Certificate of Incorporation of The New
                                   York Times Company*
         4              --         Specimen of certificate representing The New York Times
                                   Company--Class C common stock, par value $0.10 per share*
         5              --         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered*
        10.1            --         TCD Stock Option Plan*
        10.2            --         Employment Agreement between The New York Times Company and
                                   Martin Nisenholtz*
        10.3            --         Tax Sharing Agreement between The New York Times Company and
                                   Times Company Digital*
        10.4            --         License Agreement between The New York Times Company and
                                   Times Company Digital*
        10.5            --         Services Agreement between The New York Times Company and
                                   Times Company Digital*
        23.1            --         Consent of Deloitte & Touche LLP+
        23.2            --         Consent of Morgan, Lewis & Bockius LLP (included in the
                                   opinion filed as Exhibit 5)*
        24              --         Powers of Attorney (included on signature page hereof)+
        27              --         Financial Data Schedule*

------------------------

*   to be filed by amendment

+   filed herewith

ITEM 17. UNDERTAKINGS.

    (A) The undersigned hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "ITEM 15, Indemnification of Directors and Officers" above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of January, 2000.

                                                       THE NEW YORK TIMES COMPANY

                                                       By:  /s/ LAURA J. CORWIN
                                                            -----------------------------------------
                                                            Laura J. Corwin
                                                            VICE PRESIDENT AND SECRETARY

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Solomon B. Watson IV, Laura J. Corwin and Rhonda L. Brauer, and each acting alone, his/her and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, whether pre-effective or post-effective, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements thereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                     SIGNATURES                                  TITLE                   DATE
                     ----------                                  -----                   ----
             /s/ ARTHUR SULZBERGER, JR.                Chairman of the Board
     -------------------------------------------         (principal executive      January 28, 2000
               Arthur Sulzberger, Jr.                    officer)

                                                       Senior Vice President and
                 /s/ JOHN M. O'BRIEN                     Chief Financial Officer
     -------------------------------------------         (principal financial      January 28, 2000
                   John M. O'Brien                       officer)

                                                       Vice President and
                 /s/ STUART STOLLER                      Corporate Controller
     -------------------------------------------         (principal accounting     January 28, 2000
                   Stuart Stoller                        officer)

                     SIGNATURES                                  TITLE                   DATE
                     ----------                                  -----                   ----
                /s/ RUSSELL T. LEWIS                   President and Chief
     -------------------------------------------         Executive Officer,        January 28, 2000
                  Russell T. Lewis                       Director

                 /s/ MICHAEL GOLDEN                    Vice Chairman and Senior
     -------------------------------------------         Vice President,           January 28, 2000
                   Michael Golden                        Director

                  /s/ JOHN F. AKERS
     -------------------------------------------       Director                    January 28, 2000
                    John F. Akers

                /s/ BRENDA C. BARNES
     -------------------------------------------       Director                    January 28, 2000
                  Brenda C. Barnes

                  /s/ RAUL E. CESAN
     -------------------------------------------       Director                    January 28, 2000
                    Raul E. Cesan

                 /s/ RICHARD L. GELB
     -------------------------------------------       Director                    January 28, 2000
                   Richard L. Gelb

               /s/ ROBERT A. LAWRENCE
     -------------------------------------------       Director                    January 28, 2000
                 Robert A. Lawrence

                 /s/ ELLEN R. MARRAM
     -------------------------------------------       Director                    January 28, 2000
                   Ellen R. Marram

               /s/ CHARLES H. PRICE II
     -------------------------------------------       Director                    January 28, 2000
                 Charles H. Price II

                /s/ HENRY B. SCHACHT
     -------------------------------------------       Director                    January 28, 2000
                  Henry B. Schacht

                /s/ DONALD M. STEWART
     -------------------------------------------       Director                    January 28, 2000
                  Donald M. Stewart

             /s/ ARTHUR OCHS SULZBERGER
     -------------------------------------------       Director                    January 28, 2000
               Arthur Ochs Sulzberger

              /s/ JUDITH P. SULZBERGER
     -------------------------------------------       Director                    January 28, 2000
                Judith P. Sulzberger

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

BOARD OF DIRECTORS
AND STOCKHOLDERS OF
THE NEW YORK TIMES COMPANY

    We have audited the combined balance sheets of Times Company Digital ("TCD") (a division of The New York Times Company) as of December 27, 1998 and
December 28, 1997, and the related combined statements of operations and cash flows for each of the three years in the period ended December 27, 1998 and have issued our report thereon dated January 20, 2000 (included elsewhere in this Registration Statement). Our audits also included the accompanying combined financial statement schedule of TCD. This combined financial statement schedule is the responsibility of The New York Times Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such combined financial statement schedule, when considered in relation to the basic financial statements of TCD taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York
January 20, 2000

                             TIMES COMPANY DIGITAL

                       VALUATION AND QUALIFYING ACCOUNTS

                  FOR THE THREE YEARS ENDED DECEMBER 27, 1998

(IN THOUSANDS)
------------------------------------------------------------------------------------------------------
                  COLUMN A                     COLUMN B     COLUMN C       COLUMN D        COLUMN E
------------------------------------------------------------------------------------------------------
                                                            ADDITIONS     DEDUCTIONS
                                                           CHARGED TO    FOR PURCHASES
                                              BALANCE AT    COSTS AND      FOR WHICH
                                              BEGINNING    EXPENSES OR     ACCOUNTS       BALANCE AT
                DESCRIPTION                   OF PERIOD      REVENUE      WERE SET UP    END OF PERIOD
--------------------------------------------  ----------   -----------   -------------   -------------
Allowance for doubtful accounts and credits
Year ended December 27, 1998................      19           26             (16)             29
Year ended December 28, 1997................      --           21              (2)             19
Year ended December 29, 1996................      --           --              --              --

                                 EXHIBIT INDEX

         1              --         Form of Underwriting Agreement*
         3              --         Amended and Restated Certificate of Incorporation of The New
                                   York Times Company*
         4              --         Specimen of certificate representing The New York Times
                                   Company--Class C common stock, par value $0.10 per share*
         5              --         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered*
        10.1            --         TCD Stock Option Plan*
        10.2            --         Employment Agreement between The New York Times Company and
                                   Martin Nisenholtz*
        10.3            --         Tax Sharing Agreement between The New York Times Company and
                                   Times Company Digital*
        10.4            --         License Agreement between The New York Times Company and
                                   Times Company Digital*
        10.5            --         Services Agreement between The New York Times Company and
                                   Times Company Digital*
        23.1            --         Consent of Deloitte & Touche LLP+
        23.2            --         Consent of Morgan, Lewis & Bockius LLP (included in the
                                   opinion filed as Exhibit 5)*
        24              --         Powers of Attorney (included on signature page hereof)+
        27              --         Financial Data Schedule*

------------------------

*   to be filed by amendment

+   filed herewith